Exhibit 10.24
ENGLISH TRANSLATION OF CONTRACT AS SIGNED
OCTOBER 8, 2008
SPECIFIC SERVICES CONTRACT FOR DEVELOMENT, PRODUCTION AND
UPGRADING OF CRUDE OIL
IN BLOCK 20, INCLUDING THE PUNGARAYACU OIL FIELD IN THE
ECUADORIAN AMAZON REGION
ENTERED INTO BY AND BETWEEN
EMPRESA ESTATAL DE PETRÓLEOS DEL ECUADOR, PETROECUADOR AND
ITS AFFILIATE EMPRESA ESTATAL DE EXPLORACION Y PRODUCCIÓN DE
PETRÓLEOS DEL ECUADOR, PETROPRODUCCION, AND IVANHOE ENERGY
ECUADOR INC.
UNDETERMINED AMOUNT
CLAUSE 1: PARTIES TO THIS CONTRACT
This Contract is entered into by and between Empresa Estatal de Petróleos del Ecuador, PETROECUADOR and its Affiliate Company Empresa Estatal de Exploración y Producción de Petróleos del Ecuador, PETROPRODUCCION, represented by the Rear-Admiral Luis Aurelio Jaramillo Arias and Captain Camilo Delgado in their capacity as Executive President and Vice-President, respectively, who have been duly authorized by the Contracting Committee of PETROPRODUCCION, as appears in the documents attached hereto, hereinafter referred to as PETROECUADOR and PETROPRODUCCION, on the one hand, and on the other, IVANHOE ENERGY ECUADOR INC., represented by its General Agent and Legal Representative in Ecuador, Mr. Carlos Espinoza, who has been duly authorized by its Parent Company, as appears in the documents attached hereto, hereinafter referred to as the CONTRACTOR.
CLAUSE 2: BACKGROUND
Description and Basic Principles - On December 6, 2007, IVANHOE ENERGY ECUADOR INC. submitted its offer and proposal for the development and production of Crude Oil in the Contract Area, consisting of an Appraisal Stage, a Pilot Stage and the subsequent Exploitation Stage (that includes the development and production periods). All Contract Stages will be implemented in a period of 30 years, with the exploitation stage extendable by mutual agreement of the parties.
2.1. STAGES:
APPRAISAL STAGE - The Appraisal Stage will have a duration of up to 3 years and will begin as of the date CONTRACTOR obtains the environmental permit. During the Appraisal Stage, CONTRACTOR will undertake bi-dimensional seismic surveys over the southern portion of the Pungarayacu Field believed to contain mobile oil. Depending on the results of the seismic surveys, CONTRACTOR will perform drilling and testing of appraisal wells. CONTRACTOR will also use steam generators to test the heavy oil formations for production.

In the event that the technical data indicates that it is favorable to drill a well to the pre-cretaceous formation, the work schedule submitted by CONTRACTOR may be amended for the period it will take to appraise such well.
PILOT STAGE- The Pilot Stage will commence when CONTRACTOR notifies PETROPRODUCCION of its intention to enter such Stage. The Pilot Stage shall have a duration of up to three (3) years. Among other works, in the Pilot Area selected, CONTRACTOR will perform bi-dimensional and three-dimensional seismic studies and will drill wells. Construction of the first HTL™ Plant to process heavy oil, will commence at the beginning of the Pilot Stage and will end when the HTL™ Plant begins processing and upgrading Available Crude Oil.
EXPLOITATION STAGE- (Includes the Development and Production Stages). The results obtained during the Pilot Stage will determine whether CONTRACTOR will proceed into the Exploitation Stage to develop and produce Crude Oil in the Pungarayacu Field and other commercially exploitable and economically profitable Crude Oil reservoirs selected by CONTRACTOR in the Contract Area. CONTRACTOR will notify PETROPRODUCCION when the results obtained warrant proceeding with the Exploitation Stage.
EARLY PRODUCTION or TEST PRODUCTION- Are the activities of development and production of Available Crude Oil that the CONTRACTOR may perform during the Appraisal Stage and/or the Pilot Stage. Said production will be ascribed to the permitted production rates as established in the Regulations of Hydrocarbon Operations, which volumes of production will be recommended in accordance with the provisions of Clause 8.1.,and for which the CONTRACTOR will receive payment in accordance with the provisions of Clause 9.2.12.
2.2 ANTECEDENTS. By Memorandum No. 3164 VPR-LEG-2007, of 22 August 2007, PETROPRODUCCION requested the President and Members of the Council of Administration of PETROECUADOR to deliver the technical information requested by IVANHOE ENERGY INC.
The company IVANHOE ENERGY INC, presented 6 December 2007 its offer and proposal for the development and production of the Area of the Pungarayacu Field, consisting of an Evaluation Phase, a Pilot Phase and the subsequent Exploitation Phase (that includes the Development and Production phases). All of the Phases of the Contract would be developed in a period of 30 years, extendable by mutual agreement of the parties, for two additional periods of five years each, depending on the interests of the State, in conformity with the Hydrocarbons Law and this Contract.
By communication dated 10 December 2007, the company IVANHOE ENERGY ECUADOR INC reconfirmed the designation of its representatives to prepare the proposal directed to the President of the Republic and the power to initiate the work immediately, also reiterated its commitment to assume all the risk of the investments of the project and all the existing legal requirements in Ecuador.
By order NO. 7617 PPR-VPR-2007 of 13 December 2007, PETROPRODUCCION designated the members of the commission to travel to Bakersfield, California, United States of America, to visit the installations of IVANHOE ENERGY, that was done between 16 and 19 of December of the same year.

On 27 December 2007 IVANHOE ENERGY INC.,sent to PETROPRODUCCION the documentation necessary to satisfy the legal, technical and financial aspects to corroborate the information contained in the proposal referred to and requested the designation of the personnel that for purposes of confidentiality would have knowledge of the same.
The Executive President of PETROECUADOR by order NO.508-PEP-2007 reported that after the visit to the installations of the company in Bakersfield, California, United States of America, the technicians of the sate company made an analysis of the information provided and considering that the reserves of crude of the country are in large part heavy crude, considering that it would be important to rely on the technical experience and financial capacity of IVANHOE ENERGY INC., to optimize the Pungarayacu Field for the requirements of PETROPRODUCCION.
By ResolutionNo.794-CEL 2008 of 1 February 2008, it was resolved without effect of Resolution No. 663-CEL-2003 of 13 August 2003, to authorize the start of the prebidding of Blocks 20 and 29 of the Amazon Region and for the record it states that it corresponds to the Executive President of PETROECUADOR and VICEPRESIDENTS of its Affiliates to deliver the available information of the Areas / Blocks or petroleum fields to the interested companies.
By Order No. 176-SJ461/DM 2008, of 11 April 2008 the Minister of Mines and Petroleum communicated to the Executive President of PETROECUADOR that the legal basis that supported the signature of the Contract with the company for the Development and Exploitation of the Heavy crudes of the PUNGARYACU Field of the Ecuadorian Amazon Region is the Contract of Work, Goods and Specific Services as contemplated in Art. 17 of the Hydrocarbons Law and in the Regulation of Contracting of Works, Goods and Services of PETROECUADOR and its Affiliates issued by Executive Decree No. 652 and published in the Official Register 194 of 19 October 2007 conforming to Order 630-DM-0707632 of 26 December 2007 and 051 DM-2008 of 17 January 2008 and Memorandum N-261-SJ-2008 of 19 March2008, granting to PETROECUADOR the process and description of the respective Contract.
By Resolution No. 44-DIR-2008 of 19 May 2008 adopted by the Board of PETROECUADOR, resolved (point 3) THE PUNGARAYACUFIELD,- THAT IN CONSIDERATION AND THAT UNTIL MARCH 2008, THERE MUST BE SIGNED THE CONTRACT OF SPECIFIC SERVICES WITH THE COMPANY IVANHOE, FOR THE DEVELOPMENT AND PRODUCTION OF HEAVY CRUDE OIL OF THE PUNGARAYACU FIELD, UTILIZING THE PATENTED TECHNOLOGY OF THIS COMPANY, AND TAKING INTO ACCOUNT THAT THE CONTRACTORS MUST HAVE A PRICE PER PRODUCED BARRELTHAT INCLUDES ALL THE COSTS, INVESTMENTS AND REASONABLE PROFIT AND RESOLVED TO REQUEST THE COMPANY IVANHOE TO PRESENT ITS OFFER ON THESE TERMS WITHIN A PERIOD OF 30 DAYS AND IF NOT PRESENTED IN THIS PERIOD, THAT PETROPRODUCCION WILL PREPARE THE BASES FOR BIDDING BY PUBLIC AND PRIVATE COMPANIES.
By public letter of 15 May 2008 delivered before Notary 17, IVANHOE ENERGY INC.proved that it is the sole provider and owner of the patents of the HTL technology.

By letter S/N of 30 May 2008, the company IVANHOE ENERGY ECUADOR INC.presented for consideration of the Executive President of PETROECUADOR its Proposal for the Integral Economic Development of Block 20 in the sense that the services will be paid for by a fixed amount per barrel of production.
Under date of 10 June 2008 the Commission designated to Review the economic terms of the company IVANHOE ENERGY INC.. issued a conclusive Acta on the proposal presented by the company for the development and production of Block 20, the Pungarayacu Field.
By Report No. 2465-VPR-2008, of 16 June 2008, the Vicepresident of PETROPRODUCCION made available to the Contracting Committee of PETROPRODUCCION the documentation relating to the development and production of the PUNGARAYACU field, of the offer presented and negotiated by the company IVANHOE ENERGY ECUADOR INC.
By Resolution 2008325 VPR-PPR-2008 of 17 June 2008, the Vicepresident of PETROPRODUCCION RESOLVED to qualify the company IVANHOE ENERGY ECUADOR INCL. as the unique provider for the utilization of the patented technology HEAVY TO LIGHT (HTL) for the upgrading of heavy crude, ordered the publicity of the resolution and designated the Head of that Unit to coordinate the Contracts for the execution of such resolution.
The Contracting Committee of PETROPRODUCCION resolved pending a detailed report of the Vicepresident of PETROPRODUCCION through the Negotiation Commission containing an analysis of the economic aspects of the negotiation.
By Order No. 3051 VPR-ACUM-2008, of 22 July 2008, the Vicepresident of PETROPRODUCCION presented the report of the Negotiation Commission with the recommendation for the Contracting Committee of PETROPRODUCCION.
By Resolution No. 024-CC-PPR-2008-07-29, of 29 July 2008 the Contracting Committee of PETROPRODUCCION resolved to award and authorized the signing of he contract with the company IVANHOE ENERGY ECUADOR INC. the purpose of which is the provision of specific services, for the development, production of the crude oil in the Pungarayacu Field in Block 20, providing the technology, capital, equipment, machinery and other goods and services necessary for the compliance with the obligations, utilizing the HTL™ Technology (Heavy to Light) patented as its property, for the upgrading of the quality of the crude oil, confirmation of reserves and complementary exploration in the precretaceous under its responsibility and risk, and for a period of thirty years.
CLAUSE 3: INTERPRETATION OF THIS CONTRACT
3.1
Interpretation: The Parties hereby agree to interpret this Contract in accordance with the provisions of the Preliminary Section and Section XIII, Book IV, of the Codified Civil Code of Ecuador. The titles and order of all paragraphs and subparagraphs used herein are for identification and reference purposes only. Definitions shall apply equally to both the singular and plural forms of the terms defined herein. Whenever the context may require, all pronouns shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall not be limiting and will be deemed as if they were followed by the phrase “without limitation.”, unless the context requires otherwise. Any agreements, documents, instruments or laws defined or referred to in this Contract shall be deemed to include all agreements, documents, instruments or laws amended, modified or supplemented from time to time, including any agreements, documents or instruments by waiver or consent. All references in this Contract to any particular Law shall be deemed to include any rules and regulations passed under that Law. References to particular persons shall also refer to their authorized predecessors, successors and authorized transferees.

3.1.1
Any tolerance by the Parties involving timely compliance of any obligations under this Contract shall not imply in any event a change or amendment to its provisions, and such failure to comply will not be a precedent for the interpretation of this Contract, and shall not give rights to a Party in default of compliance of its obligations under this Contract.

3.1.2
The provisions of this Contract shall prevail, in the event of discrepancies between any laws entering into force after execution of this Contract or those contained in complementary agreements and amendments, and any additional agreements executed between the Parties and other documents that due to their legal, technical or economic nature are deemed subordinate.

3.1.3	The provisions of the Contract herein specify and clarify the scope of such provisions and shall prevail over them.

3.2
Language: This Contract has been written in Spanish and the Spanish version shall be the only one valid for all purposes. Any correspondence between the Parties hereto shall also be in Spanish, except technical reports that due to their nature need to be submitted in another language, in which case, and if required by PETROPRODUCCION, such reports will include a Spanish translation.

The parties hereby agree that the specific services rendered under this Contract do not imply a transfer of technology — know how — nor the total or partial assignment of rights that are inherent to invention patents of the HTL™ process. Such patents are the exclusive property of IVANHOE ENERGY ECUADOR INC. and its Related Companies. Therefore, the Ecuadorian Government hereby agrees to honor such property rights, including all those arising from International and Regional Agreements and local legislation on Intellectual Property Rights.

3.3	Definitions: For the purposes of this Contract, the terms below shall have the following meanings, unless the context of this Contract requires otherwise.

3.3.1
Fixed Asset: is any non-fungible movable or immovable asset, acquired, constructed or supplied by CONTRACTOR for the activities foreseen under this Contract, which have a useful life that exceeds one year.

3.3.2	Fiscal Year: Means the period from January 1 until December 31 of each year, both dates inclusive.

3.3.3
Contract Area - Means Block 20 (that includes the Pungarayacu Field) in which CONTRACTOR is authorized by virtue of this Contract to carry out activities to confirm reserves, develop and produce hydrocarbons and related exploration, at its own responsibility and risk, whose boundaries are clearly and duly defined in Annex 1 to this Contract which is an integral part hereof.

3.3.4
Fiscalization. Means the technical-financial activities that PETROPRODUCCION and the “Dirección Nacional de Hidrocarburos” will carry out to determine volumes of Available Crude Oil and/or RTP™ Product (“Fiscalizable Production”) sent to a Fiscalization and Delivery Center. Among other things, it will serve to determine: (i) the Contractual Payment as established in Clause 9; and, (ii) in the event that CONTRACTOR receives payment in kind, it shall mean the Fiscalized Production to which CONTRACTOR is entitled to, before the HTL™ Plant begins production, and thereafter, for operational reasons, the Fiscalizable Production may consist of only Available Crude Oil or pure RTP™ Product or a blend of both.

3.3.5	Fiscalized Production is the Available Crude Oil and/or RTP™ Product that has been Fiscalized in a Fiscalization and Delivery Center.

3.3.6
Fiscalization and Delivery Centers: Are the sites agreed between PETROPRODUCCION and CONTRACTOR, where the CONTRACTOR delivers to, and PETROPRODUCCION receives from, and the “Dirección Nacional de Hidrocarburos” Fiscalizes, the Fiscalizable Product (as defined in Clause 3.3.4). The Fiscalization and Delivery Centers will require approval from the Ministry of Energy. CONTRACTOR shall have the right to request from time to time an alternate Fiscalization and Delivery Center for technical or operational reasons.

3.3.6.1
Measuring Devices: The Parties shall agree on the type of measuring devices they will use to measure the Fiscalized Production at the Fiscalization and Delivery Centers. Such devices, hereinafter referred to as “Fiscalization Meters”, shall be inspected and calibrated regularly by independent inspectors mutually agreed by the Parties. The measurements of Fiscalized Production with the Fiscalization Meters shall be conclusive and will serve as basis to determine the volumes of Fiscalized Production for purposes of the Contractual Payment that will be paid to CONTRACTOR, as established in Clause 9 of this Contract.

3.3.6.2	Except for the Fiscalized Production taken by CONTRACTOR as payment, CONTRACTOR will not bear any transportation costs from a Fiscalization and Delivery Center after Fiscalization.

3.3.7
Executive Committee: Is a supporting body, comprised of three officials from PETROPRODUCCION and three high level officials of CONTRACTOR, that has for its purpose, to supervise, coordinate and recommend timely actions, as the case may be, in order to optimize performance of this Contract, as established in Annex III to this Contract, which contains the details of the functions and duties of the Executive Committee.

3.3.8
Related Companies: a) Parent Company is a Company that directly or indirectly controls an Affiliate or Subsidiary, or any of the companies that are shareholders of CONTRACTOR, in this case IVANHOE ENERGY LATIN AMERICA INC, a Canadian company duly organized in the Province of British Columbia, Canada. b) Affiliate — is a company directly controlled by an Affiliate and indirectly controlled by the Parent Company.; c) Subsidiary — is a company directly controlled by its Parent Company. The term control, as used in this sub-clause, shall be interpreted within the context of a Parent Company-Affiliate relationship, where the Parent Company owns more than 50% of the Affiliate’s capital. As regards to the Affiliate-Subsidiary relationship, this percentage shall be 100%.

3.3.9	Appearing Parties PETROECUADOR, PETROPRODUCCION and CONTRACTOR.

3.3.10	Consultants. Are the natural persons or legal entities independent and in good standing , national or foreign, who provide services on the issues requiring consultation.

3.3.11
CONTRACTOR: IVANHOE ENERGY ECUADOR INC, a company duly incorporated in the Province of British Columbia, Canada, registered and qualified in Ecuador. CONTRACTOR also means and includes any other Persons proposed by IVANHOE ENERGY ECUADOR INC., and approved by PETROECUADOR and PETROPRODUCCION to participate as members of the CONTRACTOR’s Group, as established in IVANHOE ENERGY ECUADOR INC’s bylaws which were registered at the “Superintendencia de Compañías” through Resolution No 0698 dated March 4, 2008, and registered at the Quito Register of Commercial Concerns on March 11, 2008, and at the “Dirección Nacional de Hidrocarburos” on March 14, 2008 with Records 0000488 to 0000584, establishing that CONTRACTOR may perform hydrocarbon exploration, exploitation, transportation, storage, industrialization and commercialization activities, as well as provide oil industry integrated services in Ecuador or abroad, through partnerships or third party agreements.

3.3.12
Contract: Means this instrument, including its enabling documents and annexes, referred to as “Specific Services Contract for Development, Production and Upgrading of Crude Oil in Block 20” whose object is to develop, produce and upgrade heavy crude oil, confirm reserves and perform complementary exploration activities in Block 20, at the expense and risk of CONTRACTOR, and by virtue of which CONTRACTOR is entitled to receive the Contractual Payment set forth in the provisions of Clause 9.

3.3.13	Dollar: Means the currency of the United States of America and the legal tender in the Republic of Ecuador.

3.3.14
Environmental Studies: Consist of forecasts or current identification of potential environmental damages or changes, in order to establish preventive measures, mitigation activities and rehabilitation measures of the environmental impact that may occur due to performance of this Contract. These include Environmental Impact Studies, Environmental Diagnoses, Environmental Management Plans and Environmental Audits.

3.3.15	Appraisal Stage. Is the Project Stage set forth in sub-clause 2.1 of this Contract.

3.3.16	Pilot Stage. Is the Project Stage described in sub-clause 2.1 of this Contract.

3.3.17	Exploitation Stage. Means the Project Stage set forth in sub-clause 2.1 of this Contract.

3.3.18	Effective Date: Is the date on which this Contract is registered in the Hydrocarbons Records of the Dirección Nacional de Hidrocarburos, from which date the terms of this Contract shall be effective.

3.3.19
Start-Up Date: Is the date on which the CONTRACTOR begins its operations, within one hundred and eighty (180) days from the date of execution of this Contract. Operations for this purpose shall include any arrangements to develop the Environmental Studies and Environmental Management Plans. The above-mentioned term will only be extended for duly justified reasons.

3.3.20
Force Majeure or acts of God: Means unforeseen circumstances beyond control by the Parties, as provided in Article 30 of the Ecuadorian Civil Code. This includes, but is not limited to earthquakes, seaquakes, flooding, landslides, storms, fires, explosions, strikes, walkouts, social unrest, acts of war (declared or not), sabotage or terrorist acts, acts or omissions of government authorities or state entities, or any other events not mentioned in this sub-clause which are beyond reasonable control by the Party affected, thus hindering or delaying performance of one or several obligations under this Contract, including delays in obtaining approval of environmental studies. However, Force Majeure shall not include operational or administrative events imputable to CONTRACTOR and its subcontractors. It is hereby intended and agreed that PETROPRODUCCION may allege as Force Majeure any act or omission by other entities or authorities of the Ecuadorian Government when said acts or omissions are due to facts that represent Force Majeure or Act of God. The term Fortuitous Circumstances shall have the same meaning as Force Majeure.

3.3.21	Associated Gas: Mixture of hydrocarbons produced from the Crude Oil Reservoirs, which become gas at surface pressure and surface temperature.

3.3.22	Gas Condensate: Mixture of hydrocarbons produced from a reservoir that under surface pressure and temperature, become liquid.

3.3.23	Natural Gas: Mixture of hydrocarbons produced from Gas Reservoirs, which remain as gas at surface pressure and temperature.

3.3.24
Heavy to Light (HTL™) Technology means the patented RTPTM process of Ivanhoe Energy Inc. and its Related Companies, which rapidly heats carbonaceous materials, at temperatures above 400 degrees Centigrade per second, until reaching a minimum temperature of 350 degrees Centigrade, but holds carbonaceous materials together with the products originally decomposed by heat into a pyrolysis reactor, at a minimum temperature of 450 degrees Centigrade during less than 5 seconds. Among other applications, this process produces upgraded fuels arising from carbonaceous materials, including heavy oil and bituminous raw materials. The HTL™ Plant is a technical construction that uses the HTL™ Technology to process Available Crude Oil and create produces the RTP™ Product. The RTP™ Product is the product that results from processing the Available Crude Oil in an HTL™ Plant, which upgrades the quantity and quality of the Available Crude Oil.

3.3.25
Appraisal Investments. Are all those costs, expenses, and investments incurred directly by CONTRACTOR or indirectly through its Related Companies, during the Appraisal Stage, as well as any additional expenditures made during the Pilot Stage and Exploitation Stage, to evaluate the commerciality of hydrocarbon reservoirs in the Contract Area, duly approved by the Executive Committee.

3.3.26
Development Investments. Are those expenditures, including costs, expenses and payments, incurred directly by CONTRACTOR or indirectly through its Related Companies, to develop and put into production the Crude Oil reservoirs in the Contract Area during the Pilot Stage and Exploitation Stage, in accordance with the respective Development Plan.

3.3.27
Production Investments. Expenditures, including costs, expenses and payments directly incurred by CONTRACTOR, or indirectly through its Related Companies, during the term of this Contract to produce Crude Oil in the Contract Area, and to maintain and increase such production, thus incrementing the non-amortizable value of the Fixed Assets, used for the performance of this Contract.

3.3.28	Domestic Market: Means the Crude Oil volumes used to cover local Ecuador needs, and includes:
(a)	Refining and industrialization in plants installed in Ecuador where the production is used for local consumption;

(b)	Refining abroad to obtain by-products used for local consumption; and

(c)	Countertrade or compensation to obtain by-products used for local consumption

PETROPRODUCCION shall deliver to CONTRACTOR all the information it may request involving prices, quality and sales volumes, as well as the terms and conditions of external sales for the oil and RTP™ Products produced in the Contract Area. CONTRACTOR shall keep confidential all the information supplied by PETROPRODUCCION.

3.3.29	Ministry: Means the Ministry of Mines and Petroleum of Ecuador.

3.3.30
Main Pipelines: Means the Pipelines, other lines and facilities required to move the Fiscalizable Production to the Fiscalization and Delivery Center or to the export terminals or industrial centers in Ecuador, as the case may be, which according to Law are operated by PETROPRODUCCION and will be available to CONTRACTOR,.

3.3.31	Secondary Pipelines: Pipelines needed to move Fiscalizable Production from the Fiscalization and Delivery Centers to the Main Pipelines.

3.3.32
Development Plan: Is the set of minimum or maximum activities and estimated investments that CONTRACTOR intends to implement during the Exploitation Stage to put into production the Crude Oil reservoirs in the Contract Area, approved by the Executive Committee, PETROPRODUCCION and the Ministry of Energy. This Development Plan must be based on all commerciality parameters, as well as on any other factors that could affect the economic and technical feasibility to develop the Commercially Exploitable Crude Oil reservoirs during the Exploitation Stage.

3.3.33
Crude Oil: is the mixture of hydrocarbons that exist in liquid form in the natural reservoir, which remain liquid at atmospheric conditions of pressure and temperature. a) Available Crude Oil is the Crude Oil produced after deducting quantities used in operations or unavoidably lost.

3.3.34	RTP™ Product. Is the product that results from upgrading Available Crude Oil in an HTL™ Plant, with a higher API grade, reduced levels of viscosity, metals and sulphur, by using the HTL™ Technology.

3.3.35
International Market Price. Is the last weighted average price received by PETROPRODUCCION in a calendar month, per volume of Available Crude Oil external cash sales (including “spot” or long term sales), to independent buyers, on competitive terms, but excluding volumes for countertrade or barter or compensation and adjusted by quality; equivalent to the Available Crude Oil and Crude Oil used for payments in kind, according to international petroleum practices. These prices shall be FOB Ecuadorian port (main export terminal) and in Dollars per Barrel.

3.3.36
In the event that external sales have payment terms exceeding 30 days, the cash price will be adjusted to that term by applying the legal interest rate established by the Central Bank of Ecuador for the corresponding month.

3.3.37
PETROECUADOR, through PETROPRODUCCION, will promptly deliver to CONTRACTOR all the information required by CONTRACTOR regarding prices, quality and sale volumes, as well as terms and conditions of payment, in order that CONTRACTOR is able to verify all data concerning the external sales from the Contract Area.

3.3.38
CONTRACTOR shall keep confidential all the information supplied to it concerning the Contract Area under this Contract, and, in turn, PETROPRODUCCION will not reveal any technological issues involving the Plant and the HTL™ process.

3.3.39
If the International Market Price cannot be determined because PETROPRODUCCION has had no external sales during the past 60 days, the Parties will select a basket of Crude Oils produced in the Oriente Basin to establish such price. If the Parties do not reach an agreement regarding the above-mentioned basket, the Parties may submit the issue to a Consultant for the determination.

3.3.40	Legal Interest Rate: Is the annual interest rate in decimal fraction, established by the Central Bank of Ecuador and applicable to each month during the corresponding Fiscal Year.

3.3.41
Reference Price. Is the last weighted average price of Crude Oil external sales made in cash by PETROECUADOR during the past month, (including “spot” or long-term sales), to independent buyers, under competitive terms, excluding volumes for trade, consignment or compensation, in conformity with Article 71 of the Hydrocarbons Law and the provisions of Clause 9.3 of this Contract. These prices shall be FOB in a main Ecuadorian port (export terminal) and in Dollars per Barrel.

3.3.42	Annual Work Plans and Annual Investment Budgets. Means all the activities and estimated investments that CONTRACTOR plans to perform in a Fiscal Year.

3.3.43
Early Production. Are the activities of development and production of Available Crude Oil that the CONTRACTOR may perform during the Appraisal Stage and/or the Pilot Stage. Said production will be ascribed to the permitted production rates as established in the Regulations of Hydrocarbon Operations, which volumes of production will be recommended in accordance with the provisions of Clause 8.1.,and for which the CONTRACTOR will receive payment in accordance with the provisions of Clause 9.2.12.

3.3.44
Emergency Situations. Are those circumstances that occur or may occur in Ecuador or abroad, which require immediate action to avoid actual or potential damages to CONTRACTOR’s operations under his Contract or to the employees/property of any of the Parties hereto, or to the individuals that provide goods or services to any Party or to the persons/property of third parties, without prejudice to the provisions of the Hydrocarbons Law and the National Security Act.

3.3.45
Maximum Allowed Production Rate. Means the Crude Oil produced per time unit/well/reservoir/field, as dictated by the Ministry of Mines and Petroleum through the “Dirección Nacional de Hidrocarburos”. Such rate is based on technical and financial criteria, and shall follow the procedures set forth in Clause 8 of this Contract, and in the document “Technical Criteria to Calculate Production Rates”, developed by the “Dirección Nacional de Hidrocarburos” on November 20, 1995, included herein as Annex 4.

3.3.46
Quarter: Is a three-month period beginning on January 1, April 1, July 1 and October 1 of each Fiscal Year, as established in Clause 9.1.1 of this Contract. Reference Quarter and Payment Quarter are the quarters defined in sub-clause 9.1.2.1 of this Contract.

3.3.47
Production Unit or Barrel: Is the volume unit of Crude Oil, equivalent to 42 United States gallons, measured at a temperature of 60-degrees Fahrenheit, and at a pressure of 14,7959 pounds per square inch.

3.3.48
Commercially Exploitable Crude Oil Reservoirs. Are those reservoirs that, according to technical and economic studies, production rates and recoverable reserves, CONTRACTOR deems adequate due to the technical and financial parameters and reports, and which the Parties consider as commercially exploitable.

3.3.49
Gas Condensate Reservoirs: Are those Gas Reservoirs that, if exploited, would produce gas and liquids in a ratio not exceeding 100.000 standard cubic feet of gas per Barrel of liquid hydrocarbons, measured at surface level under standard conditions of pressure and temperature.

3.3.50	Gas Reservoirs: Are the Hydrocarbon reservoirs that at reservoir pressure and temperature contain hydrocarbons in gaseous state only.

3.3.51	Crude Oil Reservoirs: Are those reservoirs containing hydrocarbons, in liquid state, at reservoir conditions.

3.3.52	Reference Quarter is the Calendar Quarter immediately preceding the Quarter in which the Effective Date of this Contract occur.

3.4	Other definitions: The terms below, shall be interpreted as follows:

3.4.1	When this Contract refers to “Crude Oil Producers in Ecuador” or if similar phrases are used, for legal and contractual purposes it shall mean that PETROPRODUCCION is included as such a producer.

3.4.2
When this Contract refers to periods (plazos), they are calculated on a continuous and calendar basis; while when the reference is to terms (terminos) , calculation will be only in working or business days. In all events, when periods expire on a non-working day, they shall be extended to the next working or business day.

3.4.3	When in this Contract the word “Clause” begins with capital letter, it shall refer to the entire Clause; otherwise, its scope shall be limited to the corresponding sub-clause.

3.4.4
As regards to definitions not included in this Contract, the Parties shall interpret them, in accordance with the generally accepted practices of the international Petroleum industry and those established in the Hydrocarbon Operation Regulations.

CLAUSE 4: CONTRACT PURPOSE
4.1
The purpose of this Contract is the provision of specific services by the CONTRACTOR for the development, production of crude oil in the Contract Area, utilizing the HTL™ Technology (Heavy to Light), patented and owned by Ivanhoe Energy and its Related Companies, to upgrade the quality of the Crude Oil of the Pungarayacu Field confirm reserves, and implement complementary exploration activities, at the CONTRACTOR’s own risk and expense. CONTRACTOR undertakes to implement activities to confirm reserves, develop and produce Crude Oil in Block 20, supplying the necessary technology, capital and equipment or other goods and services necessary for the compliance with the obligations established in this Contract. PETROPROPRUDUCCION will pay CONTRACTOR a price per barrel produced and fiscalized, in accordance with the provisions of Clause 9 of this Contract.

If upon completing the activities to confirm reserves, CONTRACTOR finds Commercially Exploitable Light Crude Oil, it shall be its obligation to exploit it, in which event the Parties hereto will mutually agree on the terms and conditions to develop and exploit such crude oil, as well as fix the price to be paid, aspects that will be established in a written document.

4.1.1
The above-mentioned obligations shall be fulfilled by CONTRACTOR in Block 20 (which includes the Pungarayacu Field), whose boundaries are listed in Annex 1 to this Contract. CONTRACTOR may carry out exploration activities within the boundaries of Block 20, as well as develop studies and interpretation of surveys involving such seismic lines and other work, and will deliver such results to PETROPRODUCCION. Administrative and technical services may be rendered in Ecuador or abroad, to support the activities performed in the Contract Area.

CLAUSE 5: OBLIGATIONS AND RIGHTS OF THE PARTIES
5.1	CONTRACTOR OBLIGATIONS: Without prejudice of any other obligations under this Contract, CONTRACTOR undertakes to:

5.1.1	Comply with the purpose of this Contract, for which the development and production will be its exclusive responsibility.

5.1.2	Register this Contract in the Hydrocarbons Registry within 30 days from its signature.

5.1.3	Deliver at the Fiscalization and Delivery Center Fiscalized Production from the Contract Area that will always be crude that is transportable by oil pipeline.

5.1.4
Make the investments and expenditures required to perform this Contract, as established in Annex 5. In addition, CONTRACTOR shall build all civil works and oil facilities; acquire and install, at its expense, the necessary equipment ( Fiscalization Meters) referred to in sub-clause 3.3.6.1, needed perform this Contract, in order to determine volumes, temperature adjustments, water and sediments content and other measures required to establish the Fiscalized Production.

5.1.5
Carry out all technical and administrative activities required in the evaluation, development, production and upgrading operations of Commercially Exploitable Crude Oil reservoirs, observing the provisions of sub-clauses 5.1.14, 5.1.15 and 5.1.16 of this sub-clause 5.1.

5.1.6
All rights, titles or interests involving confidential and proprietary information, including the HTL™ Technology, inventions, improvements, tests, processes, discoveries, commercial secrets or intellectual property developed or having relationship with confidential and proprietary information, will remain the property of CONTRACTOR, and this Contract does not grant any interest, license or right over such confidential information, neither implicitly or in any other manner.

5.1.7
Implement the Work Plans and the Annual Investment Budgets approved in accordance with the legal provisions and regulations in force, and meet the chronogram established by the Executive Committee in accordance to Clause 15.5.3.

5.1.8
Employ qualified personnel and use equipment, machinery, materials and technology in accordance with the generally accepted standards and practices of the national and international petroleum industry.

5.1.9
Keep PETROPRODUCCION informed, through the Executive Committee, regarding development of all activities carried out during the life of this Contract, as established in the Rules and Regulations for Hydrocarbon Operations.

5.1.10
Deliver to PETROPRODUCCION the originals of all technical, environmental and research data, with copy to the Ministry, on the activities performed by CONTRACTOR under this Contract, in accordance with the legal provisions and regulations in force. In addition, upon termination of this Contract, CONTRACTOR shall deliver to PETROPRODUCCION any documents that are pending submittal.

5.1.11	Deliver to PETROPRODUCCION the Environmental Studies, together with the supporting documents, as set forth in sub-clause 5.1.23.3 and the supporting documents.

5.1.12
Keep accounting records of all activities performed under this Contract, accurately showing all investments, income, costs and expenses. For such purpose, CONTRACTOR shall follow the generally accepted accounting principles and procedures of the international petroleum industry, as well as the accounting regulations contained in 6, which is an integral part of this Contract.

5.1.13
Take all reasonable measures to ensure that its employees, Related Companies, subcontractors and its employees do not disclose to third parties, without PETROPRODUCCION’s prior written consent, any information generated or obtained by CONTRACTOR involving this Contract, as set forth in the provisions of Clause 16.

5.1.14
Provide to the officials authorized by the Ministry, PETROPRODUCCION, and the Armed Forces having to do with security issues and to other public officials authorized by the Ministry, the information they may need to fulfill their duties concerning this Contract.

5.1.15
CONTRACTOR may at its discretion, provide the officials mentioned in clause 5.1.14. from time to time and on a temporary and occasional basis, as required, camp facilities, transportation, food and lodging services, similar to those it provides to CONTRACTOR’s personnel, without CONTRACTOR assuming liability for any injuries or damages that such officials may suffer when using the above-mentioned facilities.

5.1.16
Save and hold harmless PETROPRODUCCION from damages, legal actions, indemnifications, costs and expenses of any nature whatsoever, it may suffer or may be required to pay, as a result of any actions or omissions imputable to the subcontractors or Related Companies of CONTRACTOR, qualified as such by final award of the Ecuadorian courts. CONTRACTOR shall notify PETROPRODUCCION regarding any legal action arising out of this Contract, where CONTRACTOR intervenes or may have to intervene, in order that PETROPRODUCCION takes the necessary measures to protect its interests. The amounts payable for any award or final administrative award of competent authority, or settlement and any other expenses arising out from such award or administrative award shall be at the CONTRACTOR’s expense.

5.1.17	Engage, renew and keep in force the required guarantees, and obtain all insurances established by Law, the Regulations and this Contract.

5.1.18
Deliver to PETROPRODUCCION copies of all insurance policies obtained in Ecuador. In the event of insurance policies obtained abroad, CONTRACTOR shall deliver to PETROPRODUCCION the coverage certificates duly issued and executed by the insurance companies of all insurance policies where CONTRACTOR is the co-assured, duly authenticated by the corresponding Consulate of Ecuador or annotated as established by the Hague Convention.

5.1.19
Pay all taxes, fees and duties as required by the Ecuadorian legislation and regulations effective on the date this Contract is executed, or any taxes, fees and duties that may be increased in the future. CONTRACTOR shall comply with all legal requirements, especially as regards to submittal of tax returns, tax withholding, and bookkeeping.

Notwithstanding the above, and in accordance with Article 87 of the Hydrocarbons Law, CONTRACTOR shall enjoy the rights and exemptions established in the above-mentioned regulations and the Customs Law (Ley Orgánica de Aduanas).

5.1.20	Take all necessary measures in order that subcontractors engaged by CONTRACTOR, comply with all laws, rules, regulations and provisions applicable to this Contract in the Republic of Ecuador.

5.1.21
Submit for approval of the Executive Committee the Work Plans and Annual Investment Budgets, as required by the Hydrocarbons Law and Annex 3 to this Contract. In addition, CONTRACTOR will comply with the requirements of the Dirección Nacional de Hidrocarburos and the Ministry in accordance with the Ecuadorian law.

5.1.22
CONTRACTOR shall conduct its operations in accordance with the environmental protection laws and regulations and the international agreements ratified by Ecuador. The remedial and mitigation obligations undertaken by CONTRACTOR, are defined in the Environmental Studies and the Environmental Management Plans, upon prior approval of the “Subsecretaría de Protección Ambiental” of the Ministry of Mines and Petroleum.

5.1.23
Use technologies internationally accepted in the oil industry, which are compatible with the environmental requirements of the Ecuadorian Amazon Region, both for its operations, studies, reports and putting into practice any recommendations.

5.1.23.1	Comply with the legal and regulatory provisions applicable to relationships between CONTRACTOR and the neighboring communities.

5.1.23.2
Prior to the operations start-up, PETROPRODUCCION shall carry out the Social-Environmental Audit of the Field and will submit it for review by the Ministry’s “Subsecretaría de Protección Ambiental”, establishing the current conditions in which CONTRACTOR receives the Contract Area. If the environmental audit reveals that there are environmental damages requiring remediation, it will be liable to take the corrective actions needed in coordination with the CONTRACTOR.

5.1.23.3
CONTRACTOR undertakes to carry out the Environmental Studies and to obtain the Environmental Permits from the Ministry’s “Subsecretaría de Protección Ambiental” for all the stages included in the Development Plan, in accordance with the Substitute Regulations to the “Reglamento Ambiental para las Operaciones Hidrocarburíferas en el Ecuador” and related legislation in force. If applicable, CONTRACTOR will develop a plan for delivery and/or abandonment of the area.

5.1.23.4
The CONTRACTOR shall be liable to engage Environmental Audits for the Contract Area, as established in the Substitute Regulations to the “Reglamento Ambiental para las Operaciones Hidrocarburíferas en el Ecuador”. Prior to termination of the Contract herein, the CONTRACTOR shall engage an Integral Environmental Audit for the Contract Area, which shall conclude no later than six months prior to termination of this Contract. The cost of these audits shall be borne by CONTRACTOR. These audits are aimed at establishing whether the environmental management plans approved by the Ministry’s “Subsecretaría de Protección Ambiental” were met, and its recommendations will be binding.

5.1.23.5
Employ skilled personnel and use adequate equipment, machinery, materials, operational procedures and technologies that meet environmental protection standards and practices of the international hydrocarbons industry, without prejudice of its liability to comply with the Ecuadorian rules and regulations currently in force.

5.1.23.6
CONTRACTOR undertakes to comply with the Environmental Management Plans and to keep the oil field in the best social-environmental conditions, as set forth in the Substitute Regulations to the “Reglamento Ambiental para las Operaciones Hidrocarburíferas en el Ecuador”. In the event of Final Abandonment, the CONTRACTOR will recover and rehabilitate the area in which it operated, by remedying the environmental damages caused by its operation of the Field.

5.1.23.7
Cooperate with Government Entities in charge of sustainable development for the area in which CONTRACTOR operates, as required by Law. However, CONTRACTOR shall not be liable for environmental damages caused to the oil fields by area inhabitants, settlers or third parties.

5.1.24
Deliver to PETROPRODUCCION at the date of termination of this Contract, at no charge and in good conditions, except the normal wear, all wells, goods, facilities, equipment and infrastructure works that exist in the Contract Area. It is hereby agreed that the specific services rendered under this Contract do not imply any transfer of technology — know how - nor the total or partial assignment of the rights inherent to invention patents of the HTL™ process, which are exclusively owned by IVANHOE ENERGY ECUADOR INC and its Related Companies. Therefore, the Ecuadorian Government hereby agrees to abide by such rights, including all those of the International and Regional Agreements and the local legislation on intellectual property rights.

As of the date in which the delivery referred to in this clause takes place, PETROPRODUCCION will assume full and total responsibilities over said wells, goods, facilities, equipment and infrastructure.

5.1.25	Comply with the Work Plans and Annual Investment Budgets.

5.1.26
Give priority to the procurement of goods and services to those produced in Ecuador or which are supplied by Ecuadorians, provided that such goods and services have equivalent quality, price and availability, at the time and in the quantities required.

5.1.27
Maintain the roads used by CONTRACTOR to reach the Contract Area during the life of this Contract. PETROPRODUCCION will reimburse the maximum amount for such purpose. Delivery of this amount will take place, provided that there are works that need to be performed as set forth in this sub-clause, in which case the amount will not exceed $200,000 Dollars per year.

5.1.28
Receive up to five (5) outstanding students or graduates from hydrocarbon industry-related technical schools, for two months per year in the Contract Area in the offices of the CONTRACTOR in Ecuador, and will assume the risks and costs for transportation, food and lodging, and minor health and emergency medical care of such students. For such purpose, the Internships Act (Ley de Pasantías) will apply. Transportation, food and lodging, and the medical care previously mentioned shall be provided in equal conditions to those of the CONTRACTOR’s personnel in Ecuador. The Executive Committee will determine the duration of said practices and studies and the number of students, in such way as not to interfere with the activities performed by CONTRACTOR. It is hereby agreed that there will be no labor relationship between CONTRACTOR or PETROPRODUCCION and the students; however, students shall comply with all rules and regulations applicable in the Contract Area, especially as regards to industrial safety. CONTRACTOR shall not be liable for the students’ risks, but will provide accident insurance during the practices, with similar coverage as that of its regular workers performing similar tasks. In addition, CONTRACTOR will provide students with a monthly financial aid, in an amount equivalent to the salaries of its regular workers doing similar jobs. PETROPRODUCCION may not nominate or propose any candidates for the internships and is expressly prohibited to nominate any relatives of its officials up to second degree by marriage and fourth degree by blood relation.

5.1.29
Deliver all original documents or certified copies of all information arising from performance of this Contract, including the geological, geophysical, petrophysical and engineering data, well completion records and reports and any other data created and compiled by CONTRACTOR during the life of this Contract.

5.1.30
During Stage 3 of the Project, CONTRACTOR to deliver crude oil that exceeds 21° API with viscosity below 200 cts at 60° C, if supported by technical and financial results from oil and reservoir evaluation studies performed in Stages 1 and 2. In the event the resulting crude oil quality is lower than 21°API the Executive Committee will define the production conditions most beneficial for the interests of the Parties, based on prevailing technical and financial conditions.

5.2	PETROPRODUCCION OBLIGATIONS: In addition to the obligations set forth in this Contract, PETROPRODUCCION undertakes to:

5.2.1	Pay CONTRACTOR for the services rendered, in the amounts set forth in Clause 9 of this Contract.

5.2.2
Satisfy promptly, through the Executive Committee, any requests or requirements of CONTRACTOR, and, if applicable, issue the corresponding observations and approvals as established in this Contract, in order that CONTRACTOR may comply within its terms and conditions. PETROPRODUCCION shall answer all requests, proposals or requirements within the terms or periods established for each case under this Contract, or within 15 days, in the event that a term is not specified herein.

5.2.3	Process or approve permits, in order that CONTRACTOR obtains the required approvals from the Ministry, as required by the Executive Committee, in order to comply with the Purpose of this Contract.

5.2.4	Give prior clearance in order that the Ministry of Finance and Public Credit levies from customs duties and other taxes the import of goods needed to perform this Contract.

5.2.5
Provide CONTRACTOR with the information and technical data, as well as with any other information required by CONTRACTOR, which may serve to support the operations in the Contract Area. The costs incurred to reproduce such materials will be borne by CONTRACTOR.

5.2.6	Notify CONTRACTOR as soon as it receives any claim or legal action that may affect CONTRACTOR, in order that CONTRACTOR may take measures to protect its interests.

5.2.7	Cooperate and coordinate with CONTRACTOR reasonable safety measures to carry out the operations under this Contract.

5.2.8
Provide information, approvals or documentation required for issuance of visas, resident permits and work permits to foreign personnel of CONTRACTOR and its subcontractors to carry out activities directly related with the performance of this Contract in Ecuador. However, CONTRACTOR shall be responsible for the corresponding administrative formalities.

5.2.9
Request and obtain from the Ministry, upon prior declaration of public use, the expropriation of land or real property, or the rights-of-way in benefit of PETROPRODUCCION, required by CONTRACTOR to perform this Contract.

5.2.10
Obtain from public entities assistance and support, required by CONTRACTOR to promptly processing any licenses and permits, especially those involving land surface rights, as set forth in Article 91 of the Hydrocarbons Law for the performance of this Contract.

5.2.11	Receive the Fiscalized Production.

5.2.12
If necessary, and upon request by CONTRACTOR, PETROPRODUCCION, through the Police Force, will provide reasonable safety conditions to perform the operations under this Contract, for a reasonable compensation that will be agreed between the Parties. PETROPRODUCCION will include in the Contractual Payment the costs incurred by CONTRACTOR. This compensation will be made in accordance with the accounting procedures in force. However, PETROPRODUCCION will not be liable if despite these safety conditions there are losses and damages to the goods or individuals involved in this Contract.

5.2.13
The CONTRACTOR shall take the necessary actions for the prompt construction a secondary pipeline for the timely removal the upgraded petroleum to the Fiscalization and Delivery Center, the cost of such secondary pipeline line will be the exclusive responsibility of the CONTRACTOR, within the scope of the Contractual Payment.

5.2.14
If the capacity of the Main Pipeline is adequate to transport the Crude Oil produced in the Contract Area, then the Crude Oil shall have access to the Main Pipeline. However, if the capacity of the Main Pipeline is insufficient, PETROPRODUCCION will ensure a share in the capacity of said Main Pipeline to move the Crude Oil from the Contract Area, equivalent to the percentage between the Production of Available Crude Oil and the total production of all areas served by this Main Pipeline.

5.2.15
In the event that there is a secondary pipeline with adequate capacity to transport the Fiscalizable Production, without need to build a new Main Pipeline, PETROPRODUCCION shall take the necessary actions, in order that the Fiscalizable Crude Oil has timely access to the secondary pipeline, upon prior agreement between the interested parties.

5.3	CONTRACTOR’S RIGHTS: CONTRACTOR shall have the following rights:

5.3.1
CONTRACTOR shall have the exclusive right to implement and conduct activities, for the purpose of this Contract in the Contract Area, with the guarantees granted by the Republic of Ecuador, including the right to do exploration in Block 20.

5.3.2	Receive the Contractual Payment, as set forth in Clause 9.

5.3.3
Use and have access to all geological, geophysical, drilling and production data, as well as any other information kept by PETROPRODUCCION involving Block 20, upon prior payment of the corresponding costs to reproduce such materials.

5.3.4
Use the existing roads, communications and transportation means or those built in the future, as well as use the water and construction materials required by its operations, as set forth by Law and by the provisions of this Contract.

5.3.5	Use, at no charge, the Crude Oil and Natural Gas produced in the Contract Area required for its operations.

5.3.6	Arrange, together with PETROPRODUCCION the timely inclusion into national production of the crude oil produced in the Contract Area.

5.3.7
Precretaceous: This Contract does not grant CONTRACTOR any rights over the soil, subsurface or natural resources existing in the Contract Area, nor on the areas expropriated in benefit of PETROPRODUCCION under this Contract, or on the facilities constructed in the Contract Area. However, CONTRACTOR will have the right to conduct exploration drilling in the Precretaceous, and if the results are positive, the Parties will execute an agreement establishing the production conditions and payment terms.

5.3.8	The CONTRACTOR has the right to receive the monthly Contractual Payment with petroleum owned by PETROECUADOR as compensation for the amount to which it has the right to payment in money.

5.3.9
During the life of the Contract, and with the purpose of increasing crude oil production for the State, the CONTRACTOR may blend the oil produced from the Contract Area with other Available Crude Oil from the same Area, notwithstanding the API gravity.

5.4	PETROPRODUCCION’S RIGHTS: For supervision and monitoring purposes, PETROPRODUCCION shall have the following rights:

5.4.1
Review and monitor performance of technical, financial and contractual activities undertaken by CONTRACTOR, in accordance with the timetables and procedures mutually agreed by the Parties, as set forth in sub-clauses 15.2 and 19.2.

5.4.2	Request CONTRACTOR, at any time, the information and reports it may consider appropriate, for the performance of this Contract, in accordance with the applicable laws and regulations in force.

5.5	JOINT OBLIGATIONS OF THE PARTIES: The Parties hereto shall have the following joint obligations:

5.5.1	Interpret and perform this Specific Services Contract in good faith.

5.5.2
Both Parties shall meet their contractual obligations and comply with the provisions of the Hydrocarbons Law; the Special Law of “Empresa Estatal de Petróleos del Ecuador”, PETROECUADOR and its Affiliate companies; Procurement Rules for Works, Specific Goods and Services of PETROECUADOR and its Affiliate Companies; Substitute Regulations to the “Reglamento Ambiental para las Operaciones Hidrocarburíferas en el Ecuador”, and the provisions of the Contract herein.

5.5.3
Subject to the provisions set forth in subparagraphs 5.3.8 and 9.2.7 of this Contract, PETROECUADOR shall execute with CONTRACTOR or its Related Companies the corresponding Oil Purchase/Sale agreement, as applicable. The price paid by CONTRACTOR or its Related Companies shall be the Reference Price, as defined under sub-clause 3.3.41. of this Contract.

5.6	Representations and Guarantees

5.6.1	The Parties represent and warrant that:
a)
Execution and performance of this Contract is subject to the provisions of the Hydrocarbons Law, the Special Law for PETROECUADOR and its regulations, related laws, verdict, court order or award. Therefore, their assets or any other rights derived from other contracts executed by the Parties will not be affected.

b)	Neither Party shall be liable to the other Party for administrative or judicial claims arising out from actions or omissions incurred prior to execution of this Contract.
5.7	LIABILITIES

5.7.1
Liability from the representations and guarantees delivered by the Parties for any claims shall remain and continue in force during 5 years for all claims filed within such period and notified in writing to the other Party, even if said claims have grounds for contingent damages and at such time no administrative, judicial or arbitration process was filed. In addition, the Parties shall be liable for the obligations undertaken in this Contract. CONTRACTOR shall also be liable for the obligations of its Subcontractors and Related Companies involved in activities performed under this Contract.

5.7.2
CONTRACTOR shall be liable for all operations derived from the purpose of this Contract. In addition, CONTRACTOR shall be liable to deliver production at the Fiscalization and Delivery Center, in accordance with the terms of this Contract.

5.7.3	PETROPRODUCCION shall be liable for the Fiscalized Production upon delivery by CONTRACTOR at a Fiscalization and Delivery Center, in accordance with the terms of this Contract.

5.7.4
FORCE MAJEURE OR ACTS OF GOD. Neither Party shall be liable to the other for noncompliance, interruption or delayed performance of its obligations under this Contract if such failure to comply or delay is due to duly proven Force Majeure or Acts of God. In such events, the Party affected by Force Majeure shall notify the other Party within 15 days of such occurrence

5.7.4.1
Upon notification by either Party of an event of Force Majeure or Acts of God, the other Party may accept or object it, and will observe the procedure established by the Executive Committee. The Party giving notice of Force Majeure or Acts of God may refute such objection, using the resources established in this Contract or the Law. The objection of Force Majeure will not interfere with the development of the Contract activities.

5.7.4.2	The Party alleging Force Majeure or Acts of God shall prove the occurrence of such events. If PETROPRODUCCION alleges Force Majeure, such Force Majeure must have the approval of its Vice-President.

5.7.4.3
If during an event of Force Majeure or Acts of God there is any remaining Fiscalized Production, CONTRACTOR shall be entitled to receive the Contractual Payment for the activities already performed, as set forth in Clause 9. The obligations set forth in Clause 9 shall not expire due to occurrence of Force Majeure or Acts of God.

5.7.4.4
The occurrence of Force Majeure or Acts of God may require review of the work schedule proposed by CONTRACTOR according to Annex 5, notwithstanding its right to resume performance of its obligations as soon as reasonably feasible. The obligations not affected by Force Majeure or Acts of God shall be fulfilled in accordance with the provisions of this Contract.

5.7.4.5	In the event of Force Majeure or Acts of God, CONTRACTOR shall notify PETROPRODUCCION within 15 days of such occurrence and will make every effort to resume operations as soon as feasible.

5.7.4.6	Upon overcoming the Force Majeure or Acts of God, CONTRACTOR shall justify within 15 days to PETROPRODUCCION the number of days during which activities were interrupted due to such events.

5.7.4.7
If CONTRACTOR deems that the Force Majeure or Acts of God need immediate action, CONTRACTOR will take all necessary measures and incur in all the expenses required to protect its interests and those of PETROPRODUCCION and their respective workers, even if such expenditures were not included in the Annual Program and Budget for the corresponding Fiscal Year. The actions taken shall be reported to PETROPRODUCCION for its information within 10 days.

The unforeseen expenses referred to in the preceding paragraph shall be deemed as costs and expenses, as the case may be, as established in the accounting procedures. Such expenses will be included in the Contractual Payment and will require approval by the Executive Committee.

5.7.4.8
The time of interrupted activities due to Force Majeure or Acts of God shall be excluded from the term to comply with the Work Plans and Annual Investment Budgets. Consequently, the timetables established in this Contract shall be extended in a period equal to the duration of such Force Majeure or Acts of God.

If appropriate and at the request of CONTRACTOR, Police support may be requested to safeguard the personnel that is working at the facilities, as well as the property and goods of the Affiliate Company and CONTRACTOR, in which case. PETROPRODUCCION will provide the necessary assistance.

CLAUSE 6: CONTRACT TERM
6.1
This Contract will enter into force on the Effective Date established in sub-clause 3.3.19 and will have a duration of 30 years. This term may be extended for two additional periods of five years each, by mutual agreement of the Parties. In the event of unilateral early termination, CONTRACTOR shall have the right to obtain reimbursement of all the investments, costs and expenses, and to receive payment for the services actually performed that are pending payment.

CLAUSE 7: PLANS, WORK PROGRAMS AND ANNUAL INVESTMENT BUDGETS
7.1
Work Programs and Annual Investment Budgets. CONTRACTOR will submit for PETROPRODUCCION,s approval, through the Executive Committee, the committed Work Programs and their respective Annual Investment Budgets, which will include quarterly breakdown estimates for reference purposes.

7.1.1
Contractor will submit to the Executive Committee the Work Programs and Annual Investment Budgets referred to in the preceding paragraph by September 30 of the Fiscal Year prior to which the Work Programs and Annual Investment Budgets will be implemented. In addition, within the first 30 days of the following Fiscal Year, CONTRACTOR will submit to the Executive Committee a report on the activities performed during the previous Fiscal Year and the corresponding budget implementation.

7.1.2
As regards to the first year of this Contract, the Work Program and Annual Investment Budget shall be submitted to the Executive Committee for the time that remains until the end of that Fiscal Year and, if execution of this Contract takes place after October 31, the Work Plan and Annual Investment Budget shall be added to the next Fiscal Year.

7.1.3	CONTRACTOR may amend the current Work Plans and Annual Investment Budgets upon prior approval of the Executive Committee.
CLAUSE 8: PRODUCTION RATE
8.1
Prior to the date an oil reservoir begins production, CONTRACTOR shall submit the proposed Production Rate to PETROPRODUCCION, through the Executive Committee, in order that PETROPRODUCCION submits it to the Ministry of Energy and Mines for its approval. The Production Rate shall use as basis conventional studies or oil reservoir simulations, in accordance with the provisions of Executive Decree 543, published in Official Register 135 dated March 1, 1985, including the Technical Criteria to Calculate Production Rates, as established by the “Dirección Nacional de Hidrocarburos” and the Rules and Regulations for Hydrocarbon Operations.

8.2
Early Production. Early production of Crude Oil that CONTRACTOR may produce and PETROPRODUCCION will accept and deem as test production to determine the reservoir features and production rates. PETROPRODUCCION agrees to take the full volume of such Available Crude Oil under the terms of this Contract. PETROPRODUCCION will accept the income obtained from the sale of such production to pay CONTRACTOR the Contractual Payment, as set forth in Clause 9 of this Contract. The early production of Crude Oil shall be valued at the Reference Price.

8.3
Maximum Production Rate Allowed. In accordance with the provisions of Executive Decree 543 and the Technical Criteria to Calculate Maximum Production Rates, the Ministry shall establish the Maximum Production Rate Allowed. This rate may be reviewed every Fiscal Year, by following the above-mentioned procedure. Until the Ministry establishes the Maximum Production Rate Allowed, CONTRACTOR will use the rate proposed by it, in accordance with the provisions of Article 2 of Executive Decree 543. The cost and difficulties of developing and producing heavy oil, as well as installation and utilization of the HTL™ Technology to upgrade the volume and quality of heavy Crude Oil require that the production of Crude Oil reservoirs be at the Maximum Efficient Rate, in order for the project to be profitable and obtain optimum benefits from the unique HTL™ Technology.

8.4
CONTRACTOR may propose, at any time, to PETROPRODUCCION, through the Executive Committee, to review the Maximum Allowable Production Rate for each well, reservoir or oil field, due to unexpected changes in production or reserve updates, based on conventional studies or reservoir simulation studies. In turn, PETROPRODUCCION will request the Ministry to review the proposal, in accordance with the procedure set forth in sub-clause 8.1.

CLAUSE 9: CONTRACTUAL PAYMENT AND PAYMENTS TO CONTRACTOR
9.1
During the life of this Contract, CONTRACTOR will receive payment every month (Contractual Payment). Such payment will be calculated taking into account the number of Fiscalized Production barrels produced in Block 20 during that month. The Contractual Payment includes Investments, Costs, Expenses and CONTRACTOR Profits.

9.1.2
During the life of this Contract, the Contractual Price will be calculated by multiplying the number of Fiscalized Production barrels for the corresponding month (the Month of Payment) for an amount per barrel of thirty-seven United States dollars (US$37.00) (the Contractual Price). Such amount will be adjusted quarterly as of the effective date of this Contract. The formula to adjust the Contractual Payment is detailed in Clause 9.1.2.1 and is based on the quarterly weighted average changes in a basket of Producers Price Index (PPI), published by the US Department of Labor, the Labor Statistics Unit, and the Indexes (Adjustment Indexes) for the calendar quarter immediately preceding the Quarter in which the Effective Date occurred (Reference Quarter), and the calendar quarter immediately before the month of payment (Payment Quarter) to be invoiced.

9.1.2.1	Payment Formula — Contractual Payment Formula
Definitions:
Reference Quarter: Calendar quarter immediately before the month in which the Effective Date of this Contract occurred
Payment Quarter: Calendar quarter immediately before the month for which CONTRACTOR will invoice for the Fiscalized Production
Payment Month: The calendar month for which the Contractual Payment amount is established

CPP: Contractual Payment agreed under this Contract
CPPc: Actual Contractual Payment applicable to the Fiscalized Production invoiced for the corresponding month
AI: Adjusting Index — Actual escalation adjustment of the CPP that will make it applicable for the Payment Month, AI x CPP = CPPc, and to be multiplied by the amount of Fiscalized Production to be invoiced in that month. The Adjusting Index is equal to the weighted sum of the Delta PPIs for three commodities.
PPI: Producers Price Index for commodities, US Department of Labor, Bureau of Labor
PPIs = Metals & Metal Products, Steel Mill Products
PPIm = Field Machinery & Equipment for the Oil and Gas Industry
PPIr = Petroleum Refineries
WFs = Weighting Factor for the PPIs
WFm= Weighting Factor for the PPIm
WFr = Weighting Factor for the PPIr
Where: WFs = 0.45; WFM = 0.35; WFR = 0.20
Delta PPI I for any of the three commodities ,is the change in PPIs calculated as the ratio of the current average PPI’s for the weighted Quarter prior to the month of the corresponding Fiscalized Production (Payment Quarter), divided by the average PPI’s for the Quarter preceding the month in which the Contract’s Effective Date (Reference Quarter). The PPI indexes for any Quarter will be the weighter arithmetic average of the PPI’s for the three months in that quarter. A Quarter means a calendar quarter, i.e., January, February & March (first Quarter), April, May and June (second Quarter), etc.
Application of Payment Formula to Determine the Contractual Price for the Month of Payment:
IA = [(WFs) x (Delta PPIs)] + [(WFm) x (Delta PPIm)] + [(WFr) x (Delta PPIr)]
ACTUAL CONTRACTUAL PAYMENT FORMULA
CPPc = CPP (IA)
Upon completing the construction of the last HTL plant, and after the CONTRACTOR has recovered its investment, the adjustment formula will include only the following indices:
WFs = Weighted Factor for the PPIs
WFM = Weighted Factor for the PPIM
Where: WFs = 0.50; WFM = 0.50
Application of the payment formula to determine the Contractual Payment for the Month of Payment:
IA = [(WFs) x ( Delta PPIs) + [(WFM) x ( Delta PPIM)]

CONTRACTUAL PAYMENT FORMULA
CPPc = CPP {IA}
9.1.2.2	The Contractual Price will also be adjusted as established in Clauses 9.2.10 and 9.3.11, and other provisions of the Contract herein.

9.1.3
If during the life of this Contract any of the indexes mentioned in the preceding clause are no longer published by the United States Department of Labor, the index/indexes no longer published will be replaced with similar indexes published by the Government of the United States of America or any renowned organizations of the industry, as references for cost variations in the United States of America, or which are used by the industry as equivalents of such.

9.1.4
In accordance with the provisions of Article 17, Hydrocarbons Law, PETROPRODUCCION and the CONTRACTOR agree that the form of payment, will be in money. Nevertheless, the payment obligation may be satisfied through compensation of the value of the payment in petroleum.

PAYMENT PROCEDURE
9.2
Trust Fund: PETROECUADOR shall create a Trust Fund to pay CONTRACTOR, equivalent to not less than 35% or a sufficient amount to pay the CONTRACTOR, from the monthly income arising from sales of crude oil produced in the Contract Area. The Payment to which CONTRACTOR is entitled under the terms of this clause will be paid with funds from this Trust Fund, in accordance with the payment schedule established in this clause.

9.2.1	If payment takes place with Crude Oil, as set forth in the previous paragraphs the value of the amount of the corresponding crude oil will be deducted from the Trust Fund.

9.2.2
The Trust Fund shall be created through the Central Bank of Ecuador, between PETROECUADOR and the Ministry of Economy and Finance. Its purpose will be to ensure payment to CONTRACTOR of all obligations derived from this Contract.

9.2.3
Payment to CONTRACTOR from the Trust Fund Account shall take place monthly, upon submittal of the invoice for the quantity of Fiscalized Production during the applicable month. Invoices shall be submitted together with the details of the Fiscalized Production, and shall be paid upon verifying that all data is correct. Invoices will be submitted within the first ten calendar days of each month for the preceding month. Invoices will be paid within 30 calendar days following its submittal, and payment will be made through bank transfer to the account notified by CONTRACTOR, using funds from the Trust Fund created for such purpose. Failure to pay the invoices within 30 days from their submittal will accrue interests, as fixed by the Central Bank of Ecuador, until payment is made.

9.2.4
If in any month during the life of this Contract, the Contractual Payment exceeds the amount allocated to CONTRACTOR through the Trust Fund for Contractual Payments during that month, PETROPRODUCCION and/or PETROECUADOR will pay CONTRACTOR the surplus amount with public funds, in the subsequent month or months, until the full amount is paid.

9.2.5
In the event that CONTRACTOR is unable to collect payment for the services rendered under this Contract, CONTRACTOR will not lose its rights to recovery and may exercise its rights to claim such payments, even if the Contract herein is terminated for any reason whatsoever.

9.2.6	If PETROECUADOR allocates the Production to the domestic market, sales will be valued at the International Market Price, FOB Balao main port.

9.2.7
In case that the value corresponding to the Contractual Payment established in this Contract, is compensated in crude oil, this will correspond to the sales price that PETROECUADOR applies to the crude oil of similar characteristics and shall be the Reference Price FOB port of Balao.

In addition, CONTRACTOR shall have the option to buy RTP product, available crude from the Contract Area and other Crude Oil on equal conditions to those used by PETROECUADOR for sales to other companies, complying with the then existing legal norms and procedures.

9.2.8
All crude oil received by CONTRACTOR as the contractual payment will be valued based on quality, volume and selling terms, to ensure that CONTRACTOR receives the value it would have received had the invoices been paid with cash. Payment of interests may also apply in the event of delivery delays by PETROPRODUCCION, as set forth in Clause 9.2.11.

9.2.9
Lifting procedures will include, among other issues, volumes, quantities, crude oil lifting schedules (including timely notices, tolerance levels for operational reasons and other delivery conditions, categories, loading hour free of charge, penalties for delayed lifting and other charges attributable to PETROPRODUCCION).

9.2.10
Adjustment: The Contractual Payment to which CONTRACTOR is entitled to will be adjusted using as basis the adjustment factors set forth in sub-clause 9.1.2.1. Likewise, CONTRACTOR shall be entitled to adjustments of the Contractual Price in any of the following events: (i) Tax system changes or modifications, including the VAT, which may have an impact on CONTRACTOR; (ii) modifications in the labor share effective at the time this Contract is signed; (iii) modification of the currency system changes, as described in sub-clause 13.4; (iv) Changes/restrictions established by the National Hydrocarbons Administration in the production rate, negatively affecting the economics of this Contract; (v) Changes in the amortization formula established in the Accounting Procedures, in which case any adjustments will be proportionate to the impact of such events over the economy of this Contract.

9.2.11
Interests: After 45 days following the date in which payment is due to CONTRACTOR, PETROPRODUCCION will pay CONTRACTOR interest for the period of delay, calculated at the Legal Interest Rate effective in Ecuador on the date of payment. If the Contractual Payment will be compensated with Crude Oil, interest will accrue from the scheduled lifting date and in accordance with the lifting agreement, until the date in which the Fiscalized Production received by PETROPRODUCCION is available to CONTRACTOR, for lifting. Delayed payments will accrue interests as of the 46th day (inclusive) from submittal of the corresponding invoice and supporting documents. Interests will not be paid during any periods of Force Majeure or Acts of God that hinder PETROPRODUCCION from making the payments agreed under this Contract.

If the delayed payment is due to Force Majeure or Acts of God, PETROPRODUCCION shall not be liable to pay interest for delayed payment.

9.2.12
During the life of this Contract, not withstanding the payment of the contractual service, and the international market price for the crude oil , the State will not receive less than 20% of the gross income generated from the sale of this crude oil.:

If the international market conditions improve in the future, the CONTRACTOR will be entitled to recover the difference of the agreed price for the contracted services, except for the early production crude which the CONTRACTOR shall not recover the difference in the contractual payment.

9.2.13
Economic Equilibrium PETROPRODUCCION or the CONTRACTOR shall have the right to propose to the other Party adjustments necessary when due to special circumstances in the international market, or the prices of goods and services having relationship with the hydrocarbons industry and emergency situations unforeseen under this Contract, negatively affect the economic equilibrium of this Contract, for which effect, after reaching an agreement must sign the corresponding document, with agreed economic adjustments.

INVOICING
9.3	Payment Procedure: CONTRACTOR will submit monthly one or more invoices for the Contractual Payment applicable to the previous month, in accordance with the procedure established in this clause.

9.3.1	Issuance of Invoices: All invoices shall be issued to EMPRESA ESTATAL DE EXPLORACION Y PRODUCCION DE PETROLEOS DEL ECUADOR, PETROPRODUCCION, as established in Annex 2 to this Contract

9.3.2	Payment Objections: PETROPRODUCCION may object an invoice, only for calculation errors.

9.3.3	CONTRACTOR will cancel the invoice objected to and will immediately issue a new invoice.

9.3.4
Objections by PETROPRODUCCION to any invoice shall not prevent CONTRACTOR from submitting other invoices and receive Contractual Payments to which it is entitled on the terms established under this Clause.

9.3.5	PETROPRODUCCION shall pay the full amount of the corresponding invoice within a period of up to 45 days from its submittal.

9.3.6	EMPRESA ESTATAL PETROLEOS DEL ECUADOR, PETROECUADOR, shall be jointly liable with PETROPRODUCCION for all payments to CONTRACTOR.

9.3.7	In the event that an invoice is not paid within the established periods, the provisions of Clause 9.2.11 shall apply.

9.3.8	The interest of the compensation, when this option has been agreed upon as a payment option, will be paid in accordance to Clause 9.2.11.

9.3.9
Gross Income of CONTRACTOR: The revenues obtained by CONTRACTOR through the Contractual Payment shall represent the gross income of CONTRACTOR. If payment by PETROPRODUCCION is in kind (with crude oil), the CONTRACTOR will register the invoice amount in its accounting records and such amount will be the gross income of CONTRACTOR, regardless of the final value of the goods actually received.

For tax payment purposes, reimbursements of costs, expenses and investments will be deducted from each invoice, in order that the tax base reflects the CONTRACTOR’s profit.

Costs, expenses, payments and investments included in the Contractual Payment shall not be subject to payment of income tax and may be deducted as provided in Ecuadorian legislation.

9.3.10
Reference Price: The reference price shall be the one defined in sub-clause 3.3.41. In the event that PETROECUADOR did not make external sales during the previous calendar month, the Reference Price will be established using as basis a basket of international crude oil with similar features, as agreed by the Parties, and prices will be obtained from renowned and specialized publications, such as PLATTS or similar publications. The Reference Price will be FOB Balao Ecuadorian Port (export terminal), in Dollars per Barrel.

Procedure: Prices of the crude basket components and the average freight price, when expressed in FOB terms, Ecuadorian Port, shall be obtained from specialized and renowned publications, such as PLATTS or similar publications, within two days from its publication prior to the date of Crude Oil sales, and two days after the date of the Crude Oil sales. If the sale is on a Sunday or Monday (where there are no publications), the publication to be used will be that of the two days immediately before and three days after the date on which the Crude Oil was sold. If the Crude Oil sale takes place on a Saturday or on a day when there are no publications (except Sunday or Monday), the publications to use will be those of three days before, and two days after the date of the Crude Oil sale.

9.3.11
As established in Article 5 of the “Reglamento Sustitutivo del Reglamento Ambiental para las Operaciones Hidrocarburíferas en el Ecuador”, if there are ecologically sensitive or culturally vulnerable areas that vary the technical and financial conditions of hydrocarbon operations, PETROPRODUCCION and CONTRACTOR shall explore ways to solve the situation and reestablish the original terms of this Contract or shall amend it by mutual agreement. In the event that PETROPRODUCCION and CONTRACTOR are unable to find a solution acceptable to both parties, the conflict will be solved in accordance with the procedures set forth in this Contract.

PENALTIES
9.4
Delayed compliance or breach of any provisions in this Contract will give PETROPRODUCCION the right to charge CONTRACTOR a penalty equivalent to 0.01% over the portion not performed in the development plan approved for the corresponding fiscal year.

9.4.1
Prior to applying a penalty for noncompliance ANY OBLIGATIONS under this Contract, the corresponding Department will notify CONTRACTOR in writing and will attach the “Fines Form”, within 5 calendar days from having knowledge of such noncompliance.

9.4.2
Upon receipt of notice, CONTRACTOR will have 15 Business Days to justify the noncompliance, and after that period, the Contract Administrator will apply or cancel the penalty, notifying the CONTRACTOR in writing within the next 5 days upon completion of the period granted to justify such noncompliance.

9.4.3
However, CONTRACTOR may submit the issue within 15 calendar days to the Executive Committee, which will take a decision in a period of five calendar days. After completing this procedure, CONTRACTOR may submit the issue within five calendar days to the Vice-President of PETROPRODUCCION, who will take a decision in 10 calendar days.

9.4.4
Penalties will not apply to events of Force Majeure or Acts of God, or in the event that PETROPRODUCCION experiences delays in fulfilling its obligations under this Contract and those foreseen in Ecuadorian Legislation, duly approved by CONTRACTOR and accepted by PETROPRODUCCION.

9.4.5	PETROPRODUCCION may collect the penalties imposed on CONTRACTOR either from: (i) the invoices payable to CONTRACTOR; (ii) the Performance Bond, in the portion proportional to the penalties.

9.4.6	In the event that the penalties imposed to CONTRACTOR reach 20% of the total value of the Contract, PETROPRODUCCION will have the right to unilaterally terminate this Contract.

The total value of this Contract amount represents the sum of the financial commitments undertaken and estimated for all stages under this Contract.

CLAUSE 10: GUARANTEES AND INSURANCE
10.1	Guarantees: CONTRACTOR shall deliver to PETROPRODUCCION the following guarantees:

10.1.1
Joint Guarantee: Prior to execution of this Contract, CONTRACTOR shall submit a joint guarantee issued by its Parent Company for the activities and investments that CONTRACTOR undertakes to perform during each Stage. The text of such guarantee will be an integral part of this Contract and is included herein as Annex 7.

10.2
Insurance: From the Effective Date of this Contract, CONTRACTOR will be solely liable to maintain all the necessary national and international insurance policies. These insurance policies will abide by Ecuadorian Law and will be based on generally accepted practices in the international petroleum industry. Assets located within the country shall be insured in the Ecuadorian Insurance market, except where coverage for specific risks is not offered locally, in which case insurance may be arranged abroad. PETROECUADOR may assign the coverage of its current insurance policies by transferring the proportional cost of the applicable insurance premiums. The CONTRACTOR may accept, at its discretion, all or part of the insurance coverage offered by PETROECUADOR.

10.2.1	CONTRACTOR shall either arrange for PETROPRODUCCION to be an additional insured party or endorse the insurance policies established by law and this Contract to PETROPRODUCCION.

10.2.2	The property and Fixed Assets referred to in this Contract shall be insured until such property and Fixed Assets are delivered to PETROPRODUCCION.

10.2.3
CONTRACTOR agrees to arrange and maintain insurance policies with public liability coverage for any direct or indirect material damages to third parties, which may arise from performance of this Contract. The CONTRACTOR undertakes to save and hold harmless PETROPRODUCCION from any claim involving loss or damage to third parties by CONTRACTOR, during the performance of this Contract.

10.2.4
In the event of loss or damage, the indemnifications paid by the insurance companies shall be paid to CONTRACTOR and will serve to immediately replace the damaged, destroyed or stolen property or facilities, as well as to cover any underinsurance, if any.

10.2.5	CONTRACTOR shall require all its insurers to include a specific clause in all policies, waiving their right of subrogation against PETROPRODUCCION.

10.2.6	CONTRACTOR shall provide PETROPRODUCCION sufficient proof that the national and international insurance companies are duly covered by the required reinsurance.

10.2.7	CONTRACTOR shall maintain current all the insurance policies, at commercial value updated annually.

10.2.8	Indemnifications and replacement of underinsured property due to damages shall be the exclusive responsibility of CONTRACTOR, and will be covered as soon as possible by CONTRACTOR.

10.2.9	CONTRACTOR is required to obtain and maintain valid at least the following insurance policies:
•	FULL OIL INDUSTRY RISK COVERAGE FOR CONTRACT ACTIVITIES

•	PUBLIC LIABILITY INSURANCE

•	FIRE INSURANCE

•	ELECTRONIC EQUIPMENT INSURANCE

•	PERSONAL INJURY AND LIFE INSURANCE
CONTRACTOR is required to obtain “Blow Out Insurance, cratering, Well Cost Control and Drilling Expenses.

10.2.10
Environmental Pollution and Damage Insurance: CONTRACTOR shall obtain, at PETROPRODUCCION’s satisfaction, the Environmental Damage and Pollution Insurances, in accordance with International petroleum Industry practices, which are included in the public liability insurance policy of CONTRACTOR.

10.2.11	The Parties may agree, in the future, to obtain additional insurance coverage for other risks involving the execution of this Contract.

10.2.12	CONTRACTOR may, at its discretion, obtain the additional insurance coverage it may deem necessary for its activities

10.2.13
Performance Bond - CONTRACTOR will deliver in favor of PETROPRODUCCION for each year of the first five years of the Contract term, a performance bond for the faithful performance of the investment commitments for the respective fiscal year, which will be inconditional, irrevocable and for immediate collection. The performance bond will be issued by a financial entity established in Ecuador, in an amount equivalent to 5% of the planned investments for the corresponding fiscal year. The performance bond will be returned to CONTRACTOR upon completing its obligations for the Fiscal Year, and CONTRACTOR will deliver a new performance bond for each of the of the subsequent years. This procedure is used in view that the Contract herein is for an undetermined amount.

CLAUSE 11: CONTRACT AMENDMENTS
11.1
This Contract may only be amended by mutual agreement of the Parties, and upon prior approval of the Contracting Committee. In the event of changes in the applicable legislation, which may impact the financial terms of this Contract, and without limiting the provisions of the following bodies of law: “Ley Orgánica de Equidad Financiera” and its Regulations, Tax Code, Social Security Law, Municipal System Law, Labor Code, the Parties agree to reflect such deviations as correction factors, or through an amendment to this Contract.

11.2
In case of increases in the costs, expenses and investments the economic model of the CONTRACTOR (Annex 5), such costs, expenses and investments shall be recovered by the CONTRACTOR through the signature of a complementary contract.

CLAUSE 12: TAXES, LIENS, LABOR SHARE AND CONTRIBUTIONS
12.1
Tax System and Labor Share. CONTRACTOR shall pay income taxes, in accordance with the provisions of the “Ley Orgánica de Régimen Tributario Interno” and other applicable rules. CONTRACTOR may deduct its investments, costs and expenses by following the legal framework that is currently in force in Ecuador. Therefore, said items will not be subject to payment of income taxes, in the event that after execution of this Contract, changes occur in the Tax System whereby the investments, costs and expenses of CONTRACTOR are deductible. CONTRACTOR will have the right as of that date to automatically include a correction factor in the payment term, in order to offset the impact of the changes made in the tax regulations.

CONTRACTOR shall pay its workers all contributions and the labor share established in the Codified Labor Code, which is currently equivalent to fifteen (15%) per cent.

12.2	The CONTRACTOR will comply with the current rules and regulations for issuance of sales receipts and tax withholding, as established by the Internal Revenue Service.

12.3	Tax on Total Assets: CONTRACTOR shall pay, as applicable, the Municipal tax equivalent to 1.5 per thousand on total assets, as set forth in Item III of the “Ley de Control Tributario y Financiero”.

12.4
Contribution to the “Superintendencia de Compañías” (Companies Examiner Office). CONTRACTOR shall pay, as applicable, the annual contribution of one per thousand on total assets, as set forth in Article 455 of the Codified Corporations Law in accordance with the procedure established by the “Superintendente de Compañías”.

12.5	CONTRACTOR shall pay, if applicable, the tax set forth in Law 122, its interpretative law and amendments.

12.6	Notary costs shall be borne by CONTRACTOR, as well as the cost of obtaining 10 certified copies of this Contract for delivery to PETROPRODUCCION.

12.7	Under this Contract, the Income Tax applicable to CONTRACTOR shall be 25% over the disposable base, with no additional charges.

In addition, CONTRACTOR may resort to all tax benefits with financial-economic effect established in the tax laws and its current or future regulations, including the income tax reduction due to reinvestment of profits.

12.8	CONTRACTOR will issue invoices to PETROPRODUCCION as established in Clause 9, adding the VAT rate to each invoice.

In view that CONTRACTOR sales will be to the public sector and in the name of PETROPRODUCCION and that CONTRACTOR will not be able to compensate the Value Added Tax paid in all its purchases or the tax withholdings made, CONTRACTOR shall have the right to obtain from the Internal Revenue Service reimbursement of the tax credit through the corresponding credit note, check or payment with other obligations of the State.

12.9
Tax System Changes. If the tax system is amended, including the VAT, and changes cannot be deemed as a tax credit or credit for profit sharing on the date this Contract is executed or its interpretation, and which affect the economics of this Contract, the Party affected shall have the right to include, by mutual agreement, a correction factor or an adjustment to the Contractual Payment, in order to absorb the increase/decrease of the tax/labor burden.

12.10
Payment in Kind. When the payment is in a value other than money or legal currency, the CONTRACTOR, that is to say is paid debt of PETROPRODUCCION the value of such invoice will be the only amount registered in the accounts of CONTRACTOR, regardless of the value these payments may reach.

CLAUSE 13: FOREIGN EXCHANGE CONTROL
13.1
Foreign currency will be subject to the provisions of the Political Charter, the Monetary Law and the regulations issued by the Central Bank of Ecuador, by virtue of which CONTRACTOR will have the right to freely dispose of the foreign currency resulting from the Contract Payment.

13.2
Likewise, CONTRACTOR will have the right to maintain, control and operate bank accounts in any currency within the country or abroad, have control and use said accounts; and maintain and use the funds of such accounts abroad, without any limitation whatsoever, in view that all transactions under this Contract will be in Dollars of the United States of America.

13.3
Notwithstanding the above, CONTRACTOR will have the right to freely dispose of, distribute, send or maintain abroad, with no restriction whatsoever, any and all amounts received by CONTRACTOR under this Contract, including its annual net profits, after all legal and tax deductions established in the laws of Ecuador.

13.4
The Bank Board regulations of the Central Bank of Ecuador or other government entities may not alter the obligations and rights of the Parties derived from this Contract. If new regulations are issued that affect the CONTRACTOR’S rights or obligations, impose exchange quotas or otherwise, provided in this Clause, which have an impact on the Contractual Payment, a correction factor will be included in order to offset the economic or financial burden to the CONTRACTOR.

CLAUSE 14: ACCOUNTING
14.1
The CONTRACTOR must keep accounting records for this Contract, subject to the hierarchy and priority of the following legal instruments: “Ley Orgánica de Equidad Tributaria” and its regulations; this Contract; and the generally accepted accounting practices of the international petroleum industry; and the Accounting Rules issued by PETROECUADOR and the Dirección Nacional de Hidrocarburos For all legal, accounting, tax and financing effects, the CONTRACTOR shall register in its accounts as a credit in the amount of the payment, only when it is made in a cash payment.

14.2
The CONTRACTOR will use in its accounting records account codes, systems and accounting procedures generally accepted in the oil industry. Double entry bookkeeping principles will be used, based on earnings. The bookkeeping will be in US Dollars. The accounting procedures are attached to this Contract as Annex VI.

CLAUSE 15: OPERATIONS
15.1
The Parties designate the CONTRACTOR, IVANHOE ENERGY ECUADOR INC. as the party responsible to perform all the operations, directly or indirectly, relating the the operations of development, production and upgrading, in the Contract Area, which includes the Pungarayacu Field, from the date this Contract is signed and from the Effective Date, as well as during the life of this Contract.

15.2
CONTRACTOR will perform the stipulated work under its responsibility, in a diligent and timely manner, and in accordance with the standards and practices accepted in the international petroleum industry, using sound engineering principles of the international petroleum industry, and in strict compliance with the terms of this Contract. PETROPRODUCCION, through its delegates in the Executive Committee, will have the right to make recommendations to CONTRACTOR regarding the method used to obtain the desired results, but it is intended that CONTRACTOR will have exclusive and full control and management over ts operations. CONTRACTOR will take all technical-operational decisions to comply with and execute the operations approved in the Annual Work Program Plan, without prejudice of the right it has to make the necessary consultations with the Vice President of PETROPRODUCCION and with the Executive Committee.

15.3
Executive Committee: The Executive Committee will consist of three (3) representatives of each Party. Each Party will also designate two alternate representatives who will replace any of the main representatives appointed by the respective Party, in the absence or incapacity of the main representative. The Executive Committee Coordinator will be appointed by CONTRACTOR from one of its representatives. The Committee will meet monthly or hold extraordinary meetings, as requested by any of its members.

15.3.1
Notices for Executive Committee meetings, will include the date, hour, place, agenda and supporting documentation for the issues to be discussed. As regards regular meetings, the representatives of the Parties will be notified three (3) business days in advance. As regards to extraordinary meetings, notices will be given at least five (5) business days in advance.

15.3.2
The Executive Committee Secretary will be a representative of CONTRACTOR, who will keep the Minutes with the resolutions adopted during the meetings, which must be discussed, approved and signed by the representatives of the Parties and certified by the Secretary. The Secretary will be responsible as the custodian to keep all Executive Committee documents and records, which will be filed at the facilities of CONTRACTOR, and will deliver PETROPRODUCCION certified copies of said documentation.

15.3.3
Decisions of the Executive Committee will be taken by simple majority vote. However, on technical issues, especially those involving the HTL™ Technology or an HTL™ Plant, the CONTRACTOR’s position will prevail. In case the members of the Executive Committee do not reach agreement, the matters in dispute shall be submitted for consideration to the legal representatives of the Parties for their resolution but if the discrepancy continues, the matter will be referred to mediation or arbitration, as established in this Contract.

15.3.4
Each Party may consult with the advisors it deems convenient, who may attend the Committee meetings. A maximum of two advisors per Party and per issue may attend the committee meetings while the issue in question is been discussed.

The advisors shall only have the right to express their views, without having the right to vote.

15.3.5
Duties of the Executive Committee. In addition to the duties listed in Annex 3, the Executive Committee will: (a) approve Annual Work Programs and Annual Investment Budgets, requests to drill and recondition wells and any other activities contemplated in the Regulations of Hydrocarbon Operations. (b) review and approve modifications, changes and/or alternatives submitted by CONTRACTOR regarding Annual Work Programs and Annual Investment Budgets, (c) review and recommend the maximum allowable production rates for the Pungarayacu Field before PETROPRODUCCION submits them for Ministry approval. The Executive Committee shall decide on all requests, proposals or requirements within term of five (5) days from the date a regular or extraordinary meeting was held to discuss the issues.

CLAUSE 16: CONFIDENTIAL INFORMATION
16.1
All data, whether interpreted or not, including but not limited to samples, electric logs, cores, reports or files, obtained by any Party during the life of this Contract, involving the operations and reservoirs will be kept strictly confidential, unless the Executive Committee approves in writing the total or partial disclosure of such data. This excludes data that any Party will provide without written consent to: a) the executives and employees of the Parties, provided that they keep the confidentiality established in this Contract. b) independent consultants, mediators and arbitrators who prior to disclosure of the information have agreed, in writing, to keep it confidential. c) government entities. including the regulation of national or public securities, having jurisdiction on any of the Parties hereto for disclosure of such information.

CLAUSE 17: INSPECTIONS, CONTROLS AND AUDITS
17.1
Inspections: During the life of this Contract, PETROPRODUCCION shall have the right to inspect the operations of the CONTRACTOR and those of the Subcontractors directly related to this Contract, in order to ensure compliance with CONTRACTOR’s obligations.

Notice of at least fifteen days in advance of the inspections must be given, in order to make the necessary arrangements for the delegates or inspectors. They shall not interrupt operations, and the inspection notices shall delimit the areas, issues and other purposes of such inspections.

17.2
PETROPRODUCCION, through officials designated by the Vice- President of this Affiliate, will have access no more than once a year to the accounting records, documents and technical records maintained by CONTRACTOR and its Subcontractors (to the extent the Subcontracts allow it), directly related to this Contract; and upon prior written notice, delivered to CONTRACTOR or its Subcontractors at least fifteen days in advance, PETROPRODUCCION or the Subcontractors, as the case may be, may also inspect the operations performed under this Contract.

17.3
The authorized representatives of PETROPRODUCCION shall have the right to request the information mentioned in the preceding paragraph during office hours, provided that prior written notice is given to CONTRACTOR at least 15 days in advance, indicating the name of such individuals.

17.4
Fiscalization and Audits: The performance of operations under this Contract will be subject to technical and financial auditing by the Dirección Nacional de Hidrocarburos, (National Hydrocarbons Bureau), as well as to the control of the Undersecretary for Environmental Protection of the Ministry of Environment, as regards to social and environmental management. These tasks will be performed directly or by hiring auditors and independent experts with proven skills, in accordance with the provisions of Articles 11 and 56 of the Hydrocarbons Law and Executive Decree 1215, published in Official Register 265 of February 13, 2002, respectively.

CLAUSE 18: ASSIGNMENT OF RIGHTS
18
CONTRACTOR may assign or transfer its rights and liabilities under this Contract upon prior approval by PETROPRODUCCION. Failure to comply with this requirement, any such assignment shall be null, and CONTRACTOR will be liable for any resulting damages or injuries . CONTRACTOR, at its own risk and expense, may assign rights to receive amounts payable to CONTRACTOR under this Contract, to entities that provide financing for operations under this CONTRACT.

CLAUSE 19: SUBCONTRACTS
19.1
CONTRACTOR may subcontract, at its own responsibility and risk, the works or services required for the performance of this Contract. Said works and services will be performed on behalf of CONTRACTOR, who will remain directly liable for all obligations under this Contract and those resulting from it, and of which CONTRACTOR is not be exonerated by reason of subcontracting. PETROPRODUCCION will assume no liability for this concept, not even in terms of solidarity.

19.2
CONTRACTOR undertakes to select its subcontractors among suitable companies, giving preference to Ecuadorian companies, in order to promote the services of national companies, provided that such services are equivalent in quality, price and availability and technical capability.

19.3
Selection of subcontractors, negotiation of subcontract terms and conditions and the awarding thereof shall be the exclusive responsibility of CONTRACTOR, without prejudice to the provisions of the National Security Act.

19.4	CONTRACTOR must stipulate in its subcontracts that the subcontractor be required to abide by all the current legal provisions and those applicable under this Contract.

19.5
Subcontractors in Ecuador will be subject to the laws, judges, courts and administrative and legal procedures currently in force in Ecuador, especially as to labor relations, social security, taxation, foreign currency payments and environmental protection, where applicable.

19.6	The value of goods, works or services rendered by subcontractors will be in accordance with current market conditions for such goods and services.

19.7
Upon request by PETROPRODUCCION, CONTRACTOR may implement works or provide additional services in areas located in or outside the Contract Area, under the same conditions and terms of this Contract. For items where no unit prices are available, the Parties will establish the value for the additional goods or services. The additional works or services will be considered as costs and expenses of CONTACTOR in the Contractual Payment.

CLAUSE 20: GOODS, IMPORTS, DELIVERIES AND DELIVERY/RECEIPT RECORDS
20.1
Goods: Supply of materials, equipment and additional goods required for the performance of this Contract, as established in the approved Plans, Programs and Annual Budgets will be the responsibility of CONTRACTOR.

20.2
Imports: Imports of any goods required to perform this Contract will be made in accordance with the Hydrocarbons Law, the Customs Law, its Regulations and other applicable legal provisions. Imports made by CONTRACTOR will be on behalf of PETROPRODUCCION and IVANHOE ENERGY ECUADOR INC, in view that CONTRACTOR will carry out complementary exploration and exploitation activities. Therefore, the Parties hereby acknowledge the exemptions of Article 87, Hydrocarbons Law, concurrent with Article 27 of the Customs Law as regards to the goods CONTRACTOR will import, provided that such goods are not available in Ecuador.

20.3
Any goods to be used temporarily in the performance of this Contract, which belong to CONTRACTOR or its Subcontractors, may enter and leave Ecuador in compliance with the temporary import regime or the commercial or industrial deposit regime contemplated in the Hydrocarbons Law, the Customs Law and its Regulations. CONTRACTOR will make any temporary imports in the name of PETROPRODUCCION.

20.3.1
The CONTRACTOR shall determine which goods the CONTRACTOR or Subcontractors will bring into Ecuador under the Temporary Import Regime to perform this Contract and will notify PETROPRODUCCION in advance. The CONTRACTOR or Subcontractor will be responsible for the paperwork, which will be subject to the Customs Law provisions.

20.3.2
The goods brought into Ecuador by CONTRACTOR or Subcontractors under the Temporary Import Regime will not be subject to the provisions of the last sub-clause of Article 29 of the Hydrocarbons Law, and may be either re-exported or nationalized upon prior notice to PETROPRODUCCION, subject to the provisions of the Customs Law, the Hydrocarbons Law, the Internal Tax System Law and other applicable laws and regulations.

20.4
As set forth in sub-clause 5.2.4, and after receiving a favorable report from PETROPRODUCCION, the Ministry of Economy and Finance, shall grant the corresponding customs duty exemption for the imported assets required to perform this Contract, in accordance with the provisions of Article 87 of the Hydrocarbons Law.

20.5
Notwithstanding the provisions of this Contract, CONTRACTOR will not transfer, encumber or remove, during the term of this Contract, any equipment, tools, machinery, facilities, or other movable or immovable assets acquired to perform this Contract, without the prior approval of PETROPRODUCCION, except for the financial or business operations that the CONTRACTOR is required to perform.

20.6
Upon termination of this Contract, due to expiration of its term or any other cause set forth in this Contract, CONTRACTOR shall deliver to PETROPRODUCCION, free of charge and in good conditions, except for normal wear and tear, the wells currently in production. In addition, it will deliver to PETROPRODUCCION in good conditions, except for normal wear and tear, all equipment, tools, machinery, facilities, and other movable or immovable assets acquired to perform this Contract, which are located in the Contract Area, with the exception of the the CONTRACTOR’s patented systems.

20.6.1
A committee made up of delegates from PETROPRODUCCION and representatives from the CONTRACTOR shall be created 180 days prior to termination of this Contract, to deliver/receive the assets referred to in sub-clause 20.6, of this Contract, in accordance with the corresponding legal provisions and regulations, and to verify compliance of the contractual obligations. The Committee will execute the delivery/receipt record, on the date this Contract terminates. If the inspection reveals deficiencies that are duly proven following the due process and are imputable to CONTRACTOR, such deficiencies will be recorded in the delivery/receipt record, and reception will be delayed for the period granted by PETROPRODUCCION, who will give CONTRACTOR all the instructions to solve the observed deficiencies.

20.7
As regards to the goods mentioned in this Clause, and if said goods are vital to keep operational the Contract Area, (PETROPRODUCCION) may exercise the purchase option in purchase or leasing agreements celebrated by the CONTRACTOR during the last (5) five years prior to termination of this Contract. The purchase option shall be duly approved by the Executive Committee.

CLAUSE 21: PERSONNEL
21.1
CONTRACTOR will hire the personnel necessary for the performance of this Contract, in accordance with the applicable legal provisions, taking into account the provisions of the first sub-clause, item a), Article 31 of the Hydrocarbons Law.

21.1.1	CONTRACTOR undertakes to maximize the use of available Ecuadorian personnel to perform the activities under this Contract.

21.1.2	For national security reasons, CONTRACTOR and its Subcontractors shall submit to the Joint Command of the Armed Forces, via PETROPRODUCCION, the data cards of all national and foreign employees.

21.1.3
The CONTRACTOR and its Subcontractors may not employ persons objected to by the Joint Command of the Armed Forces for national security reasons. Such objections may also occur for the employees already hired, in which case the objected employee will be dismissed, and such fact will not represent an omission or liability imputable to CONTRACTOR.

21.1.4
The CONTRACTOR and its Subcontractors will assume separately the employer’s liability for their workers, as established by Law. PETROPRODUCCION will not be deemed an employer, not even in terms of solidarity. The CONTRACTOR will not be deemed an employer for the workers of its subcontractors, not even in terms of solidarity.

21.2
Training. CONTRACTOR will train its Ecuadorian employees, in accordance with the Work Programs and Annual Investment Budgets. The CONTRACTOR’S foreign technical and management staff will train the CONTRACTOR’S Ecuadorian employees.

The staffing program will be the exclusive responsibility of CONTRACTOR in accordance with Art. 31 of the Hydrocarbons Law.

CLAUSE 22: SOLUTION OF DISPUTES
In the event of controversies arising from performance of this Contract, the Parties hereto will make every effort to settle such controversies by mutual agreement, within 30 days from occurrence.
22.1
Industrial property, technical or financial disputes not solved by mutual agreement will be submitted to an arbitration process in the Court of Arbitration of the International Chamber of Commerce in Paris (ICC), in accordance with the procedures established in the operating rules of the above-mentioned arbitration center.

In cases involving other issues, the Parties agree that controversies will be solved by a Court of arbitration and mediation of the Chamber of Commerce of Quito, in accordance with the Ecuadorian Arbitration Law and the Rules of that Center, as established in Article 50 of the Procurement Regulations for Specific Works, Goods and Services of Empresa Estatal de Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies.

22.2
For the events mentioned in the first and second paragraphs of sub-clause 22.1, the Parties hereby specify that their domicile for all arbitration summons and notices will be the city of Paris, France, or Quito, Ecuador, as the case may be; and their addresses shall be those recorded in sub-clause 24.4.2.

To appoint the arbitrators and follow the arbitral procedure before the Chambers of Commerce of Paris or Quito, as the case may be, the Parties will observe the following:

22.3	The Parties may only make counterclaims in relation to the same issue.

22.4
The arbitration will be in accordance with legal principles, as set forth in the provisions of Article 11 of the Attorney General’s Office Organic Law and governed by the provisions in this Contract, the documents involving the issue submitted to arbitration, and the Ecuadorian laws currently in force.

22.5	Arbitrators shall have the authority to order preventive measures, and request assistance from public officials for its enforcement.

22.6
Filing, notification, summons, and arbitral pleas, preventive measures, changes in the claim or plea, as well as the call for hearing will be in accordance with the Arbitration Regulations of the International Chamber of Commerce headquartered in Paris.

22.7	If an agreement is not reached during the mediation stage, the Parties shall designate arbitrators, in accordance with the following procedure.

22.8	The Court of Arbitration will consist of three arbitrators.

22.9
Within twenty days from receipt of the plea, or of the reply to the counterclaim, or due to contempt of one of the Parties, if applicable, whichever occurs last , each Party shall appoint one arbitrator from the list of qualified arbitrators provided by the International Chamber of Commerce in Paris (ICC), notifying the Chamber, in writing, of such appointments. If one of the Parties fails to appoint its arbitrator within said term, the other Party may request the Director of the Arbitration Center of the International Chamber of Commerce in Paris, to appoint an arbitrator from the list of arbitrators of the above-mentioned Chamber.

22.10
The two arbitrators will designate a third arbitrator, who will chair the Court of Arbitration. If within ten days these two arbitrators do not reach an agreement regarding the third arbitrator, either Party may request to the Director of the Arbitration Center of the International Chamber of Commerce in Paris appointment of the third arbitrator. The Party requesting the Director General to appoint the third arbitrator shall attach to its request the names of two candidates. The other Party will be notified of the issue, and in turn will suggest two candidates within five days from the date of notice. If the party fails to suggest candidates within the established term, the Director of the Arbitration Center will appoint a third arbitrator from the list submitted by the other Party, within five days from the date the foregoing procedures were fulfilled.

22.11
The arbitrators appointed will accept or refuse the nomination within three days after receiving notice. If no reply is received, it will be understood that they refused the nomination, and a new designation will be requested from the Party that nominated the arbitrator, in order to appoint a replacement, or, in the case of the third arbitrator, he/she will be elected in accordance with the procedures of sub-clause 22.10. When designation has been accepted, the arbitrators will be summoned by the Director of the ICC and will designate the Chair of the Court of Arbitration, which will be recorded in the corresponding minutes.

22.12	The Designated Chair of the Court shall lead the arbitration process and the Secretary of the Court will be appointed from the list of Secretaries of the Arbitration Center.

22.13
The Arbitration will be held in the city of Paris, France, and its venue will be the Paris Chamber of Commerce without prejudice that the Court of Arbitration may move to any place it may require to perform its work.

22.14
The Parties shall provide the Court of Arbitration with all information and facilities, as well as allow them access to the work sites, books and technical and accounting records, as may be needed to solve the controversy at issue. Likewise, the arbitrators will use procedures that allow the Parties to submit all the evidences deemed convenient before taking a decision.

22.15
Arbitration procedures will not interrupt the activities nor the terms foreseen in this Contract, and Contract performance shall continue as usual, unless such terms are significantly affected by the matter under dispute or by the arbitration results, which will be determined by the Court of Arbitration itself, together with the period of interruption.

22.16
The arbitral award will be executed in accordance with the Arbitration Rules of the International Chamber of Commerce, headquartered in Paris. If necessary, the Court of Arbitration will specify in its award, the measures to be taken for adequate compliance of the arbitral award.

22.17
If during the arbitration process one of the arbitrators resigns or is unable to continue in it, the Party that appointed said arbitrator will have the right to designate his/her replacement. If the person resigning or unable to continue is the Chair of the Court of Arbitration, the procedure set forth in sub-clause 22.10 shall apply.

22.18	All decisions taken by the Court of Arbitration will be by majority of votes.

22.19
The Party filing the claim will cover the arbitrator fees and operational costs involving the issue in question, while the costs of experts consulted will be borne by the requesting Party. Arbitrator fees will be settled in accordance with the tariffs established by the Arbitration and Mediation Center.

22.20
Upon completion of the arbitration process, the Court of Arbitration will notify its decision at an open hearing, after which the Court will provide the Parties with a copy of the award. The award shall include detailed explanations regarding the conclusions and other technical measures involving the arbitral award, as may be necessary.

22.21
Any arbitral award requiring payment in cash will be paid in Dollars of the United States of America. In addition, on any award requiring any of the Parties to make a cash settlement, the Party shall pay the interests established in the arbitral award, which shall be calculated from the date of noncompliance or breach of this Contract, and if established by the arbitral award, interests will accrue until the full amount is settled.

22.22
The award will not be subject to appeal, but the Parties may request further details or clarifications within three days from receipt of notice; or if applicable, an action to declare void may be presented. The Court will reply to such requests within ten days from receipt of the request.

22.23
If the Parties reach a partial or total agreement during the arbitration process, they will abide by the provisions of the Arbitration Rules of the ICC or the Chamber of Commerce of Quito, as the case may be.

CLAUSE 23: TERMINATION OF CONTRACT
23.1	This Contract will terminate in the following events:
a)	Upon full completion of the Contract term;

b)	By court decision declaring nullity or termination of this Contract;

c)	By mutual agreement of the Parties prior to performance of this Contract;

d)	By legally declared bankruptcy of CONTRACTOR;

e)	By dissolution of CONTRACTOR as a legal entity;

f)
By unilateral decision of PETROPRODUCCION due to one of the grounds set forth in Article 43 of the Procurement Regulations for Specific Works, Goods and Services of Empresa Estatal de Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies.

23.2	The grounds for unilateral termination of this Contract are:
1)	Noncompliance by CONTRACTOR;

2)	Legally declared bankruptcy of CONTRACTOR;
3)	Interruption of works, not caused by Force Majeure or Acts of God proven by CONTRACTOR and accepted by PETROPRODUCCION and PETROECUADOR;

4)	Executing this Contract with fraud and violating the express legal prohibitions or the Procurement Regulations for Specific Works, Goods and Services of PETROECUADOR;

5)	Summons to lawsuit against the legal representative of CONTRACTOR for criminal offenses having relationship with the performance of this Contract;

6)	If the penalties exceed the established minimum percentage of the Contract amount; and

7)	Any other events stipulated in this Contract, according to their nature.
23.3
Procedure for unilateral termination - Unilateral termination, as established in items 1, 3, 5, 7 will be in accordance with the provisions of Article 44 of the Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador and its Affiliate Companies.

i)
Prior to the unilateral termination PETROPRODUCCION will notify CONTRACTOR, in writing, its decision to unilaterally terminate this Contract, and will attach to such notice the technical and financial reports involving the breach of Contract. The above-mentioned notice shall specify the noncompliance incurred by Contractor, noting that if such noncompliance is not remedied or justified in a term of 15 days from receipt of notice, this Contract will be terminated.

If CONTRACTOR fails to justify or remedy the noncompliance within the established term granted, PETROPRODUCCION will terminate this Contract by resolution of its highest authority.

ii)	Unilateral termination may be grounds foe collection of the performance bond submitted under this Contract.

iii)
The financial and accounting settlement will establish the amounts payable by each Party, and the issue will be recorded in the register of defaulted contractors kept by the State Comptroller’s Office.

iv)	Early or unilateral termination of this Contract by PETROPRODUCCION will not be allowed if PETROPRODUCCION failed to fulfill its obligations with CONTRACTOR.

23.4
Early Termination for Technical or Economic Reasons If upon completion of the Evaluation and/or Pilot Stages (Stages 1 and/or 2), the CONTRACTOR advises PETROPRODUCCION that technically or economically feasible to fully develop the Contract Areas is not technically or financially feasible, the Parties will make a settlement reflecting the investments, costs and expenses incurred by CONTRACTOR in the Contract Area during the period that CONTRACTOR operated . CONTRACTOR will not be entitled to any reimbursement, for which the termination by mutual agreements that will be carried out in a Agreement, said Agreement, and prior to its signature, it must obtain the decree of the Attorney General of the Country, as stipulated in the Ley Orgánica de la Procuraduría General del Estado (The Attorney General Office Organic Law) The total cost of the work included under the proposal until this time will be the exclusive responsibility of the CONTRACTOR and as such will not be included in the settlement.

Termination by mutual agreement may also take place during the Exploitation Stage, subject to the provisions of Article 42 of the Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies. The above-mentioned Article states that “If due to unforeseen technical or financial conditions or Force Majeure or Acts of God, it is not convenient for the State to fully or partially execute the contract, the parties may agree to terminate all or some of the contractual obligations in whatever state they are at the moment, in which event the corresponding settlement will be made”.

CLAUSE 24: APPLICABLE LAW, DOMICILE, JURISDICTION AND PROCEEDINGS
24.1	Applicable legislation: This Contract is exclusively governed by Ecuadorian laws and it is hereby understood that the laws in force at the time of executing this Contract are included.

24.1.1	The CONTRACTOR expressly declares that it is fully aware of Ecuadorian Legislation.

24.2
Legal Framework: The legal framework applicable to this Contract includes but is not limited to the following instruments: One- Hydrocarbons Law, published in Official Register No. 711, of November 15, 1978 and its amendments. Two- The Special Law of Empresa Estatal Petróleos del Ecuador (PETROECUADOR) and its Affiliate Companies, published in Official Register No. 283, dated September 26, 1989 including its amendments and relevant regulations. Three- “Ley Orgánica de Equidad Tributaria”, published in Official Register 242, dated November 29, 2007. Four- Law No. 122, which creates the Development Fund for the Amazon Region Provinces, published in Official Register 676 of May 3, 1991, including its amendments and interpretative law. Five- Arbitration and Mediation Law, published in Official Register No. 145 of September 4, 1997, including its amendments. Six — General Insurance Law and its amendments. Seven- Customs Law and its regulations. Eight— Substitute Regulations for Hydrocarbon Operations. Nine- Substitute Regulations to the “Reglamento Ambiental para las Operaciones Hidrocaruburíferas en el Ecuador” published in Official Register No. 265, dated February 13, 2001. Ten — Regulations for Procurement of Goods, Works and Services for PETROECUADOR and other laws in force at the time of execution of this contract, and which are applicable to hydrocarbon activities. In the event of controversy between the above-mentioned instruments, the priority will be as follows: this Contract, the Laws, and the Regulations.

24.3
Domicile, Jurisdiction and Competence: The Parties waive domicile and submit themselves to Ecuadorian law and expressively agree that all controversies will be settled as set forth in Clause 22 of this Contract, except as established for International Arbitration.

24.4	Communications and Notices.-

24.4.1	Any documents submitted by CONTRACTOR by virtue of this Contract to PETROPRODUCCION or the Ministry under this Contract will be subject to the provisions of Article 82 of the Hydrocarbons Law.

24.4.2	All notices exchanged between the Parties will be in writing, in Spanish and will be delivered at the following addresses:
PETROPRODUCCION, Avenida de los Shyris No. 34-382 y Portugal, telephone number 2465758, fax: 2449000, Quito, Ecuador.
CONTRACTOR: IVANHOE ENERGY ECUADOR INC., Calle del Establo, Lote No. 50, Santa Lucía Alta, Edificio SITE CENTER, Torre 3, Cumbayá Ecuador, Telephone 09-978-1532.
24.4.3	The Parties may designate new addresses, by timely notifying in writing the other Party of such change.
CLAUSE 25: REGISTRATION AND VALUE OF CONTRACT
25.1	CONTRACTOR undertakes to register this Contract in the Hydrocarbons Registry of the National Hydrocarbons Bureau, within 30 days from signature of this instrument.

25.2
Undetermined Amount of Contract: Given the nature of this Contract, its value is not quantifiable on the date of its execution. Therefore, the public record in which it is recorded, will establish it of undetermined amount.

CLAUSE 26: TECHNOLOGY TRANSFER, TRAINING AND EDUCATION
CONTRACTOR undertakes to implement a technology transfer program, based on the following:
26.1
Technology Transfer Programs: The CONTRACTOR undertakes to implement a technology transfer program and will contribute 1% of total investments to research and development of heavy crude oil, to be managed by the Parties.

26.2
Training: CONTRACTOR will give seminars/courses on technology improvements to exploit heavy crude oils. The costs of the instructors, educational materials, facilities, travel expenses, lodging, etc. required to implement such courses will be at the expense of CONTRACTOR, upon prior agreement with PETROPRODUCCION, in an amount not exceeding US$25,000 per year.

26.3	Lab Facilities. Install a research lab for upgrading and transforming heavy crude oils, with participation of “Universidad Central del Ecuador”, for an amount up to $100,000.

26.4
Technical Students. Receive from the beginning of the Exploitation Stage, two (2) students or graduates of technology institutes or universities, with specialization in the Ecuadorian hydrocarbon industry, per year, to study in the United States or Canada for two years. PETROPRODUCCION and CONTRACTOR will select the educational institutions by mutual agreement. Transportation, lodging, food, and medical care will be borne by CONTRACTOR. The CONTRACTOR will not be liable for the student’s safety, but will obtain for them an accident insurance policy. The CONTRACTOR shall give the students a monthly financial aid in a reasonable amount with a value of up to $100,000 per year.

26.5
Internships. Implement an annual internship program for two PETROPRODUCCION professionals per year in the fields operated by CONTRACTOR, its Affiliates or Subsidiaries in the country or abroad, during the first five years after the HTL™ Plant begins to operate. The names of the candidates will be notified in advance to CONTRACTOR, and CONTRACTOR will have the right to veto the nominees.

26.6
Training and Educational Support: Contribute to the training and research centers of the Ministry of Mining and Petroleum and PETROECUADOR with an annual amount of up to $20,000 from the beginning of the Development Stage.

26.7	Training in Canada and USA. Coordinate training programs with Canadian and United States universities in order that PETROECUADOR workers or students from Ecuadorian Universities participate.

26.8	Heavy Crude Oil Training. Train CONTRACTOR’s Ecuadorian personnel in the use of new heavy crude oil technologies.
CLAUSE 27: CONTRACT DOCUMENTS
27.1
Qualifying Documents: This Contract includes the following qualifying documents, which have been formally recorded: a) certified copies of the appointment and taking-office minutes of the President of PETROECUADOR and Vice President of PETROPRODUCCION. b) Documents issued by the “Superintendencia de Compañías”, and the Registry of Commercial Concerns, certifying the legal status of CONTRACTOR, its legal representative and domiciliation in Ecuador. c) PETROECUADOR’s Procurement Committee Resolution, authorizing the Executive President of PETROECUADOR and the Vice President of PETROPRODUCCION to award and execute this Contract.

27.2
Annexes. The following annexes are an integral part of the Contract herein Annex: Annex One.- Delimitation of Block 20 and the Pungarayacu Field. Annex Two- Form of Payment Chart .- Annex Three Executive Committee Manual; Annex Four- Technical Criteria to Calculate Maximum Allowable Production Rates; Annex Five.- Detailed Investments Committed; Annex Six.- Accounting Rules and Regulations; Annex Seven.- Parent Company’s Joint Guaranty; Annex Eight.- Regulations for the Operation of the International Chamber of Commerce, headquartered in Paris; Annex Nine: Report of the State Attorney General: Annex Ten- Report of the State Controller; Annex Eleven-  Clarification of the Report of the State Controller; Annex Twelve- Cronogram of the Development Plan.

ANEXO 1
BLOCK 20 COORDINATES
INCLUDING PUNGARAYACU FIELD
Coordinates for Block 20
Pungarayacu Field
Napo Department, Ecuador

	East	North	Longitude				Latitude
Point	UTM		degrees	minutes	seconds	direction	degrees	minutes	seconds	direction
1	180.225,856	9'912.499,598	77	52	21.65	w	00	47	26.28	s
2	188.532,316	9'922.418,184	77	47	53.03	w	00	42	03.08	s
3	200.225,856	9'923.049,024	77	41	35.13	w	00	41	43.50	s
4	200.225.856	9'870.436,882	77	41	36.43	w	01	10	15.17	s
5	180.225,856	9'870.436,882	77	52	22.82	w	01	10	14.52	s
6	180.225,856	9'880.436,882	77	52	22.50	w	01	04	49.24	s
7	170.225,856	9'880.436,882	77	57	45.65	w	01	04	48.92	s
8	170.225,856	9'890.436,882	77	57	45.35	w	00	59	23.56	s
9	180.225,856	9'890.436,882	77	52	22.21	w	00	59	23.95	s

Point	LONG	LAT
1	-77.872681	-0.790633
2	-77.798064	-0.700856
3	-77.693092	-0.695417
4	-77.693453	-1.170881
5	-77.873006	-1.170700
6	-77.872917	-1.080344
7	-77.962681	-1.080256
8	-77.962597	-0.989878
9	-77.872836	-0.989986

ANNEX 1

BLOQUE	PUNTO	EASTING	NORTING	AREA (Has)
20	P20-1	180225,8	9914643,8	113538,585
	P20-2	200225,8	9924442,8
	P20-3	200225,8	9870436,8
	P20-4	180225,8	9870436,8
	P20-5	180225,8	9880436,8
	P20-6	170225,8	9880436,8
	P20-7	170225,8	9890436,8
	P20-8	180225,8	9890436,8

ANNEX 1 MAP
(Map of Coordinates for Block 20)

ANNEX 2
PAYMENT FORMULA
CALCULATION TABLE
PUNGARAYACU OIL FIELD
(February 2007 – Example of Contractual Payment)

1. Production during the month of February 2007
Total fiscalized production in the Contract Area (BBL)	x.xxx.xxx,xx

2. Contractual Payment (Payment Formula):

Definitions,

Reference Quarter: Calendar quarter immediately before the month on which the Effective Date of this Contract occurred.

Payment Month: The calendar month for which the Contractual Payment amount is established.

Payment Quarter Calendar quarter immediately before the month on which CONTRACTOR estimates the amount that will be invoiced as the Contractual Payment.

CPP = Contractual Payment agreed under this contract.

CPPc = Actual Contractual Payment applicable to the Fiscalized Production invoiced for the corresponding month.

IA = Adjusting Indexes – Actual escalated adjustment of the CPP that will be adjusted to the amount of Fiscalized Production to be invoiced in that month.

PPI = Producers Price Index, US Department of Labor, Bureau of Labor Statistics:

PPIs = Metals & Metal Products, Steel Mill Products
PPIm = Field Machinery & Equipment for the Oil and Gas Industry
PPIr = Petroleum Refineries

Weighting Factors: Used to calculate each adjusting index. The weighting factors have relationship with capital expenditures.
• WFs = 0.45 Weighting Factor for the PPIs
• WFm= 0.35 Weighting Factor for the PPIm
• WFr = 0.20 Weighting Factor for the PPIr

Delta PPI is the change in PPIs calculated as the ratio of the current average PPI’s for the weighted Quarter prior to the month of the corresponding Fiscalized Production (Payment Quarter), divided by the average PPI’s for the Quarter of the Contract’s Effective Date (Reference Quarter. The PPI indexes for any Quarter will be the weighted arithmetic average of the PPI’s for the three months in that quarter. A Quarter means a calendar quarter, i.e., January, February & March (first Quarter), April, May and June (second Quarter), etc.

Where,

IA = [(WFs) x (Delta PPIs)] + [(WFm) x (Delta PPIm)] + [(WFr) x (Delta PPIr)]

Then,

CPPc = (CPP) X (IA)

Where,

CPP in US $/fiscalized barrel =	37,00

3. Contractual Payment if Contractual Payment is higher than the fiscalized oil price:

Payment month =	February 2007

Effective date of Contract =	January 2006

Reference Quarter =	First Quarter 2006

Payment Quarter =	First Quarter 2007

CPP = US $ per barrel of fiscalized oil	37,00

PPIs and CPIs average for the Reference Quarter (January, February and March 2006):
From the US Bureau of Labor Statistics Web site.

Average PPIsrq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x
Average PPImrq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x
Average PPIrrq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x

PPI average for the Payment Quarter (January, February and March 2007):
From the US Bureau of Labor Statistics Web site.

Average PPIspq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x
Average PPImpq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x
Average PPIrpq = [(xxx.x + xxx.x + xxx.x) / 3] = xxx.x

Delta PPIs and CPI,

Delta PPIs = [(PPIspq) / (PPIsrq)] =[xxx.x / xxx.x] = x.xx
Delta PPIm = [(PPImpq ) / (PPImrq)] =[xxx.x / xxx.x] = x.xx
Delta PPIr = [(PPIrpq) / (PPIrrq)] =[xxx.x / xxx.x] = x.xx

Then,

IA = [(0.45) x (x.xxPPIs)] + [(0.35) x (x.xxPPIm)] + [(0.20) x (x.xxPPIr)] = x.xxIA (index with two decimal digits = Adjusting Index)

CPPc = (37.00) x (x.xxIA) = (Adjusting Index) =

Contractual Payment (US $) = US.$.xx.xx/oil barrel multiplied by xx.xxx.xxx,xx oil barrels = (including the IA)

Less,	37,00*x,xx(IA)

Costs, Expenses and Planned Investments =

Total amount to be paid – basis of liabilities =	xx.xxx.xxx,xx

And,

4.5% for the Amazon Region Provinces Development Fund (Fondo de Desarrollo de las Provincias de la Amazonía) =	(x.xxx.xxx,xx)

TOTAL AMOUNT PAYABLE TO CONTRACTOR =	x.xxx.xxx,xx

(x.xxx.xxx,xx)

x,xxx.xxx,xx

4. Income sharing if Contractual Payment is equal or lower than the fiscalized oil price:

Gross income from sale of fiscalized oil = number of fiscalized oil barrels for the sale price per barrel

Number of Fiscalized Barrels in February 2007 (BBL)=	x.xxx.xxx,xx

Weighted price for the Payment Month (US $/BBL)=	xx.xx

Gross Income to be Shared (US $)=	xx.xxx.xxx,xx

Income will be divided as follows:

Petroproducción = (20% of income) =	x.xxx.xxx,xx
Contractor = (80% of income) =	x.xxx.xxx,xx

For Contractor, Less,

Costs, Expenses and Planned Investments =	(x.xxx.xxx,xx)

Total to be paid – basis of liabilities =	x,xxx.xxx,xx

And,

4.5% for the Amazon Region Provinces Development Fund (Fondo de Desarrollo de las Provincias de la Amazonía) =	(x.xxx.xxx,xx)

TOTAL AMOUNT PAYABLE TO CONTRACTOR =	x.xxx.xxx,xx

ANNEX 3
JOINT WORK PROCEDURE DURING PROJECT EXECUTION
BETWEEN PETROPRODUCCION AND THE CONTRACTOR
This is a Specific Services Rendering Contract for the production of Heavy Crude Oil in the Area of the Contract. The contractor commits itself, at its own risk and responsibility, with PETROPRODUCCION, to confirm reserves and complementary exploration, while providing the necessary technology, capital, and equipment or machinery for the fulfillment of the obligations established in this contract.
Meaning the organizational structure should allow for widespread technological transference on site and a capacity building training program for field personnel and office staff.
The joint administration of the project will be regulated under the following policy:
All of the staff from Petroproducción, involved in the project, will be subject to the established Norms and Regulations. The Contractors personnel will be subject to the norms established by it, according to pertaining clauses of the present written document.
The following are the definitions and functions of the Operations Committee, which shall be in accordance with the contract subscribed between the parties.
REGARDING THE OPERATIONS COMMITTEE:
The Operations Committee will be composed by three (3) members from PETROPRODUCCION and three (3) members from the Contractors side. These shall be independently nominated and their functions shall last three years, and may be re elected. The members of the Committee shall come from the following areas: Operations, Exploration and Development, Finance and Legal.
The functions of the Operations Committee are:
a) Asses and recommend the Plans, Activity Programs and Annual Investment Budgets and drilling proposals, well reconditioning and any other activity contemplated in the Hydrocarbon Operations Regulation.
b) To learn of and act on modifications, changes and/or alternatives presented by the CONTRACTOR regarding Plans, Activity Programs and Annual Investment Budgets.
c) To learn of and recommend the Maximum Allowable Production Rates for Pungarayacu Field before PETROPRODUCCION submits these to the approval of the corresponding Ministry.

d) Asses general project advancement, control the fulfillment of contracts, and establish the general policies for the fulfillment of project objectives, resolve controversies and solve operational, financial, administrative, legal and contractual problems, which may have not been resolved by lower instances.
e) Specific technical, economic, administrative or legal issues regarding projects, may be advised by specialists on the matter and may recommend appropriate measures.
In general, it shall be responsible for directing, administrating, appraising, and adopting all measures necessary for the correct operation and execution of the project.

ANNEX 4
Technical Criteria to Calculate Maximum Permitted Production Rates
To be provided by the National Hydrocarbon Directorate

ANNEX 5
Provisional First Five Years of Capital Expenditures
Pungarayacu Field
2008

Year 1A – US$ 3 million	Approvals Period

Year 1B – US$ 14 million	Appraisal Period (1st Year) Subject to the successful outcome of the Approvals Period

Year 2 – US$87 million	Appraisal Period (2nd Year) Subject to the successful outcome of the previous periods

Year 3 – US$273 million	Pilot Period (1st Year) Subject to the successful outcome of the previous period

Year 4 – US$462 million	Pilot Period (2nd Year) Subject to the successful outcome of the previous period

Year 5 – US 22 million	Pilot Period (3rd Year) Subject to the successful outcome of the previous period
NOTES:
1.
The five-year capital expenditure schedule will be subject to updating every year depending on the technical results of the previous periods. The technical results and analysis for updating the subsequent years of capital expenditures will coincide with the proposed work plan and budget for the subsequent years as stated in the Contract as per clause 7.1.1 and 7.1.3.

2.
Year 2 includes costs for Front End Engineering and Design (FEED) for both the field facilities and the first HTLTM plant. The execution of this work will be subject to technical results from the previous periods.

These are approximate investments. They will only be finalized when they are approved by the Executive Committee

ANEXO 5
MODELO ECONOMICO
UNESCALATED CAPITAL COSTS

		Approval					FEED	Well
		Period	2-D	3-D	Appraisal	Steam	&	Capex &	Pipeline	HTL	Facility	Total
		Costs	Seismic	Seismic	Wells	Pilots	Engineering	Steam Pilots	Capex	Capex	Capex	Capex	Sub-Totals
PERIOD	Year	M$	M$	M$	M$	M$	M$	M$	M$	M$	M$	M$	M$

APPRAISAL	1	5,100	10,000	—	5,000	—	—	8,000	—	—	—	28,100
	2	—	—	15,000	5,000	—		20,000	—	—	—	40,000
	3	—	—	—	—	—		12,000	30,000			42,000	110,100

PILOT	4	—	—	—	—	—	40,000	33,550				73,550
	5	—	—	—	—	—	—	51,350	—	138,105	54,230	243,685
	6	—	—	—	—	—	—	61,000	—	271,755	106,500	439,255	756,490

EXPLOITATION (SECOND HTL PLANT)	7	—	—	—	—	—	—	122,152	—			122,152
	8	—	—	—	—	—	—	116,750	—			116,750
	9	—	—	—	—	—	—	88,750	—	222,750	87,295	398,795
	10	—	—	—	—	—	—	85,700	—	222,750	87,295	395,745	1,033,443

EXPLOITATION (THIRD HTL PLANT)	11	—	—	—	—	—	—	141,050	—			141,050
	12	—	—	—	—	—	—	145,700	—			145,700
	13	—	—	—	—	—	—	91,500	—	222,750	87,295	401,545
	14	—	—	—	—	—	—	79,300	—	222,750	87,295	389,345	1,077,641

	15	—	—	—	—	—	—	82,350	—	—	—	82,350
	16	—	—	—	—	—	—	73,200	—	—	—	73,200
	17	—	—	—	—	—	—	73,200	—	—	—	73,200
	18	—	—	—	—	—	—	73,200	—	—	—	73,200
	19	—	—	—	—	—	—	73,200	—	—	—	73,200
	20	—	—	—	—	—	—	73,200	—	—	—	73,200
	21	—	—	—	—	—	—	88,450	—	—	—	88,450
	22	—	—	—	—	—	—	88,450	—	—	—	88,450
	23	—	—	—	—	—	—	82,350	—	—	—	82,350
	24	—	—	—	—	—	—	85,400	—	—	—	85,400
	25	—	—	—	—	—	—	79,300	—	—	—	79,300
	26	—	—	—	—	—	—	82,350	—	—	—	82,350
	27	—	—	—	—	—	—	82,350	—	—	—	82,350
	28	—	—	—	—	—	—	82,350	—	—	—	82,350
	29	—	—	—	—	—	—	76,250	—	—	—	76,250
	30	—	—	—	—	—	—	73,200	—	—	—	73,200	1,268,800

		5,100	10,000	15,000	10,000	—	40,000	2,325,602	30,000	1,300,860	509,912	4,246,474	4,246,474

ANNEX 6
APPLICABLE NORMS OF ACCOUNTING FOR SPECIFIC SERVICES
CONTRACT IN CRUDE OIL PRODUCTION FOR THE AREA OF THE
CONTRACT
These Norms of Accounting are prepared in conformity with Clause 9 of this contract, which are developed according to the generally applied accounting principles for the hydrocarbon industry internationally.
The CONTRACTOR will, in addition, to able to receive all incentives and tributary benefits with economic – financial effect established by the tributary laws and its regulations, present or future, including the reduction of the income tax due to the reinvestment of the profits.
The expenses made by the CONTRACTOR shall be grouped under the following categories:
Geosciences
Development and Production Investments
Depreciations and amortizations
Costs and Expenses
Warehouse Stocks
A. GEOSCIENCE
Includes the following entries:
A.1. SERVICE TARIFFS for topography, aerophotogrametry, geology, seismics, magnetometry, gravimetry, processing, reprocessing and any other geological and geophysical research method including technical services, materials and personnel that correspond to this entry.
A.2. PERSONNEL EXPENSES for direction, supervision and support lent to the Geosciences unit, including services, supplies, and general expenses related to this entry.
A. 3. TECHNICAL INSURANCE AND GUARANTEES.- Insurance Policy costs, contracted to cover installations, equipment, vehicles and technical personnel.
A.4. MAIN OFFICE SERVICES.- Direct or indirect services for the Head Office and related companies, corresponding to Geoscience activities, including specific service rendering and general support.
A.5. QUITO OFFICE SUPPORT.- Technical and administrative expenses related to the functional operation of the CONTRACTOR’S main office in Ecuador, applicable to geosciences activities, including among others, staff expenses, office rent, utilities (telephone, electric, water, postal services) supplies, professional wages, hired services, general insurances and other specific and general expenses corresponding to this entry.

A.6. OTHER UNFORESEEN EXPENSES.- These correspond to other unforeseen expenses not mentioned in the previous entries, including expenses for environmental impact assessments, indemnifications for communities, etc.
B. DEVELOPMENT AND PRODUCTION INVESTMENTS
Includes the following entries:
B.1. DEVELOPMENT WELL DRILLING.- Which include the following subentries:
B.1.1. Access Roads; expenses corresponding to road construction, including technical services, staff and materials inherent to this subentry.
B.1.2. Construction site preparation entails all expenses related to well pad site preparation including technical services, staff and materials inherent to this subentry.
B.1.3. Well drilling, which include among others, mobilization, assembly, rental, disassembly and relocation of drilling equipment, pipelines, and all other related materials and services, as well as staffing expenses inherent to this subentry.
B.1.4. Well Completion.- Which correspond among others: completion equipment rental costs, services and associated materials, (Down Hole Equipment), bottom hole sensor gages and registries, well tests, laboratory services, etc.: including, technical services, pipes, materials and staff inherent to this subentry.
B.1.5. Dry wells.- the cost derived from dry wells drilled will not be capitalized and the corresponding value will be directly assigned to production expenses during that time period.
B.2. SURVEY STUDIES, INSTALLATIONS AND EQUIPMENT.- Which will include the following subentries:
B.2.1. Land survey studies for civil works execution, which correspond to the technical studies necessary for the execution of Development and Production activities.
B.2.2. Well surface equipment corresponds to surface equipment installation (artificial lift equipment), including technical services, staff and materials inherent to this subentry.
B.2.3. Christmas Tree Assembly equipment.- These expenses correspond to flow line assembly installation, manifold, scraper unit, and flow meters, including casing and pipelines, associated materials, technical services and staff inherent to this subentry.

B.2.4. Separation Equipment.- corresponding to atmospheric separators, cleanout tanks, transference pumps, including materials, technical services and staff inherent to this subentry.
B.2.5. Storage (Tank Farm), which corresponds to crude storage and other consumable fuel tanks, including materials, technical services and staff inherent to this subentry.
B.2.6. Production Facilities, which correspond to the acquisition of office equipment and furniture necessary for the fulfillment of production and development activities. This subentry shall include all assets with a cost over five hundred dollars and a life cycle of over one year.
B.2.7. Crude Upgrading Cost.
B.2.7.1. Engineering, Design, Construction & Installation of Upgrade Facility.

B.2.7.2. Facility Operation & Maintenance.

B.2.7.3. Facility Parts Importation.

B.2.7.4. Administrative, Management & Labor Costs.

B.2.7.5. Spare Parts & Repairs.
B.3. OTHER INVESTMENTS IN PROPERTY, FACILITIES & EQUIPMENT.- which will include the following subentries:
B.3.1. Furniture and equipment.- include the acquisition of furniture and office equipment necessary for the fulfillment of Development and Production activities. This subentry shall include all assets with a cost over five hundred dollars and a life cycle of over one year.
B.3.2. Vehicles.- includes the acquisition of necessary vehicles to be used during Development Investment.
B.4. TRANSPORTATION.- Air, land and river transportation costs for personnel, materials and equipment necessary for the execution of the Development and Production activities.
B.5. ROAD, EQUIPMENT AND FIELD MAINTENANCE.- These would include the maintenance costs for roads, facilities, equipment and fields, (except Base Camp) during the execution of Development and Production Investments, including technical services, staff, materials and spare parts corresponding to this entry.
B.6. BASE CAMP SERVICES.- Base Camp services and maintenance costs, including technical services, medical services, communication, staffing and materials necessary for its operation during the execution of Developing and Production Investments.

B.7. TECHNICAL INSURANCES AND GUARANTEES.- Insurance Policy costs, contracted to cover installations, equipment, vehicles and technical personnel, during Development and Production Investments, as well as the contractual warrantee costs corresponding to that investment period.
B.8. MAIN OFFICE SERVICES.- Direct and indirect services for the Main Office and related companies, corresponding to Development and Production Investment activities, including specific services and general support.
B.9. QUITO OFFICE SUPPORT.- Technical and administrative expenses related to the functional operation of the CONTRACTOR’S main office in Ecuador, applicable to Development and Production Investment activities, including among others, staff expenses, office rent, utilities (telephone, electric, water, postal services) supplies, professional wages, hired services, general insurances and other specific and general expenses corresponding to this entry.
B.10. SECONDARY RECOVERY.- Secondary recovery installation costs, including technical services, materials and staff corresponding to this entry.
B.11. FACILITY AND EQUIPMENT RESTITUTION.- Restitution costs that increase the value of facilities and equipment.
B.12. OTHER UNFORESEEN EXPENSES.- These correspond to other unforeseen expenses not mentioned in the previous entries, necessary during the execution of Development and Production Investment including expenses for environmental impact assessments, indemnifications for communities, etc.
C. DEPRECIATIONS AND AMORTIZATIONS
C.1. DEPRECIATION
The Support and Facilities equipment depreciation property of the CONTRACTOR will be calculated according to -Servicio de Rentas Internas- Internal Revenue Service standards, except for the last fiscal year of the contract when the total value of the CONTRACTOR’S assets must be amortized before they are reverted to the State.
C.2. AMORTIZATION
The CONTRACTOR’S amortization of the investment will take place in five years, taxable in equal percentages, considering that they are development investments, whereas for the maintenance investments its amortization will be by production units, that is up to twenty years, or for the life of the contrac6. As it is stated in the investment flows where it was determined the sole payment for the CONTRACTOR by Petroproduccion.

D. COSTS AND EXPENSES
All expenses made by the Contractor beginning the effective date shall be considered as Costs and Expenses.
D.1. ADMINISTRATIVE COSTS.- Which will include the following subentries:
D.1.1. General Expenses.- Correspond to the general functional expenses of the Contractor’s Main Office, directly related to this contract, including among those, office rent, utilities (telephone, electricity, water, postal services) supplies, general contracted services, general insurance, food services and other specific and general expenses inherent to this entry.
D.1.2. Costs related to Administrative Staff and their benefits.
D.1.3. Contributions to the Superintendence of Companies and other government and professional organisms.
D.1.4. Administrative insurance expenses corresponding to personnel and administrative assets insurance premium.
D.1.5. Administrative personnel transportation expenses, including foreign personnel and shipping and moving costs.
D.1.6. Main Office Administrative Services, correspond to direct and indirect services for the Main Office and related companies in Costs and Expenses administrative activities, including rendering of specific services and general support.
D.1.7. Professional Fees that correspond to expenses for professional service fees hired by the Contractor.
D.2. OPERATIONAL COSTS.- Which will include the following subentries:
D.2.1. Operational staff costs that correspond to technical personnel expenses linked to reservoir maintenance and production operations, including field superintendent, production manager, reservoir engineers, operators, mechanical, electrical, instrumentation, and materials maintenance personnel, and technical equipment for personal use, personnel and material transportation, etc, inherent to this entry, except senior staff and support personnel from the Operator’s main office, mentioned in D.3.1.
D.2.2. Consumable materials and transportation, corresponding to materials and supply expenses used in crude oil exploitation, its transportation to the operations area including, chemicals, fuels, lubricants and spare parts inherent to this subentry.

D.2.3. Production technical services correspond to contracted technical service costs inherent to reservoir exploitation, including wire lines, chemical treatments, stimulation, coiled tubing unit and other surface and corrosion treatments.
D.2.4. Maintenance, that corresponds to access road, facility, equipment, vehicle, and camp maintenance, including technical services tools, materials, staff and transportation inherent to this subentry.
D.2.5. Indemnities, costs corresponding to third party indemnity payments.
D.3. OTHER EXPENSES.- Which will include other non specified expenses from prior entries, necessary for the activities and which will be classified in the following subentries:
D.3.1. Personnel costs, corresponding to Senior Staff and Technical Support personnel from the Contractor’s Main Office’s expenses, including obligations with the state.
D.3.2. Technical insurance, related to exploitation activities, corresponding to reservoir, facilities, equipment and non-administrative staff technical insurance premiums.
D.3.3. Training Program, corresponds to Contractor’s staff training expenses.
D.3.4. Environmental protection, corresponds to environmental assessment studies and other tasks related to environmental protection, including technical services, materials and supplies for personnel expenses for those involved in the activities of this subentry.
D.3.5. Main Office technical services, correspond to direct and indirect services for the main office and related companies in cost and expense technical activities, including the rendering of specific services and general support.
D.3.6. OTHER EXPENSES.- Which will include other non specified expenses from prior entries, such as financial expenses necessary for contract development activities.

E. GENERAL MANDATORY REGULATIONS
The CONTRACTOR, to carry out its sales to the public sector and in Petroproduccion’s name with 0% tariff in the Value Added Tax (IVA), without it being able to be compensated in all its acquisitions, purchases or withholdings that take place, has the right that this un-used tax credit, it be returned or reimbursed through the respective credit note, check, or other form of payment, by the internal revenue service (SRI) or compensate with other obligations with the state.
The CONTRACTOR will be able to import under Petroproduccion’s name the goods that it may need for the fulfillment of the contract, in conformity with art. 109 of the Reformed Law of Tributary Equity in Ecuador, since said goods will be the property of the state.
E.1. OTHER TAXES LEVIES OR PAYMENTS
All the unforeseen factors that the CONTRACTOR may face in order to meet the object of this contract, and that are not specified, since they have not been considered in the economic part of the contract, in which a return to the investment was assured using the internal rate of return, with its only fee or payment, the CONTRACTOR will be able to request the reintegration or compensation to cover said taxes, levies, payments or unforeseen withdrawals to Petroproduccion.

ANNEX 7
HEAD OFFICE WARRANTY
IVANHOE ENERGY LATIN AMERICA INC., (Ivanhoe) a duly constituted and established company, under the laws of the Province of British Columbia, Canada, whose Main Office is located at Suite 654 — 999 Canada Place, Vancouver, British Columbia, V6C3E1, Canada, a company which from hereon forth shall be simply denominated as MAIN OFFICE, through this written document confirms to warrant due and integral compliance of all the obligations established in the Contract and shall provide all the technical, economic assistance and support necessary to its subsidiary IVANHOE ENERGY ECUADOR Inc, Ecuador Branch Office, a duly constituted and established branch office, under the laws of the Republic of Ecuador, as evidenced by Public Dead celebrated before the Notary Public, Dr. Remigio Poveda Vargas, Chief Officer of the Notary Number Seventeen, on February 18, 2008 and inscribed in the Mercantile Registry on March 11, 2008 and in the National Hydrocarbon Directorate on March 14, 2008, so that said branch office may fulfill all the investment obligations it acquires as a result of subscribing the SPECIFIC SERVICES CONTRACT FOR THE DEVELOPMENT AND PRODUCTION OF CRUDE OIL IN THE AREA OF THE CONTRACT, to be celebrated with, EMPRESA ESTATAL PETROLEOS DEL ECUADOR, PETROECUADOR AND ITS AFFILIATE, LA EMPRESA ESTATAL DE EXPLORACION Y PRODUCCION DE PETROLEOS DEL ECUADOR, PETROPRODUCCION.
The present warrantee shall be interpreted as such and in due compliance with Canadian law, excluding any other rule of law from any other jurisdiction, to which the present warrantee is subject to.
The MAIN OFFICE irrevocably commits to submit to the exclusive jurisdiction and competence of the judges and courts of the province of British Columbia — Canada, to resolve any controversy or claim associated or related to the present written document, including but not limited to the validity and compliance of the same.
Submitted to the exclusive competence and jurisdiction of the judges and courts of the Province of British Columbia — Canada, does in no way constitute a limitation to the right of the parties to initiate legal action whatsoever for the execution and fulfillment of any ruling or decision of said judges or courts.
IVANHOE ENERGY LATIN AMERICA INC.
Suite 654 – 999 Canada Place,
Vancouver, British Columbia,
V6C3E1, Canada

ANNEX 8
Rules of Arbitration of the International Chamber of Commerce (1998)
INTRODUCTORY PROVISIONS
Article 1
International Court of Arbitration
1. The International Court of Arbitration (the “Court”) of the International Chamber of Commerce (the “ICC”) is the arbitration body attached to the ICC. The statutes of the Court are set forth in Appendix I. Members of the Court are appointed by the World Council of the ICC. The function of the Court is to provide for the settlement by arbitration of business disputes of an international character in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”).
If so empowered by an arbitration agreement, the Court shall also provide for the settlement by arbitration in accordance with these Rules of business disputes not of an international character.
2. The Court does not itself settle disputes. It has the function of ensuring the application of these Rules. It draws up its own Internal Rules (Appendix II).
3. The Chairman of the Court or, in the Chairman’s absence or otherwise at his request, one of its Vice-Chairmen shall have the power to take urgent decisions on behalf of the Court, provided that any such decision is reported to the Court at its next session.
4. As provided for in its Internal Rules, the Court may delegate to one or more committees composed of its members the power to take certain decisions, provided that any such decision is reported to the Court at its next session.
5. The Secretariat of the Court (the “Secretariat”) under the direction of its Secretary General (the “Secretary General”) shall have its seat at the headquarters of the ICC.
Article 2
Definitions
In these Rules:
(i) “Arbitral Tribunal” includes one or more arbitrators.
(ii) “Claimant” includes one or more claimants and “Respondent” includes one or more respondents.
(iii) “Award” includes, inter alia, an interim, partial or final Award.

Article 3
Written Notifications or Communications; Time Limits
1. All pleadings and other written communications submitted by any party, as well as all documents annexed thereto, shall be supplied in a number of copies sufficient to provide one copy for each party, plus one for each arbitrator, and one for the Secretariat. A copy of any communication from the Arbitral Tribunal to the parties shall be sent to the Secretariat.
2. All notifications or communications from the Secretariat and the Arbitral Tribunal shall be made to the last address of the party or its representative for whom the same are intended, as notified either by the party in question or by the other party. Such notification or communication may be made by delivery against receipt, registered post, courier, facsimile transmission, telex, telegram or any other means of telecommunication that provides a record of the sending thereof.
3. A notification or communication shall be deemed to have been made on the day it was received by the party itself or by its representative, or would have been received if made in accordance with the preceding paragraph.
4. Periods of time specified in or fixed under the present Rules shall start to run on the day following the date a notification or communication is deemed to have been made in accordance with the preceding paragraph. When the day next following such date is an official holiday, or a non-business day in the country where the notification or communication is deemed to have been made, the period of time shall commence on the first following business day. Official holidays and non-business days are included in the calculation of the period of time. If the last day of the relevant period of time granted is an official holiday or a non-business day in the country where the notification or communication is deemed to have been made, the period of time shall expire at the end of the first following business day.
COMMENCING THE ARBITRATION
Article 4
Request for Arbitration
1. A party wishing to have recourse to arbitration under these Rules shall submit its Request for Arbitration (the “Request”) to the Secretariat, which shall notify the Claimant and Respondent of the receipt of the Request and the date of such receipt.
2. The date on which the Request is received by the Secretariat shall, for all purposes, be deemed to be the date of the commencement of the arbitral proceedings.
3. The Request shall, inter alia, contain the following information:
a) the name in full, description and address of each of the parties;
b) a description of the nature and circumstances of the dispute giving rise to the claim(s);
c) a statement of the relief sought, including, to the extent possible, an indication of any amount(s) claimed;

d) the relevant agreements and, in particular, the arbitration agreement;
e) all relevant particulars concerning the number of arbitrators and their choice in accordance with the provisions of Articles 8, 9 and 10, and any nomination of an arbitrator required thereby; and f) any comments as to the place of arbitration, the applicable rules of law and the language of the arbitration.
4. Together with the Request, the Claimant shall submit the number of copies thereof required by Article 3(1) and shall make the advance payment on administrative expenses required by Appendix III (“Arbitration Costs and Fees”) in force on the date the Request is submitted. In the event that the Claimant fails to comply with either of these requirements, the Secretariat may fix a time limit within which the Claimant must comply, failing which the file shall be closed without prejudice to the right of the Claimant to submit the same claims at a later date in another Request.
5. The Secretariat shall send a copy of the Request and the documents annexed thereto to the Respondent for its Answer to the Request once the Secretariat has sufficient copies of the Request and the required advance payment.
6. When a party submits a Request in connection with a legal relationship in respect of which arbitration proceedings between the same parties are already pending under these Rules, the Court may, at the request of a party, decide to include the claims contained in the Request in the pending proceedings provided that the Terms of Reference have not been signed or approved by the Court. Once the Terms of Reference have been signed or approved by the Court, claims may only be included in the pending proceedings subject to the provisions of Article 19.
Article 5
Answer to the Request; Counterclaims
1. Within 30 days from the receipt of the Request from the Secretariat, the Respondent shall file an Answer (the “Answer”) which shall, inter alia, contain the following information:
a) its name in full, description and address;
b) its comments as to the nature and circumstances of the dispute giving rise to the claim(s);
c) its response to the relief sought;
d) any comments concerning the number of arbitrators and their choice in light of the Claimant’s proposals and in accordance with the provisions of Articles 8, 9 and 10, and any nomination of an arbitrator required thereby; and
e) any comments as to the place of arbitration, the applicable rules of law and the language of the arbitration.

2. The Secretariat may grant the Respondent an extension of the time for filing the Answer, provided the application for such an extension contains the Respondent’s comments concerning the number of arbitrators and their choice and, where required by Articles 8, 9 and 10, the nomination of an arbitrator. If the Respondent fails to do so, the Court shall proceed in accordance with these Rules.
3. The Answer shall be supplied to the Secretariat in the number of copies specified by Article 3(1).
4. A copy of the Answer and the documents annexed thereto shall be communicated by the Secretariat to the Claimant.
5. Any counterclaim(s) made by the Respondent shall be filed with its Answer and shall provide:
a) a description of the nature and circumstances of the dispute giving rise to the counterclaim(s); and
b) a statement of the relief sought, including, to the extent possible, an indication of any amount(s) counterclaimed.
6. The Claimant shall file a Reply to any counterclaim within 30 days from the date of receipt of the counterclaim(s) communicated by the Secretariat. The Secretariat may grant the Claimant an extension of time for filing the Reply.
Article 6
Effect of the Arbitration Agreement
1. Where the parties have agreed to submit to arbitration under the Rules, they shall be deemed to have submitted ipso facto to the Rules in effect on the date of commencement of the arbitration proceedings, unless they have agreed to submit to the Rules in effect on the date of their arbitration agreement.
2. If the Respondent does not file an Answer, as provided by Article 5, or if any party raises one or more pleas concerning the existence, validity or scope of the arbitration agreement, the Court may decide, without prejudice to the admissibility or merits of the plea or pleas, that the arbitration shall proceed if it is prima facie satisfied that an arbitration agreement under the Rules may exist. In such a case, any decision as to the jurisdiction of the Arbitral Tribunal shall be taken by the Arbitral Tribunal itself. If the Court is not so satisfied, the parties shall be notified that the arbitration cannot proceed. In such a case, any party retains the right to ask any court having jurisdiction whether or not there is a binding arbitration agreement.
3. If any of the parties refuses or fails to take part in the arbitration or any stage thereof, the arbitration shall proceed notwithstanding such refusal or failure.
4. Unless otherwise agreed, the Arbitral Tribunal shall not cease to have jurisdiction by reason of any claim that the contract is null and void or allegation that it is non-existent, provided that the Arbitral Tribunal upholds the validity of the arbitration agreement. The Arbitral Tribunal shall continue to have jurisdiction to determine the respective rights of the parties and to adjudicate their claims and pleas even though the contract itself may be non-existent or null and void.

THE ARBITRAL TRIBUNAL
Article 7
General Provisions
1. Every arbitrator must be and remain independent of the parties involved in the arbitration.
2. Before appointment or confirmation, a prospective arbitrator shall sign a statement of independence and disclose in writing to the Secretariat any facts or circumstances which might be of such a nature as to call into question the arbitrator’s independence in the eyes of the parties. The Secretariat shall provide such information to the parties in writing and fix a time limit for any comments from them.
3. An arbitrator shall immediately disclose in writing to the Secretariat and to the parties any facts or circumstances of a similar nature which may arise during the arbitration.
4. The decisions of the Court as to the appointment, confirmation, challenge or replacement of an arbitrator shall be final and the reasons for such decisions shall not be communicated.
5. By accepting to serve, every arbitrator undertakes to carry out his responsibilities in accordance with these Rules.
6. Insofar as the parties have not provided otherwise, the Arbitral Tribunal shall be constituted in accordance with the provisions of Articles 8, 9 and 10.
Article 8
Number of Arbitrators
1. The disputes shall be decided by a sole arbitrator or by three arbitrators.
2. Where the parties have not agreed upon the number of arbitrators, the Court shall appoint a sole arbitrator, save where it appears to the Court that the dispute is such as to warrant the appointment of three arbitrators. In such case, the Claimant shall nominate an arbitrator within a period of 15 days from the receipt of the notification of the decision of the Court, and the Respondent shall nominate an arbitrator within a period of 15 days from the receipt of the notification of the nomination made by the Claimant.
3. Where the parties have agreed that the dispute shall be settled by a sole arbitrator, they may, by agreement, nominate the sole arbitrator for confirmation. If the parties fail to nominate a sole arbitrator within 30 days from the date when the Claimant’s Request for Arbitration has been received by the other party, or within such additional time as may be allowed by the Secretariat, the sole arbitrator shall be appointed by the Court.

4. Where the dispute is to be referred to three arbitrators, each party shall nominate in the Request and the Answer, respectively, one arbitrator for confirmation. If a party fails to nominate an arbitrator, the appointment shall be made by the Court. The third arbitrator, who will act as chairman of the Arbitral Tribunal, shall be appointed by the Court, unless the parties have agreed upon another procedure for such appointment, in which case the nomination will be subject to confirmation pursuant to Article 9. Should such procedure not result in a nomination within the time limit fixed by the parties or the Court, the third arbitrator shall be appointed by the Court.
Article 9
Appointment and Confirmation of the Arbitrators
1. In confirming or appointing arbitrators, the Court shall consider the prospective arbitrator’s nationality, residence and other relationships with the countries of which the parties or the other arbitrators are nationals and the prospective arbitrator’s availability and ability to conduct the arbitration in accordance with these Rules. The same shall apply where the Secretary General confirms arbitrators pursuant to Article 9(2).
2. The Secretary General may confirm as co-arbitrators, sole arbitrators and chairmen of Arbitral Tribunals persons nominated by the parties or pursuant to their particular agreements, provided they have filed a statement of independence without qualification or a qualified statement of independence has not given rise to objections. Such confirmation shall be reported to the Court at its next session. If the Secretary General considers that a co-arbitrator, sole arbitrator or chairman of an Arbitral Tribunal should not be confirmed, the matter shall be submitted to the Court.
3. Where the Court is to appoint a sole arbitrator or the chairman of an Arbitral Tribunal, it shall make the appointment upon a proposal of a National Committee of the ICC that it considers to be appropriate. If the Court does not accept the proposal made, or if the National Committee fails to make the proposal requested within the time limit fixed by the Court, the Court may repeat its request or may request a proposal from another National Committee that it considers to be appropriate.
4. Where the Court considers that the circumstances so demand, it may choose the sole arbitrator or the chairman of the Arbitral Tribunal from a country where there is no National Committee, provided that neither of the parties objects within the time limit fixed by the Court.
5. The sole arbitrator or the chairman of the Arbitral Tribunal shall be of a nationality other than those of the parties.
However, in suitable circumstances and provided that neither of the parties objects within the time limit fixed by the Court, the sole arbitrator or the chairman of the Arbitral Tribunal may be chosen from a country of which any of the parties is a national.
6. Where the Court is to appoint an arbitrator on behalf of a party which has failed to nominate one, it shall make the appointment upon a proposal of the National Committee of the country of which that party is a national. If the Court does not accept the proposal made, or if the National Committee fails to make the proposal requested within the time limit fixed by the Court, or if the country of which the said party is a national has no National Committee, the Court shall be at liberty to choose any person whom it regards as suitable. The Secretariat shall inform the National Committee, if one exists, of the country of which such person is a national.

Article 10
Multiple Parties
1. Where there are multiple parties, whether as Claimant or as Respondent, and where the dispute is to be referred to three arbitrators, the multiple Claimants, jointly, and the multiple Respondents, jointly, shall nominate an arbitrator for confirmation pursuant to Article 9.
2. In the absence of such a joint nomination and where all parties are unable to agree to a method for the constitution of the Arbitral Tribunal, the Court may appoint each member of the Arbitral Tribunal and shall designate one of them to act as chairman. In such case, the Court shall be at liberty to choose any person it regards as suitable to act as arbitrator, applying Article 9 when it considers this appropriate.
Article 11
Challenge of Arbitrators
1. A challenge of an arbitrator, whether for an alleged lack of independence or otherwise, shall be made by the submission to the Secretariat of a written statement specifying the facts and circumstances on which the challenge is based.
2. For a challenge to be admissible, it must be sent by a party either within 30 days from receipt by that party of the notification of the appointment or confirmation of the arbitrator, or within 30 days from the date when the party making the challenge was informed of the facts and circumstances on which the challenge is based if such date is subsequent to the receipt of such notification.
3. The Court shall decide on the admissibility and, at the same time, if necessary, on the merits of a challenge after the Secretariat has afforded an opportunity for the arbitrator concerned, the other party or parties and any other members of the Arbitral Tribunal to comment in writing within a suitable period of time. Such comments shall be communicated to the parties and to the arbitrators.

Article 12
Replacement of Arbitrators
1. An arbitrator shall be replaced upon his death, upon the acceptance by the Court of the arbitrator’s resignation, upon acceptance by the Court of a challenge, or upon the request of all the parties.
2. An arbitrator shall also be replaced on the Court’s own initiative when it decides that he is prevented de jure or de facto from fulfilling his functions, or that he is not fulfilling his functions in accordance with the Rules or within the prescribed time limits.
3. When, on the basis of information that has come to its attention, the Court considers applying Article 12(2), it shall decide on the matter after the arbitrator concerned, the parties and any other members of the Arbitral Tribunal have had an opportunity to comment in writing within a suitable period of time. Such comments shall be communicated to the parties and to the arbitrators.
4. When an arbitrator is to be replaced, the Court has discretion to decide whether or not to follow the original nominating process. Once reconstituted, and after having invited the parties to comment, the Arbitral Tribunal shall determine if and to what extent prior proceedings shall be repeated before the reconstituted Arbitral Tribunal.
5. Subsequent to the closing of the proceedings, instead of replacing an arbitrator who has died or been removed by the Court pursuant to Articles 12(1) and 12(2), the Court may decide, when it considers it appropriate, that the remaining arbitrators shall continue the arbitration. In making such determination, the Court shall take into account the views of the remaining arbitrators and of the parties and such other matters that it considers appropriate in the circumstances.
THE ARBITRAL PROCEEDINGS
Article 13
Transmission of the File to the Arbitral Tribunal
The Secretariat shall transmit the file to the Arbitral Tribunal as soon as it has been constituted, provided the advance on costs requested by the Secretariat at this stage has been paid.
Article 14
Place of the Arbitration
1. The place of the arbitration shall be fixed by the Court unless agreed upon by the parties.
2. The Arbitral Tribunal may, after consultation with the parties, conduct hearings and meetings at any location it considers appropriate unless otherwise agreed by the parties.
3. The Arbitral Tribunal may deliberate at any location it considers appropriate.

Article 15
Rules Governing the Proceedings
1. The proceedings before the Arbitral Tribunal shall be governed by these Rules and, where these Rules are silent, by any rules which the parties or, failing them, the Arbitral Tribunal may settle on, whether or not reference is thereby made to the rules of procedure of a national law to be applied to the arbitration.
2. In all cases, the Arbitral Tribunal shall act fairly and impartially and ensure that each party has a reasonable opportunity to present its case.
Article 16
Language of the Arbitration
In the absence of an agreement by the parties, the Arbitral Tribunal shall determine the language or languages of the arbitration, due regard being given to all relevant circumstances, including the language of the contract.
Article 17
Applicable Rules of Law
1. The parties shall be free to agree upon the rules of law to be applied by the Arbitral Tribunal to the merits of the dispute. In the absence of any such agreement, the Arbitral Tribunal shall apply the rules of law which it determines to be appropriate.
2. In all cases the Arbitral Tribunal shall take account of the provisions of the contract and the relevant trade usages.
3. The Arbitral Tribunal shall assume the powers of an amiable compositeur or decide ex aequo et bono only if the parties have agreed to give it such powers.
Article 18
Terms of Reference; Procedural Timetable
1. As soon as it has received the file from the Secretariat, the Arbitral Tribunal shall draw up, on the basis of documents or in the presence of the parties and in the light of their most recent submissions, a document defining its Terms of Reference. This document shall include the following particulars:
a) the full names and descriptions of the parties;
b) the addresses of the parties to which notifications and communications arising in the course of the arbitration may be made;
c) a summary of the parties’ respective claims and of the relief sought by each party, with an indication to the extent possible of the amounts claimed or counterclaimed;
d) unless the Arbitral Tribunal considers it inappropriate, a list of issues to be determined;
e) the full names, descriptions and addresses of the arbitrators;

f) the place of the arbitration; and
g) particulars of the applicable procedural rules and, if such is the case, reference to the power conferred upon the Arbitral Tribunal to act as amiable compositeur or to decide ex aequo et bono.
2. The Terms of Reference shall be signed by the parties and the Arbitral Tribunal. Within two months of the date on which the file has been transmitted to it, the Arbitral Tribunal shall transmit to the Court the Terms of Reference signed by it and by the parties. The Court may extend this time limit pursuant to a reasoned request from the Arbitral Tribunal or on its own initiative if it decides it is necessary to do so.
3. If any of the parties refuses to take part in the drawing up of the Terms of Reference or to sign the same, they shall be submitted to the Court for approval. When the Terms of Reference have been signed in accordance with Article 18(2) or approved by the Court, the arbitration shall proceed.
4. When drawing up the Terms of Reference, or as soon as possible thereafter, the Arbitral Tribunal, after having consulted the parties, shall establish in a separate document a provisional timetable that it intends to follow for the conduct of the arbitration and shall communicate it to the Court and the parties. Any subsequent modifications of the provisional timetable shall be communicated to the Court and the parties.
Article 19
New Claims
After the Terms of Reference have been signed or approved by the Court, no party shall make new claims or counterclaims which fall outside the limits of the Terms of Reference unless it has been authorized to do so by the Arbitral Tribunal, which shall consider the nature of such new claims or counterclaims, the stage of the arbitration and other relevant circumstances.
Article 20
Establishing the Facts of the Case
1. The Arbitral Tribunal shall proceed within as short a time as possible to establish the facts of the case by all appropriate means.
2. After studying the written submissions of the parties and all documents relied upon, the Arbitral Tribunal shall hear the parties together in person if any of them so requests or, failing such a request, it may of its own motion decide to hear them.
3. The Arbitral Tribunal may decide to hear witnesses, experts appointed by the parties or any other person, in the presence of the parties, or in their absence provided they have been duly summoned.

4. The Arbitral Tribunal, after having consulted the parties, may appoint one or more experts, define their terms of reference and receive their reports. At the request of a party, the parties shall be given the opportunity to question at a hearing any such expert appointed by the Tribunal.
5. At any time during the proceedings, the Arbitral Tribunal may summon any party to provide additional evidence.
6. The Arbitral Tribunal may decide the case solely on the documents submitted by the parties unless any of the parties requests a hearing.
7. The Arbitral Tribunal may take measures for protecting trade secrets and confidential information.
Article 21
Hearings
1. When a hearing is to be held, the Arbitral Tribunal, giving reasonable notice, shall summon the parties to appear before it on the day and at the place fixed by it.
2. If any of the parties, although duly summoned, fails to appear without valid excuse, the Arbitral Tribunal shall have the power to proceed with the hearing.
3. The Arbitral Tribunal shall be in full charge of the hearings, at which all the parties shall be entitled to be present. Save with the approval of the Arbitral Tribunal and the parties, persons not involved in the proceedings shall not be admitted.
4. The parties may appear in person or through duly authorized representatives. In addition, they may be assisted by advisers.
Article 22
Closing of the Proceedings
1. When it is satisfied that the parties have had a reasonable opportunity to present their cases, the Arbitral Tribunal shall declare the proceedings closed. Thereafter, no further submission or argument may be made, or evidence produced, unless requested or authorized by the Arbitral Tribunal.
2. When the Arbitral Tribunal has declared the proceedings closed, it shall indicate to the Secretariat an approximate date by which the draft Award will be submitted to the Court for approval pursuant to Article 27. Any postponement of that date shall be communicated to the Secretariat by the Arbitral Tribunal.

Article 23
Conservatory and Interim Measures
1. Unless the parties have otherwise agreed, as soon as the file has been transmitted to it, the Arbitral Tribunal may, at the request of a party, order any interim or conservatory measure it deems appropriate. The Arbitral Tribunal may make the granting of any such measure subject to appropriate security being furnished by the requesting party. Any such measure shall take the form of an order, giving reasons, or of an Award, as the Arbitral Tribunal considers appropriate.
2. Before the file is transmitted to the Arbitral Tribunal, and in appropriate circumstances even thereafter, the parties may apply to any competent judicial authority for interim or conservatory measures. The application of a party to a judicial authority for such measures or for the implementation of any such measures ordered by an Arbitral Tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the Arbitral Tribunal. Any such application and any measures taken by the judicial authority must be notified without delay to the Secretariat. The Secretariat shall inform the Arbitral Tribunal thereof.
AWARDS
Article 24
Time Limit for the Award
1. The time limit within which the Arbitral Tribunal must render its final Award is six months. Such time limit shall start to run from the date of the last signature by the Arbitral Tribunal or by the parties of the Terms of Reference or, in the case of application of Article 18(3), the date of the notification to the Arbitral Tribunal by the Secretariat of the approval of the Terms of Reference by the Court.
2. The Court may extend this time limit pursuant to a reasoned request from the Arbitral Tribunal or on its own initiative if it decides it is necessary to do so.
Article 25
Making of the Award
1. When the Arbitral Tribunal is composed of more than one arbitrator, an Award is given by a majority decision. If there be no majority, the Award shall be made by the chairman of the Arbitral Tribunal alone.
2. The Award shall state the reasons upon which it is based.
3. The Award shall be deemed to be made at the place of the arbitration and on the date stated therein.

Article 26
Award by Consent
If the parties reach a settlement after the file has been transmitted to the Arbitral Tribunal in accordance with Article 13, the settlement shall be recorded in the form of an Award made by consent of the parties if so requested by the parties and if the Arbitral Tribunal agrees to do so.
Article 27
Scrutiny of the Award by the Court
Before signing any Award, the Arbitral Tribunal shall submit it in draft form to the Court. The Court may lay down modifications as to the form of the Award and, without affecting the Arbitral Tribunal’s liberty of decision, may also draw its attention to points of substance. No Award shall be rendered by the Arbitral Tribunal until it has been approved by the Court as to its form.
Article 28
Notification, Deposit and Enforceability of the Award
1. Once an Award has been made, the Secretariat shall notify to the parties the text signed by the Arbitral Tribunal, provided always that the costs of the arbitration have been fully paid to the ICC by the parties or by one of them.
2. Additional copies certified true by the Secretary General shall be made available on request and at any time to the parties, but to no one else.
3. By virtue of the notification made in accordance with Paragraph 1 of this Article, the parties waive any other form of notification or deposit on the part of the Arbitral Tribunal.
4. An original of each Award made in accordance with the present Rules shall be deposited with the Secretariat.
5. The Arbitral Tribunal and the Secretariat shall assist the parties in complying with whatever further formalities may be necessary.
6. Every Award shall be binding on the parties. By submitting the dispute to arbitration under these Rules, the parties undertake to carry out any Award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

Article 29
Correction and Interpretation of the Award
1. On its own initiative, the Arbitral Tribunal may correct a clerical, computational or typographical error, or any errors of similar nature contained in an Award, provided such correction is submitted for approval to the Court within 30 days of the date of such Award.
2. Any application of a party for the correction of an error of the kind referred to in Article 29(1), or for the interpretation of an Award, must be made to the Secretariat within 30 days of the receipt of the Award by such party, in a number of copies as stated in Article 3(1).
After transmittal of the application to the Arbitral Tribunal, the latter shall grant the other party a short time limit, normally not exceeding 30 days, from the receipt of the application by that party, to submit any comments thereon. If the Arbitral Tribunal decides to correct or interpret the Award, it shall submit its decision in draft form to the Court not later than 30 days following the expiration of the time limit for the receipt of any comments from the other party or within such other period as the Court may decide.
3. The decision to correct or to interpret the Award shall take the form of an addendum and shall constitute part of the Award. The provisions of Articles 25, 27 and 28 shall apply mutatis mutandis.
COSTS
Article 30
Advance to Cover the Costs of the Arbitration
1. After receipt of the Request, the Secretary General may request the Claimant to pay a provisional advance in an amount intended to cover the costs of arbitration until the Terms of Reference have been drawn up.
2. As soon as practicable, the Court shall fix the advance on costs in an amount likely to cover the fees and expenses of the arbitrators and the ICC administrative costs for the claims and counterclaims which have been referred to it by the parties. This amount may be subject to readjustment at any time during the arbitration. Where, apart from the claims, counterclaims are submitted, the Court may fix separate advances on costs for the claims and the counterclaims.
3. The advance on costs fixed by the Court shall be payable in equal shares by the Claimant and the Respondent. Any provisional advance paid on the basis of Article 30(1) will be considered as a partial payment thereof. However, any party shall be free to pay the whole of the advance on costs in respect of the principal claim or the counterclaim should the other party fail to pay its share. When the Court has set separate advances on costs in accordance with Article 30(2), each of the parties shall pay the advance on costs corresponding to its claims.

4. When a request for an advance on costs has not been complied with, and after consultation with the Arbitral Tribunal, the Secretary General may direct the Arbitral Tribunal to suspend its work and set a time limit, which must be not less than 15 days, on the expiry of which the relevant claims, or counterclaims, shall be considered as withdrawn. Should the party in question wish to object to this measure, it must make a request within the aforementioned period for the matter to be decided by the Court. Such party shall not be prevented, on the ground of such withdrawal, from reintroducing the same claims or counterclaims at a later date in another proceeding.
5. If one of the parties claims a right to a set-off with regard to either claims or counterclaims, such set-off shall be taken into account in determining the advance to cover the costs of arbitration in the same way as a separate claim insofar as it may require the Arbitral Tribunal to consider additional matters.
Article 31
Decision as to the Costs of the Arbitration
1. The costs of the arbitration shall include the fees and expenses of the arbitrators and the ICC administrative expenses fixed by the Court, in accordance with the scale in force at the time of the commencement of the arbitral proceedings, as well as the fees and expenses of any experts appointed by the Arbitral Tribunal and the reasonable legal and other costs incurred by the parties for the arbitration.
2. The Court may fix the fees of the arbitrators at a figure higher or lower than that which would result from the application of the relevant scale should this be deemed necessary due to the exceptional circumstances of the case. Decisions on costs other than those fixed by the Court may be taken by the Arbitral Tribunal at any time during the proceedings.
3. The final Award shall fix the costs of the arbitration and decide which of the parties shall bear them or in what proportion they shall be borne by the parties.
MISCELLANEOUS
Article 32
Modified Time Limits
1. The parties may agree to shorten the various time limits set out in these Rules. Any such agreement entered into subsequent to the constitution of an Arbitral Tribunal shall become effective only upon the approval of the Arbitral Tribunal.
2. The Court, on its own initiative, may extend any time limit which has been modified pursuant to Article 32(1) if it decides that it is necessary to do so in order that the Arbitral Tribunal or the Court may fulfil their responsibilities in accordance with these Rules.
Article 33
Waiver
A party which proceeds with the arbitration without raising its objection to a failure to comply with any provision of these Rules, or of any other rules applicable to the proceedings, any direction given by the Arbitral Tribunal, or any requirement under the arbitration agreement relating to the constitution of the Arbitral Tribunal, or to the conduct of the proceedings, shall be deemed to have waived its right to object.

Article 34
Exclusion of Liability
Neither the arbitrators, nor the Court and its members, nor the ICC and its employees, nor the ICC National Committees shall be liable to any person for any act or omission in connection with the arbitration.
Article 35
General Rule
In all matters not expressly provided for in these Rules, the Court and the Arbitral Tribunal shall act in the spirit of these Rules and shall make every effort to make sure that the Award is enforceable at law.
ARBITRATION COSTS AND FEES
Article 1
Advance on Costs
1. Each request to commence an arbitration pursuant to the Rules must be accompanied by an advance payment of US$ 2,500 on the administrative expenses. Such payment is non-refundable, and shall be credited to the Claimant’s portion of the advance on costs.
2. The provisional advance fixed by the Secretary General according to Article 30(1) of the Rules shall normally not exceed the amount obtained by adding together the administrative expenses, the minimum of the fees (as set out in the scale hereinafter) based upon the amount of the claim and the expected reimbursable expenses of the Arbitral Tribunal incurred with respect to the drafting of the Terms of Reference. If such amount is not quantified, the provisional advance shall be fixed at the discretion of the Secretary General. Payment by the Claimant shall be credited to its share of the advance on costs fixed by the Court.
3. In general, after the Terms of Reference have been signed or approved by the Court and the provisional timetable has been established, the Arbitral Tribunal shall, in accordance with Article 30(4) of the Rules, proceed only with respect to those claims or counterclaims in regard to which the whole of the advance on costs has been paid.
4. The advance on costs fixed by the Court according to Article 30(2) of the Rules comprises the fees of the arbitrator or arbitrators (hereinafter referred to as “arbitrator”), any arbitration-related expenses of the arbitrator and the administrative expenses.

5. Each party shall pay in cash its share of the total advance on costs. However, if its share exceeds an amount fixed from time to time by the Court, a party may post a bank guarantee for this additional amount.
6. A party that has already paid in full its share of the advance on costs fixed by the Court may, in accordance with Article 30(3) of the Rules, pay the unpaid portion of the advance owed by the defaulting party by posting a bank guarantee.
7. When the Court has fixed separate advances on costs pursuant to Article 30(2) of the Rules, the Secretariat shall invite each party to pay the amount of the advance corresponding to its respective claim(s).
8. When, as a result of the fixing of separate advances on costs, the separate advance fixed for the claim of either party exceeds one half of such global advance as was previously fixed (in respect of the same claims and counterclaims that are the subject of separate advances), a bank guarantee may be posted to cover any such excess amount. In the event that the amount of the separate advance is subsequently increased, at least one half of the increase shall be paid in cash.
9. The Secretariat shall establish the terms governing all bank guarantees which the parties may post pursuant to the above provisions.
10. As provided in Article 30(2) of the Rules, the advance on costs may be subject to readjustment at any time during the arbitration, in particular to take into account fluctuations in the amount in dispute, changes in the amount of the estimated expenses of the arbitrator, or the evolving difficulty or complexity of arbitration proceedings.
11. Before any expertise ordered by the Arbitral Tribunal can be commenced, the parties, or one of them, shall pay an advance on costs fixed by the Arbitral Tribunal sufficient to cover the expected fees and expenses of the expert as determined by the Arbitral Tribunal. The Arbitral Tribunal shall be responsible for ensuring the payment by the parties of such fees and expenses.
Article 2
Costs and Fees
1. Subject to Article 31(2) of the Rules, the Court shall fix the fees of the arbitrator in accordance with the scale hereinafter set out or, where the sum in dispute is not stated, at its discretion.
2. In setting the arbitrator’s fees, the Court shall take into consideration the diligence of the arbitrator, the time spent, the rapidity of the proceedings, and the complexity of the dispute, so as to arrive at a figure within the limits specified or, in exceptional circumstances (Article 31(2) of the Rules), at a figure higher or lower than those limits.
3. When a case is submitted to more than one arbitrator, the Court, at its discretion, shall have the right to increase the total fees up to a maximum which shall normally not exceed three times the fees of one arbitrator.

4. The arbitrator’s fees and expenses shall be fixed exclusively by the Court as required by the Rules. Separate fee arrangements between the parties and the arbitrator are contrary to the Rules.
5. The Court shall fix the administrative expenses of each arbitration in accordance with the scale hereinafter set out or, where the sum in dispute is not stated, at its discretion. In exceptional circumstances, the Court may fix the administrative expenses at a lower or higher figure than that which would result from the application of such scale, provided that such expenses shall normally not exceed the maximum amount of the scale. Further, the Court may require the payment of administrative expenses in addition to those provided in the scale of administrative expenses as a condition to holding an arbitration in abeyance at the request of the parties or of one of them with the acquiescence of the other.
6. If an arbitration terminates before the rendering of a final Award, the Court shall fix the costs of the arbitration at its discretion, taking into account the stage attained by the arbitral proceedings and any other relevant circumstances.
7. In the case of an application under Article 29(2) of the Rules, the Court may fix an advance to cover additional fees and expenses of the Arbitral Tribunal and may make the transmission of such application to the Arbitral Tribunal subject to the prior cash payment in full to the ICC of such advance. The Court shall fix at its discretion any possible fees of the arbitrator when approving the decision of the Arbitral Tribunal.
8. When an arbitration is preceded by an attempt at amicable resolution pursuant to the ICC ADR Rules, one half of the administrative expenses paid for such ADR proceedings shall be credited to the administrative expenses of the arbitration.
9. Amounts paid to the arbitrator do not include any possible value added taxes (VAT) or other taxes or charges and imposts applicable to the arbitrator’s fees. Parties have a duty to pay any such taxes or charges; however, the recovery of any such charges or taxes is a matter solely between the arbitrator and the parties.
Article 3
Appointments of Arbitrators
1. A registration fee normally not exceeding US$ 2,500 is payable by the requesting party in respect of each request made to the ICC to appoint an arbitrator for any arbitration not conducted under the Rules. No request for appointment of an arbitrator will be considered unless accompanied by the said fee, which is not recoverable and becomes the property of the ICC.
2. The said fee shall cover any additional services rendered by the ICC regarding the appointment, such as decisions on a challenge of an arbitrator and the appointment of a substitute arbitrator.

Article 4
Scales of Administrative Expenses and Arbitrator’s Fees
1. The Scales of Administrative Expenses and Arbitrator’s Fees set forth below shall be effective as of 1 January 1998 in respect of all arbitrations commenced on or after such date, irrespective of the version of the Rules applying to such arbitrations.
2. To calculate the administrative expenses and the arbitrator’s fees, the amounts calculated for each successive slice of the sum in dispute must be added together, except that where the sum in dispute is over US$ 80 million, a flat amount of US$ 75,800 shall constitute the entirety of the administrative expenses.
A. ADMINISTRATIVE EXPENSES

Sum in dispute (in US Dollars)				Administrative expenses (*)
up to	50 000			$2 500
from	50 001	to	100 000	3.50%
from	100 001	to	500 000	1.70%
from	500 001	to	1 000 000	1.15%
from	1 000 001	to	2 000 000	0.60%
from	2 000 001	to	5 000 000	0.20%
from	5 000 001	to	10 000 000	0.10%
from	10 000 001	to	50 000 000	0.06%
from	50 000 001	to	80 000 000	0.06%
over	80 000 000			$75 800

(*)	For illustrative purposes only, the table on the following page indicates the resulting administrative expenses in US$ when the proper calculations have been made.
B. ARBITRATOR’S FEES

Sum in dispute (in US Dollars)				Fees (**)
				minimum	maximum
up to	50 000			$2500	17.00%
from	50 001	to	100 000	2.00%	11.00%
from	100 001	to	500 000	1.00%	5.50%
from	500 001	to	1 000 000	0.75%	3.50%
from	1 000 001	to	2 000 000	0.50%	2.50%
from	2 000 001	to	5 000 000	0.25%	1.00%
from	5 000 001	to	10 000 000	0.10%	0.55%
from	10 000 001	to	50 000 000	0.05%	0.17%
from	50 000 001	to	80 000 000	0.03%	0.12%
from	80 000 000	to	100 000 000	0.02%	0.10%
over	100 000 000			0.01%	0.05%

(**)	For illustrative purposes only, the table on the following page indicates the resulting range of fees when the proper calculations have been made.

DISPUTE A. ADMINISTRATIVE
SUM IN DISPUTE (in US Dollars)				EXPENSES (in US Dollars) (*)
up to	50 000			2 500
from	50 001	to	100 000	2 500 + 3.50% of amt. over 50 000
from	100 001	to	500 000	4 250 + 1.70% of amt. over 100 000
from	500 001	to	1 000 000	11 050 + 1.15% of amt. over 500 000
from	1 000 001	to	2 000 000	16 800 + 0.60% of amt. over 1 000 000
from	2 000 001	to	5 000 000	22 800 + 0.20% of amt. over 2 000 000
from	5 000 001	to	10 000 000	28 800 + 0.10% of amt. over 5 000 000
from	10 000 001	to	50 000 000	33 800 + 0.06% of amt. over 10 000 000
from	50 000 001	to	80 000 000	57 800 + 0.06% of amt. over 50 000 000
from	80 000 000	to	100 000 000	75 800
over	100 000 000			75 800

(*)	See above

ANNEX 9
(Translation of the State Attorney General’s Official Letter)
Official Letter No. 03161
Quito, September 9, 2008
Captain Camilo Delgado Montenegro
VICE-PRESIDENT
PETROPRODUCCION
Quito
Dear Sir:
This is with reference to your letter 7120-PPR-LEG-2008 of August 21, 2008, received in this Control Entity with record No 08566. The above-referenced letter requests a legal opinion on the draft contract for specific services to develop and produce crude oil in the Pungarayacu Field, in Block 20. The contractor IVANHOE ENERGY ECUADOR INC will contribute with technology, capital, equipment and other goods and services required to fulfill its contractual obligations using the HTL technology owned by IVANHOE ENERGY ECUADOR INC, to improve crude quality, confirm reserves and perform complementary drilling activities in the pre-cretaceous of the Pungarayacu field, in a term of 30 years.
BACKGROUND
The Contracting Committee, through Resolution 794-CEL-2008 dated February 1, 2008, “RESOLVED TO CANCEL RESOLUTION CEL No 653-CEL-2003 of August 3, 2003, WHICH AUTHORIZED INITIATION OF THE COMPETITIVE BIDDING PROCESSES FOR BLOCKS 20 AND 29 IN THE AMAZON REGION”.
Through Official Letter 176-SJ461/DM-2006 dated April 11, 2008, the temporary Minister of Mines and Petroleum, informed the Executive President of PETROECUADOR: “... that the legal basis that would apply in celebrating the contract with IVANHOE to Develop and Exploit Heavy Oil in the Pungarayacu Field of the Ecuadorian Amazon Region will be that of a Contract for Specific Works, Goods and Services, established in Article 17, Hydrocarbons Law, and in the Contracting Regulations for Goods, Works and Services of PETROECUADOR and its Affiliate Companies, issued through Executive Decree No 552 and published in Official Register 194 of October 19, 2007...”

PETROECUADOR’s Executive President, through letter 392-PEP-2008 of June 9, 2008, appointed a Committee to review IVANHOE ENERGY ECUADOR INC’s proposal. On June 10, 2008t, this Committee submitted the “CONCLUSIVE FINAL MINUTES INVOLVING IVANHOE ENERGY ECUADOR INC’s proposal. On June 11, 2008, the Committee submitted “AN ADDENDUM TO THE NEGOTIATING MINUTES REGARDING THE DRAFT CONTRACT TO BE ENTERED BETWEEN PETROECUADOR, PETROPRODUCCION AND IVANHOE ENERGY ECUADOR INC FOR SPECIFIC SERVICES TO DEVELOP AND EXPLOIT CRUDE OIL IN BLOCK 20, PUNGARAYACU FIELD, IN THE AMAZON REGION”. The Legal Committee stated that “among the direct Contracting procedures, Art 23, letter b) of the above-mentioned Regulations1, establishes that this method may be used for unique suppliers when the use of patents or trademarks are involved, which would be the case of Ivanhoe Energy Ecuador Inc.”. The Committee recommended “the Vice-President of PETROPRODUCCION to ask the Contracting Committee to award and authorize celebration of the contract, as provided in Art 7 of the Contracting Regulations”. In addition, it establishes that “In accordance with Art 19 of the Contracting Regulations, the Executive President and the Vice-President will be responsible of implementing the contract award resolution”.
By Letter 2465-VPR-PPR-2008 of June 16, 2008, the Vice-President of PETROPRODUCCION sent the Executive President of PETROECUADOR, for review and decision of PETROPRODUCCION Contracting Committee, the following documents: Conclusive Final Minutes, Addendum to the Negotiating Minutes, and the Draft Contract to be signed by PETROECUADOR, PETROPRODUCCION and IVANHOE ENERGY ECUADOR INC for Specific Services to Develop, Produce and Improve Crude Oil in Block 20, which involves the Pungarayacu Field in the Ecuadorian Amazon Region. The contract is for an undetermined amount.
The Vice-President of PETROPRODUCCION, through Resolution 2008235-VPR-PPR-2008 dated June 17, 2008, Resolved: “To qualify IVANHOE ENERGY ECUADOR INC as the UNIQUE SUPPLIER for using patents of the Heavy-to-Light (HTL) technology, for heavy oil improvement”.
On July 8, 2008, the Technical-Financial Negotiating Committee submitted its Financial-Technical Conclusive Minutes for Development and Production of the Pungarayacu Field, Block 20, which included a technical-financial analysis of the negotiated contract terms. Through letter 3051-PPR-ACUM-2008 of July 22, 2008, the Committee sent to the Executive President of PETROECUADOR the supporting documents, for review and approval by PETROPRODUCCION’S Contracting Committee.
Resolution 024-CC-PPR-2008-07-29, dated July 29, 2008 of PETROPRODUCCION’s Contracting Committee: 1. With the affirmative votes of PETROECUADOR’S EXECUTIVE PRESIDENT AND PETROPRODUCCION’S VICE-PRESIDENT RESOLVED TO AWARD AND AUTHORIZE CELEBRATION OF THE CONTRACT WITH IVANHOE ENERGY ECUADOR INC TO PROVIDE SPECIFIC SERVICES FOR DEVELOPMENT AND PRODUCTION OF CRUDE OIL IN THE PUNGARAYACU FIELD, BLOCK 20, BY CONTRIBUTING WITH TECHNOLOGY, CAPITAL AND MACHINERY/EQUIPMENT AND OTHER GOODS AND SERVICES NEEDED TO COMPLY WITH ITS OBLIGATIONS. THE COMPANY WILL USE ITS PATENTED HTL™ (HEAVY-TO-LIGHT) TECHNOLOGY TO IMPROVE CRUDE OIL QUALITY, CONFIRM RESERVES AND CARRY OUT COMPLEMENTARY EXPLORATION ACTIVITIES IN THE PRE-CRETACEOUS OF THE PUNGARAYACU FIELD, AT ITS OWN RISK AND EXPENSE AND DURING A TERM OF 30 YEARS...”

[1]	Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies.

Resolution No 024-CC-PPR-2008-07-29 of July 29, 2008 does not indicate the contract price.
Draft Contract:
Clause 2: BACKGROUND, item 2.5 reads: “PETROECUADOR’s Contracting Committee, in accordance with the provisions of Article 7 of the Contracting Rules and Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies, authorized the Executive President of PETROECUADOR and the Vice-President of PETROPRODUCCION to sign this Contract”.
Clause 9: CONTRACTUAL PAYMENT AND PAYMENTS TO CONTRACTOR, item 9.1 establishes that: During the life of this Contract, CONTRACTOR will receive payment every month (Contractual Payment). Such payment will be calculated taking into account the number of Fiscalized Production barrels produced in Block 20 during that month.
Clause 15: Registrations and Value of Contract, item 25.2 — Undetermined Amount of Contract: Given the nature of this Contract, its value is not quantifiable on the date of its execution. Therefore...it is of undetermined amount.
ANALYSIS:
The documents attached to the request made by PETROECUADOR and PETROPRODUCCION to this Control Entity for issuance of a report indicate that given de nature of the Contract to be celebrated, it is of undetermined amount. Therefore, it does not establish submittal by contractor of a Performance Bond.
PETROECUADOR indicates that it is a Direct Contracting, as established in Art 17 of the Hydrocarbons Law, as set forth in Articles 23 and 24 of the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies. In addition, it indicates that in accordance with Art 33 of its Manual, IVANHOE ENERGY ECUADOR is the unique supplier of the “Heavy-to-Light” (HTL™) technology, owned and patented by IVANHOE ENERGY ECUADOR and its Related Companies. The company has been qualified in PETROECUADOR and financing will be at the contractor’s expense.

Based on the above, please be informed as follows:
Art. 18 of the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies establishes that depending on the contract value and prior to celebrating the contract, the companies must have a report from the Nation’s Attorney General. In addition, Article 47 of its Manual establishes that all types of contracts will require a report from the Nation’s Attorney General if the contract value exceeds the base amount established for Competitive Bidding.
The Organic Law for the Office of the Nation’s Attorney General establishes that the Nation’s Attorney General will issue reports on any contracts celebrated by the Government Entities included in Article 18 of the Political Constitution, as well as on those involving private companies which use public resources, if the contract value exceeds the amount established fro Competitive Bidding.
In view of the above and since PETROECUADOR and PETROPRODUCCION established that the Contract is of UNDETERMINED AMOUNT, the contract does not meet the facts set forth in the Nation’s Attorney Office Organic Law, nor the provisions of the Contracting Regulations and Manual involving Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador and its Affiliate Companies and does not require a report from the Control Entity. Therefore, I abstain from issuing such report.
Notwithstanding the above, the Executive President of PETROECUADOR, the Vice-President of PETROPRODUCCION and the members of the Direct Contracting Negotiating Committee and other officials who participated in the process will be responsible to determine if the scope of the works and the technical-financial conditions apply to the Contracting of specific works, goods and services for development, production or complementary exploitation of oil fields/areas with proven reserves reverted to the State or discovered with government resources, or fields exploited by PETROPRODUCCION where the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador and its Affiliate Companies apply, and do not involve service contracts for hydrocarbon exploration and exploitation. . They will also be liable for the technical and financial issues agreed, as dictated by the Ecuadorian Legislation on any contractual provision, and will abide by the legal, regulatory and administrative provisions involving Direct Contracting, contract award, price, payment terms, term, legalization and implementation, as established in Article 54 of the Nation’s Attorney General Organic Law and the Contracting regulations of PETROECUADOR and its Affiliate Companies.
By the Nation’s Attorney General
Sincerely yours,
Dr. Gustavo Ramos Puertas
NATION’S DEPUTY ATTORNEY GENERAL, AT INTERIM
cc: State Comptroller’s Office

ANNEX 10
(Translation of the State Comptroller’s Office Official Letter)
Official Letter No. 024563 DCP

Department:	PUBLIC CONTRACTING BUREAU

Subject:	Specific services to develop, produce and improve crude oil in Block 20.
Quito, September 29, 2008
Captain Camilo Delgado Montenegro
Vice-President
PETROPRODUCCION
Ave. de los Shyris No. 34-382 y Portugal
Fax: 2449-000
Quito
Dear Sir:
This is in response to your Official Letters 7119-PPR-LEG-2008 and 7727-PPR-LEG-2008, dated August 21 and September 5, 2008, respectively; the latter received in our office on September 8. The above-mentioned letters request the report required by Law for the specific services draft contract for crude oil development, production and improvement in Block 20, which includes the Pungarayacu Field in the Ecuadorian Amazon Region, which will be signed with IVANHOE ENERGY ECUADOR INC. The contract is for an undetermined amount and the term is 30 years from the date of contract execution.
BACKGROUND
1.
On June 5, 2007, the Central University of Ecuador signed a Cooperation Agreement with IVANHOE ENERGY ECUADOR INC., creating a strategic partnership with said company to obtain oil projects and, subsequently, upon allocation to the University of the oil blocks (Oil Project Areas), evaluate, develop and exploit such areas. It was agreed that after the signing of the agreement, the Parties would negotiate a detailed agreement (Partnership Contract) reflecting the results of the discussions and consultations, including the creation of a Partnership Committee.

Based on this Agreement, the University would obtain rights to develop, operate and exploit the oil projects prospecting areas, in partnership with PETROECUADOR, as established in the Hydrocarbons Law and its regulations. The University would take the necessary steps to obtain all the technical data for the project areas covered by the Agreement. On the other hand, IVANHOE would be responsible to prepare and implement a technical plan to evaluate, develop and exploit the first project areas selected by the Parties. The parties also agreed that they would jointly develop and negotiate all contracts and/or operation agreements for oil projects signed with the Ecuadorian Government.

2.
The Vice-President of PETROPRODUCCION, taking into account:: a) The “Cooperation Agreement between the Central University of Ecuador and IVANHOE ENERGY ECUADOR INC.” b) IVANHOE ENERGY ECUADOR INC’s letter dated October 29, 2007, to the Constitutional President of Ecuador, stating the company’s interest to participate in the exploration and development of the Pungarayacu Oil field, using its patented Heavy-to-Light (HTL) technology to process heavy oil. c) The formal proposal for the integral economic development of the Pungarayacu Field, was submitted to PETROECUADOR on December 6, 2007, for analysis by the Ecuadorian Government and to reach a possible agreement. d) The visit made by a commission appointed by the Vice-President of PETROPRODUCCION to company facilities in Bakersfield, California, USA, to study and verify the technical conditions of the Heavy-to-Light (HTL) system proposed by IVANHOE ENERGY ECUADOR INC. e) PETROECUADOR’s Executive President indicated that the visit made to company facilities by PETROPRODUCCION’s committee deemed valuable using the experience, technology and financial capacity of IVANHOE ENERGY ECUADOR INC., and that the company would be willing to make immediately an initial investment of US$2,000,000.00 dollars to begin the development process of the Pungarayacu Field, in accordance with PETROPRODUCCION’s requirements. f) The company submitted documentation proving that it is the owner of the patented Heavy-to-Light (HTL) technology, and therefore, it is the unique supplier and owner of such technology, in accordance with the provisions of letter b), Article 23 of the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its affiliate companies. RESOLVED: 1) qualifying IVANHOE ENERGY ECUADOR INC. as the unique supplier of the Heavy-to-Light (HTL) technology to improve heavy oils. 2) Order that the resolution be registered, numbered and notified to all areas of the Affiliate Company; and, 3) Order the Chief of the Contracts Coordination Unit to implement the resolution, as established in Resolution No 2008235 dated June 11, 2008.

3.
The “Technical-Financial Final Minutes for Development and Production of the Pungarayacu Field, Block 20” were signed on July 8, 2008 by the Technical-Financial Negotiations Committee, appointed by the Vice-President of PETROPRODUCCION, and IVANHOE ENERGY ECUADOR INC representatives, which included the financial terms and conditions. Such document will be included in the contract.

4.
PETROPRODUCCION’s Contracting Committee authorized execution of the contract with IVANHOE ENERGY ECUADOR INC, at its meeting of July 29, 2008, through Resolution 024-CC-PPR-2008-07-29 dated July 29, 2008 as follows: “...1. PETROECUADOR’S EXECUTIVE PRESIDENT AND PETROPRODUCCION’S VICE-PRESIDENT VOTED IN FAVOR OF AWARDING AND AUTHORIZING EXECUTION OF THE CONTRACT WITH IVANHOE ENERGY ECUADOR INC. THE CONTRACT IS TO PROVIDE SPECIFIC SERVICES FOR DEVELOPMENT AND PRODUCTION OF CRUDE OIL IN THE PUNGARAYACU FIELD, BLOCK 20, BY CONTRIBUTING WITH TECHNOLOGY, CAPITAL AND MACHINERY OR EQUIPMENT AND OTHER GOODS AND SERVICES NEEDED TO COMPLY WITH ITS OBLIGATIONS. THE COMPANY WILL USE ITS PATENTED HTL (HEAVY-TO-LIGHT) TECHNOLOGY TO IMPROVE CRUDE OIL QUALITY, CONFIRM RESERVES AND CARRY OUT COMPLEMENTARY EXPLORATION ACTIVITIES IN THE PRE-CRETACEOUS OF THE PUNGARAYACU FIELD, AT ITS OWN RISK AND EXPENSE AND DURING A TERM OF 30 YEARS. MR. JORGE LUIS GONZALEZ, DELEGATE OF PETROECUADOR’S BOARD OF DIRECTORS REFRAINED FROM VOTING AND EXPLAINED THAT SINCE HE WAS NEW IN PETROPRODUCCION’S CONTRACTING COMMITTEE HE WAS NOT FULLY KNOWLEDGABLE OF THE BACKGROUND OR TECHNICAL/FINANCIAL ANALYSIS THAT SERVED AS BASIS TO AWARD THE CONTRACT. THE CONTRACT WAS AWARDED WITH THE FOLLOWING RECOMMENDATIONS: THE CONTRACT MUST INCLUDE AS QUALIFYING DOCUMENT THE MINUTES SIGNED ON JUNE 10, 2008. CLAUSE TWO OF THE CONTRACT, BACKGROUND, MUST STATE ALL THE ANNEXES, NEGOTIATION MINUTES AND DOCUMENTS THAT SERVED AS BASIS DURING THE NEGOTIATIONS PROCESS. 2. AUTHORIZE THE EXECUTIVE PRESIDENT OF PETROECUADOR AND THE EXECUTIVE VICE-PRESIDENT OF PETROPRODUCCION TO EXECUTE THE CONTRACT WITH IVANHOE ENERGY ECUADOR INC..., UPON ISSUANCE OF THE REPORTS BY THE STATE COMPTROLLER’S OFFICE AND THE NATION’S ATTORNEY GENERAL OFFICE. — THIS RESOLUTION IS FOR IMMEDIATE IMPLEMENTATION.

5.
Article 2, letters b) and c) of the Substitute Regulations for Delegation of Signatures in official documents of the State Comptroller’s Office, issued through Agreement No 016-CG, published in Supplement of Official Register No 395 of August 4, 2008, establish that the Deputy Comptroller General will sign all reports involving public sector draft contracts, in the amounts set forth in the Call for Bid and the Competitive Bidding Process, as established by Law.

6.
Transitory Provision 5 of the General Regulations for the Public Contracting National System, issued through Supplement to Official Register 399 of August 8, 2008, establishes that Contracting processes which begun before the above-referenced Law entered in force, involving entities that were not subject to the Public Contracting Law, will abide by the regulations that were applicable to them at the time the process begun. The top authority of the entity involved will be fully responsible for it.

LEGAL BASIS
Upon reviewing the documentation submitted, we have established that the review process carried out by the support committees and the officials from the Ministry of Mines and Petroleum and PETROPRODUCCION, the Contracting process used as reference the following rules of procedure:
HYDROCARBONS LAW
Art. 2 — (Replaced by Law 101, O.R. 306, 13-08-1982; paragraph 1 replaced, paragraphs 2 and 3 added by Article 1 of Law 44, O.R. 326, 29-11-1993; par. 3 amended and par. 4 added by Law 49, O.R. 346, 28-12-1993; par. 6 amended by Art. 24 of Law 45, O.R. 283, 26-09-1989). The State will explore and exploit the reservoirs mentioned in the preceding article, directly through PETROECUADOR. PETROECUADOR may perform such activities either directly or through partnership agreements, sharing agreements, service contracts for hydrocarbon exploration and exploitation, or other contractual systems established in the Ecuadorian legislation. It may also create semipublic companies with national and international enterprises legally establish in Ecuador.
Contracts for exploration and exploitation of marginal oil fields are those executed by the State trough PETROECUADOR. Subject to the provisions of paragraph 1, Article 46 of the Political Constitution of Ecuador, such contracts authorize contractors to explore and exploit marginal production oil fields currently exploited by PETROPRODUCCION, by making all the investments required by the additional exploration and exploitation activities.
Marginal oil fields are those qualified by the Ministry of Mines and Petroleum as fields with low operational or financial priority because they are not close to PETROECUADOR’s infrastructure, contain heavy oil or require very expensive recovery techniques. The additional exploitation and exploration activities, however, must represent greater technical and financial efficiency in benefit of the State’s interests. These fields may not exceed 1% of the national production rate and will be subject to the international standards for oil reserves conservation. These contracts are awarded through a competitive bidding process organized by the Special Committee, as established in Article 19, and shall give priority to national companies in the hydrocarbons sector, either by themselves or in partnership.
Awarding of these contracts shall try to take into account:
a)	The highest amount to be invested in the area,

b)	Minimum production assured, or

c)	Production costs.

PETROECUADOR may procure itself the specific goods or services required or may celebrate contracts for Contracting of specific goods or services, giving priority to national companies, on equal terms. For such purpose, PETROECUADOR will announce on a timely and continuous basis the works and services it may require.
When PETROECUADOR participates in any of the petroleum industry stages, through its Affiliate Companies or celebrates contracts of any nature whatsoever, PETROECUADOR financial system established in its Special Law shall apply.
The President of Ecuador will allocate from the net income obtained from service contracts to explore and exploit hydrocarbons, the resources required in order to create a permanent investment fund to seek new hydrocarbon reserves. PETROECUADOR will manage this fund, under supervision by the State Comptroller’s Office.
Art. 17 — (Replaced by Art 5, Law 101, O.R. 306, 13-08-1982) — The specific goods and services contracts referred to in paragraph two, Article 2, are those by which a company undertakes to implement specific works or services for PETROECUADOR, contributing with technology, capital and equipment required to comply with the contractual obligations, in exchange for a price or cash compensation. The parties will agree on the price and payments terms, as established by Law.
Note — Reference in this article to paragraph two, Art. 2 actually applies to paragraph 5, Art. 2 of the Law.
Art. ... — (Added by Art. 6, Law 44, O.R. 326, 29-11-1993) — In addition to the contractual methods established in article 3, PETROECUADOR, if convenient to the State’s interests, may also execute operating contracts for construction, operation of main oil pipelines, fuel pipelines and gas pipelines, terminals and hydrocarbon processing plants with national or foreign companies well reputed and legally incorporated in Ecuador. Such companies may create their own partnerships. Contractors may operate the fuel pipelines, gas pipelines, terminals and processing plants. Upon termination of the construction and operation contract, the provisions of Article 29, paragraph 2 shall apply.
Art. 23 — (Replaced by Art. 9, Law 44, O.R. 326, 29-11-1993) — The exploration period in all crude oil exploration and exploitation contracts, will be of up to four (4) years, extendable for two (2) additional years, upon prior justification by contractor and authorization by PETROECUADOR. Operations shall begin in the area within the first six (6) months from the date the contract is registered at the Hydrocarbons Registry. The registration shall take place within thirty (30) days from execution of the corresponding contract.
In all contracts, the crude oil exploitation period may last up to twenty (20) years, extendable by PETROECUADOR in accordance with the development plan for the area, if it is convenient to the State’s interests.

Art. 81 — Hydrocarbon exploration and exploitation contracts, as well as the routes for the oil and gas pipelines, location of refineries and hydrocarbon or petrochemical industrial facilities shall be subject to review by the Joint Command of the Armed Forces, in order that it issues its opinion, as required by the National Security Law.
Art. 93 — (Replaced by Art. 24, Law 45, O.R. 283, 26-09-1989) — All works, services, Contracting of equipment and other goods, or the purchase/sale of hydrocarbons engaged by PETROECUADOR and its Affiliate Companies in compliance with this Law, shall be implemented and monitored in accordance with the procedures of this Special Law and its regulations.
Contracting Regulations for specific works, goods and services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies.
Art. 7 — Entities and officers responsible of awarding and executing contracts in PETROECUADOR and its Affiliate Companies — The officers responsible to award and celebrate contracts are as follows:
a)
The Contracting Committee, comprised by one delegate from PETROECUADOR’s Board of Directors, PETROECUADOR’s Executive President and the Vice-President of the corresponding Affiliate Company will award contracts that exceed 1% of PETROECUADOR’s consolidated budget. In contracts executed by PETROECUADOR and depending on the contract purpose, the committee will also include the Manager of the Area that will be using such goods or services; ....

Art. 19 — Execution — PETROECUADOR’s Executive President and the Vice-President of the corresponding Affiliate Company will be the liable to execute the award resolution and to make all technical, financial, legal and administrative decisions for implementation of the contract.
Art. 23 — Direct Contracting — This exception process will apply in the following events:
b)
Contracting of goods or services unique in the marketplace and with a unique supplier or which involve the use of patents or trademarks, as well as purchases made abroad with the manufacturer and the maintenance and repair at the manufacturer authorized workshops, qualified in advance by the Executive President of PETROECUADOR or the vice-presidents of the Affiliate Companies.

In all direct Contracting processes, PETROECUADOR’s Executive President or the vice-presidents of each Affiliate Company may appoint an official or a committee to develop the corresponding process, in order that they prepare a report to support the corresponding direct contract award.

These Contracting processes do not require previous registration of individuals or companies.
In the event that a direct Contracting process is not completed, the responsible officer will prepare the corresponding report before closing the process. Codification of the Contracting Manual for specific works, goods and services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR, and its Affiliate Companies.
Art. 7 — Officials Responsible to Award and Sign Contracts
1.
The Contracting Committee of PETROECUADOR comprises one delegate from PETROECUADOR’s Board of Directors, PETROECUADOR’s Executive President and the manager of the area that will use the goods or services, depending on the contract purpose. This committee awards contracts not exceeding 1% of PETROECUADOR’s consolidated annual budget and authorizes the Executive President to execute the contract.

2.
The Contracting Committee of the Affiliate Companies comprises one delegate from PETROECUADOR’s Board of Directors, PETROECUADOR’s Executive President and the Vice-President of the corresponding Affiliate Company. This committee awards contracts not exceeding 1% of PETROECUADOR’s consolidated annual budget and authorizes the Vice-President of the corresponding Affiliate Company to execute the contract.

3.
PETROECUADOR’s Executive President awards and celebrates contracts with amounts ranging between 0,05 and 1% of PETROECUADOR’s consolidated annual budget, as well as corporate contracts of any amount and which involve activities of PETROECUADOR with one or several of its Affiliate Companies.

Corporate contracts are those whose purpose involve PETROECUADOR with one or several activities of its Affiliate Companies.
4.
The vice-presidents of the corresponding Affiliate Companies and the managers or top authorities of the actual units created or to be created on a temporary basis, award and celebrate contracts with values ranging between 0,05% and 1% of PETROECUADOR’s consolidated annual budget.

5.
The executives that follow in rank to the President of PETROECUADOR and the Vice-Presidents of the Affiliate Companies and the managers or top authorities of the actual units created or to be created on a temporary basis, award and celebrate contracts if the contract amount reaches 0,0075% and is lower than 0,05% of PETROECUADOR’s consolidated annual budget.

6.
The officials following in rank the level established in the preceding paragraph, as dictated by the structure of each Affiliate or Temporary Unit, will award and sign contracts abiding by the amounts and procedures set forth in Annex 1, which is an integral part of this manual,. The contract amount may not exceed 0,0075% of PETROECUADOR’s consolidated annual budget (cc Art 7 r).

As regards to contracts with undetermined amounts, the proposed contract and contract award will be under the responsibility of the Executive President of PETROECUADOR, the Vice-Presidents of the Affiliate Companies or the Managers/top authorities of the actual units created or to be created on a temporary basis, as applicable.
Art. 33 — Situations that justify a direct Contracting
Direct Contracting will only apply in the events foreseen in Art 23 of the Contracting regulations, upon prior issuance of the corresponding resolution that qualifies using such method...
In the event of a unique supplier, national or foreign, which is unique in the marketplace or in cases involving the use of patents, the offer or shall justify such condition by submitting the supporting documents. In the event of standardization of trademarks, a reasoned resolution is required. Qualification of exceptions will be the responsibility of the executive president, the vice-presidents of the Affiliate Companies, the Managers/top authorities of the actual units created or to be created on a temporary basis, as applicable.
Contractings foreseen in letter d), Art 23 of the Contracting regulations, notwithstanding the contract amount, legal, technical and financial conditions, and observing the scope of their authority, will require approval by PETROECUADOR’s Executive President, the Affiliate Companies’ vice-presidents, managers/top authorities of the actual units created or to be created on a temporary basis.
Hiring of professional services, national or foreign, shall meet the following requirements:
a)	The user area shall justify the need from a technical and financial point of view.
b)	If a foreign company will provide professional services, such company must be domiciled in Ecuador and/or designate a representative, as applicable.
c)	Foreign individuals residing in the country shall comply with all the legal requirements applicable in Ecuador to provide professional services.
Direct Contracting may include a screening and competencies process among bidders, in order to obtain optimum Contracting conditions for PETROECUADOR and its Affiliate Companies.

ANALYSIS
1.
The Board of Director’s Secretary, at interim, through memo No 113-SDD-2008 of June 13, 2008, notified the Vice-President of PETROPRODUCCION regarding Resolution 44-DIR-2008, adopted during the meeting held on Monday, May 19, 2008, ratified on June 10, 2008. Such resolution states as follows: “...In view that the specific services contract with IVANHOE had to be signed by March 2008 to develop and produce heavy oil in the Pungarayacu Field, using IVANHOE’s state-of-the-art patented technology; and, taking into account that contracts shall include a price per barrel produced, which include costs, expenses, investments and reasonable profits, the Board resolved to ask IVANHOE to submit its offer within 30 days. In the event that IVANHOE does not submit its offer as required, PETROPRODUCCION will prepare the terms and conditions for a competitive bidding process”.

Upon reviewing the above Resolution, we observe that the Board of Directors thought at a time in implementing a competitive bidding process at national and international level.
2.	As regards to the legal basis used in the various documents attached to the paperwork, it is observed that PETROECUADOR and its Affiliate PETROPRODUCCION did not observe:
•	The provisions of Article 17, Hydrocarbons Law, which establishes that the price and payment terms will be agreed by the parties. The contract is for an undetermined amount.
•
The provisions of paragraph 2, Article 23 of the Hydrocarbons Law, contract term. The contract establishes a term of 30 years, while the legal provision establishes a maximum term of 20 years, extendable by mutual agreement.

•
The provisions of Article 81 of the above-referenced Law, which establishes that hydrocarbon exploration and exploitation contracts shall be reviewed by the Joint Command of the Armed Forces, in order that it issues its opinion, as required by the National Security Law.

3.
As established in letter a), Article 7 of the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies, participation of the various entities will depend on the contract price.

The contract is for an undetermined amount and the provisions of the last paragraph, Article 7, of the Contracting Manual’s Codification for specific works, goods and services of PETROECUADOR and its Affiliate Companies were applicable. Therefore, PETROECUADOR’s Executive President, the Affiliate Companies’ vice-presidents or the managers/top authorities of the actual units created or to be created on a temporary basis had capacity to award the contract, as applicable.

4.
Clause 12, “Solution of Disputes”, sub-clause 22.1, first paragraph, involving arbitration, does not observe the provisions of Article 14, Political Constitution, which establishes that contracts entered in Ecuador by Government entities with foreign individuals or companies, are not subject to foreign jurisdiction.

OPINION
Article 18 of the Contracting Regulations for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador, PETROECUADOR and its Affiliate Companies sets forth that PETROECUADOR or its Affiliates, prior to signing the contract shall have the opinion of the Nation’s Attorney General and the State Comptroller’s Office, if required due to the contract price. Article 47, Contracting Manual Codification for Specific Works, Goods and Services of Empresa Estatal Petróleos del Ecuador and its Affiliate Companies provides that contractual methods foreseen in Chapter V of the Contracting Regulations, if the price exceeds the base amount established for a competitive bidding process, will require simultaneous opinion by the Nation’ Attorney General and the State Comptroller’s Office.
Item 16, Article 31 of the State Comptroller’s Office Organic Law establishes that the legal opinions requested by Government entities are issued when the contract price is equal or higher than the price established by Law for Competitive Bidding.
It is observed that the above provisions condition the opinion of Top Control Entities to the existence of a minimum amount. Therefore, in view that the contract is for an undetermined amount, as established in clauses 9 and 15, the contract does not meet the feasibility budgets for issuance of a report.
Upon reviewing the paperwork submitted, the State Comptroller’s Office abstains from issuing the report required by Law regarding the draft contract sent for review.
In accordance with the provisions of Article 120, Political Constitution, the officials of PETROECUADOR and its Affiliate Company PETROCOMERCIAL that participate in the Contracting process and any decisions taken by them will not be exempt of liability for their actions or omissions in performing their duties.
Sincerely,
By the State’s Comptroller
Dr. Eduardo Muñoz Vega
Deputy State’s Comptroller, at interim

ANNEX 11
(Translation of the State Comptroller’s Office Official Letter)
Official Letter No. 025181 DCP

Department:	PUBLIC CONTRACTING BUREAU

Subject:	Services to develop, produce and improve crude oil.
Quito, October 2, 2008
Captain Camilo Delgado Montenegro
Vice-President
PETROPRODUCCION
Quito
Dear Sir:
This is with reference to Official Letter 8629 PPR-LEG-2008 dated October 2, 2008, with observations regarding Official Letter 024563 DCP of September 29, 2008, by which this entity abstained from issuing an opinion on the draft contract for specific services to develop, produce and improve crude oil in Block 20, which includes the Pungarayacu Field in the Ecuadorian Amazon Region. The contract is to be signed with IVANHOE ENERGY ECUADOR INC for an undetermined amount and has a term of 30 years from execution of the contract.
Please note that the observations contained in the abstention report are for referential purposes. Therefore, since such observations are not an integral part of the report required by Law, as established in the State Comptroller’s Office Organic Law, they are not binding. Consequently, your entity could celebrate the contract if it is beneficial to public interests.
Sincerely yours,
By the State’s Comptroller
Dr. Eduardo Muñoz Vega
Deputy State’s Comptroller, at interim

ANNEX 12
(Pungarayacu Field Development)

NOBOA, PEÑA, LARREA & TORRES, LOGO
October 14, 2008
Mr. Oscar Blake
Legal Counsel
IVANHOE ENERGY (USA) INC
Av. Suite 400
Bakersfield, California
U.S.A.
Dear Sir:
Having revised and compared the Spanish and English translation of “The Specific Services Contract for Development, Production and Upgrading of Crude Oil in Block 20 (Pungarayacu Oil Fiel) in the Ecuadorian Amazon Region” (THE CONTRACT), I hereby certify the following:
a.	That the English translation to THE CONTRACT is accurate in form and content and do not violate any Ecuadorean Law.
Kind Regards,
/s/ Mario Larrea
Mario Larrea
Attorney at Law